      AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MAY 9, 1996


                                                       REGISTRATION NO. 333-2788
- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------

                                AMENDMENT NO. 2
                                       TO
                                    FORM S-3
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933

                            ------------------------
                       HEALTH SYSTEMS INTERNATIONAL, INC.
             (Exact name of registrant as specified in its charter)

         DELAWARE                 95-42288333
      (State or other          (I.R.S. Employer
      jurisdiction of         Identification No.)
     incorporation or
       organization)

                           --------------------------

    21600 OXNARD STREET      225 NORTH MAIN STREET
 WOODLAND HILLS, CA 91367      PUEBLO, COLORADO
      (818) 719-6978                 81003
                                (719) 542-0500

            (Addresses, including zip codes, and telephone numbers,
            including area codes, of registrant's executive offices)
                           --------------------------
                          B. CURTIS WESTEN, JR., ESQ.
              SENIOR VICE PRESIDENT, GENERAL COUNSEL AND SECRETARY
                             225 NORTH MAIN STREET
                             PUEBLO, COLORADO 81003
                                 (719) 542-0500
           (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)
                           --------------------------

                                   COPIES TO:

         Bernard S. Kramer, Esq.                Robert M. Smith, Esq.
         McDermott, Will & Emery                  Dewey Ballantine
         227 West Monroe Street                 333 South Hope Street
      Chicago, Illinois 60606-5096              Los Angeles, CA 90071
             (312) 984-7773                        (213) 617-6535

                           --------------------------

        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
   As soon as practicable after the Registration Statement becomes effective.

    If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. / /

    If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. / /

    If the Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / /
                           --------------------------


                        CALCULATION OF REGISTRATION FEE



                                                                                 PROPOSED MAXIMUM
                                                               PROPOSED MAXIMUM     AGGREGATE         AMOUNT OF
          TITLE OF EACH CLASS OF               AMOUNT TO BE     OFFERING PRICE       OFFERING        REGISTRATION
        SECURITIES TO BE REGISTERED             REGISTERED      PER SHARE (1)       PRICE (1)         FEE (2)(3)
Class A Common Stock ($.001 per share).....     9,580,884           $32.50         $311,378,730          N/A



(1) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) of the Securities Act, based upon the average of the high and low sales prices on the New York Stock Exchange for shares of Class A Common Stock on May 8, 1996.


(2) As determined pursuant to Rule 457(f)(1) of the Securities Act by multiplying 1/29th of 1% by the product of the amount to be registered and the proposed maximum offering price per share.


(3) This fee has been previously paid. This amendment reduces the amount to be registered from 11,500,000 shares to 9,580,884. A fee of $144,741.38 was paid on March 27, 1996.

                           --------------------------

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

                                EXPLANATORY NOTE

    This Registration Statement contains two forms of prospectuses: one to be used in connection with a United States offering to U.S. or Canadian Persons (as defined) (the "U.S. Prospectus") and one to be used in a concurrent international offering to a person other than a U.S. or Canadian Person (the "International Prospectus"). The complete U.S. Prospectus follows this explanatory note. After the U.S. Prospectus are the following alternate pages for the International Prospectus: a front cover page, a "Certain United States Tax Consequences to Non-United States Holders" section and a back cover page. All other pages of the U.S. Prospectus are to be used for both the United States Offering and the International Offering. Each alternate page for the
International Prospectus included herein is labeled "Alternate Page for International Prospectus."

INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

                    SUBJECT TO COMPLETION, DATED MAY 9, 1996


P R O S P E C T U S

                                8,331,204 SHARES

                                                      [LOGO]
                       HEALTH SYSTEMS INTERNATIONAL, INC.
                              CLASS A COMMON STOCK
                                   ---------


    Of the 8,331,204 shares of Class A Common Stock, par value $.001 per share (the "Class A Common Stock"), of Health Systems International, Inc. (the "Company") offered hereby, 3,194,374 shares are being issued and sold by the Company and 5,136,830 shares are being sold by The California Wellness Foundation (the "Selling Stockholder"). The Company will not receive any part of the proceeds from the sale of securities by the Selling Stockholder. Of the 8,331,204 shares of Class A Common Stock offered hereby, 6,664,964 shares are being offered in the United States and Canada (the "U.S. Offering") by the U.S. Underwriters (as defined) and 1,666,240 shares are being offered in a concurrent international offering (the "International Offering" and, together with the U.S. Offering, the "Offering") outside the United States and Canada by the Managers (as defined). The public offering price and aggregate underwriting discount per share are identical for both offerings. See "Underwriting."


    The Company's authorized capital stock includes the Class A Common Stock and Class B Common Stock, par value $.001 per share (the "Class B Common Stock" and, together with the Class A Common Stock, the "Common Stock"), and preferred stock. The rights of holders of Class A Common Stock are identical to the rights of holders of Class B Common Stock, except that each share of Class A Common Stock entitles its holder to one vote and the holder of Class B Common Stock generally has no right to vote. Shares of Class B Common Stock are automatically converted into shares of Class A Common Stock on a one-for-one basis upon the sale or transfer of the Class B Common Stock to an unrelated third party. See "Description of Capital Stock."


    The Company's Class A Common Stock is listed on the New York Stock Exchange, Inc. (the "NYSE") under the symbol "HQ." The last reported sales price of the Company's Class A Common Stock as reported on the NYSE on May 8, 1996 was $31 7/8 per share.



    SEE "RISK FACTORS" STARTING ON PAGE 6 FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED IN CONNECTION WITH AN INVESTMENT IN THE CLASS A COMMON STOCK OFFERED HEREBY.

                                 -------------

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE
     SECURITIES   AND  EXCHANGE  COMMISSION   OR  ANY  STATE  SECURITIES
        COMMISSION PASSED  UPON THE  ACCURACY OR  ADEQUACY OF  THIS
             PROSPECTUS. ANY  REPRESENTATION TO THE CONTRARY IS
                              A CRIMINAL OFFENSE.

                                                    UNDERWRITING                            PROCEEDS TO
                                  PRICE TO         DISCOUNTS AND      PROCEEDS TO THE         SELLING
                                   PUBLIC          COMMISSIONS(1)        COMPANY(2)       STOCKHOLDER (2)
Per Share                            $                   $                   $                   $
Total (3)                            $                   $                   $                   $

(1) The Company and the Selling Stockholder have agreed to indemnify the U.S. Underwriters and the Managers against certain liabilities, including liabilities under the Securities Act of 1933, as amended. See "Underwriting."


(2) Before deducting estimated expenses of $575,134 payable by the Company and $924,866 payable by the Selling Stockholder.



(3) The Selling Stockholder has granted the U.S. Underwriters and Managers a 30-day option to purchase up to 1,249,680 additional shares of Class A Common Stock solely to cover over-allotments, if any. If such option is exercised in full, the total Price to Public, Underwriting Discounts and Commissions, Proceeds to Company and Proceeds to Selling Stockholder will be
    $             , $            , $            and $            , respectively.
    See "Underwriting."


                               ------------------

    The shares of Class A Common Stock are being offered by the U.S. Underwriters named herein, subject to prior sale, when, as and if accepted by them and subject to certain conditions. It is expected that certificates for the shares of Class A Common Stock offered hereby will be available for delivery on
or  about           , 1996, at the offices of Smith Barney Inc., 14 Wall Street,
New York, New York 10005.

                                ----------------

SMITH BARNEY INC.
          DILLON, READ & CO. INC.
                    DEAN WITTER REYNOLDS INC.
                              ROBERTSON, STEPHENS & COMPANY
                                        SALOMON BROTHERS INC
                                                          VOLPE, WELTY & COMPANY

          , 1996

                            ------------------------

    IN CONNECTION WITH THIS OFFERING, THE UNDERWRITERS MAY OVER-ALLOT OR EFFECT TRANSACTIONS WHICH STABILIZE OR MAINTAIN THE MARKET PRICE OF THE CLASS A COMMON STOCK OF THE COMPANY AT A LEVEL ABOVE THAT WHICH MIGHT OTHERWISE PREVAIL IN THE OPEN MARKET. SUCH TRANSACTIONS MAY BE EFFECTED ON THE NEW YORK STOCK EXCHANGE OR OTHERWISE. SUCH STABILIZING, IF COMMENCED, MAY BE DISCONTINUED AT ANY TIME.

    IN CONNECTION WITH THIS OFFERING, CERTAIN UNDERWRITERS MAY ENGAGE IN PASSIVE MARKET MAKING TRANSACTIONS IN THE CLASS A COMMON STOCK ON THE NEW YORK STOCK EXCHANGE IN ACCORDANCE WITH RULE 10B-6A UNDER THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED (THE "EXCHANGE ACT"). SEE "UNDERWRITING."


    FOR NORTH CAROLINA INVESTORS: THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE COMMISSIONER OF INSURANCE OF THE STATE OF NORTH CAROLINA, NOR HAS THE COMMISSIONER OF INSURANCE OF THE STATE OF NORTH CAROLINA RULED UPON THE ACCURACY OR THE ADEQUACY OF THIS DOCUMENT.

                               PROSPECTUS SUMMARY

    THE FOLLOWING SUMMARY IS QUALIFIED IN ITS ENTIRETY BY THE MORE DETAILED INFORMATION AND CONSOLIDATED FINANCIAL STATEMENTS AND NOTES THERETO APPEARING ELSEWHERE IN THIS PROSPECTUS AND IN THE DOCUMENTS INCORPORATED BY REFERENCE INTO THIS PROSPECTUS.

                                  THE COMPANY


    Health Systems International, Inc. (the "Company") is one of the largest managed health care companies in the United States, with more than 1.9 million full-risk and administrative services only ("ASO") members. The Company provides a comprehensive range of health care services through health maintenance organizations ("HMOs") located in the following four regions: California, the Northeast (Connecticut, Pennsylvania and New Jersey), the Northwest (Washington, Oregon and Idaho) and the Southwest (Colorado and New Mexico). Health Net, the Company's HMO subsidiary in California, with approximately 1.34 million members, is the second largest provider of managed health care services in the state. The Company operates a preferred provider organization ("PPO") network, which provides access to health care services to over 4.6 million persons in 38 states, and also owns two health and life insurance companies licensed to sell insurance in 33 states and the District of Columbia.


    The Company's HMOs market their traditional HMO products to employer groups and their Medicare and Medicaid products directly to eligible individuals. Health care services that are provided to the Company's members include primary and specialty physician care, hospital care, laboratory and radiology services, pharmacy services, dental and vision care, skilled nursing care, physical therapy and mental health care. The Company's HMO service networks include approximately 17,500 primary care physicians, 40,500 specialists and 614 hospitals. The Company utilizes sophisticated medical management systems to reduce excess utilization of health care services. The Company is also developing a new medical management system which will utilize clinical protocols and triage procedures to direct members to the most appropriate provider. The Company believes that this new system, which it calls "Fourth Generation Medical Management," will represent a major advance in applying sophisticated information systems to the practice of medicine.

    The Company's growth strategy is focused on increasing enrollment and profitability through (i) continued commercial and Medicare risk enrollment expansion in existing markets, (ii) membership and revenue growth from acquisitions in both new and existing markets and (iii) improving medical management of health plans in new markets and continued refinement of medical management in existing markets. The Company actively seeks to increase growth in its existing markets by increasing penetration of its existing product line through continued investment in its sales and marketing capabilities and by introducing new products that both increase plan flexibility and reach new potential customers, including Medicare and Medicaid recipients. The Company intends to expand on its recent success with its Medicare risk products, which products have experienced rapid enrollment and premium growth throughout the last three years. The Company also plans to capitalize on the breadth and quality of its provider network and its high quality, affordable products to drive enrollment growth in existing markets. The Company also plans to expand into contiguous markets that will allow it to increase enrollment while leveraging its existing infrastructure.

    The Company plans to continue its expansion into geographic areas which the Company believes represent attractive service markets. The Company believes such markets have characteristics including relatively low levels of managed health care and existing health care delivery systems which can benefit from more efficient medical management. The Company has targeted the Northeastern United States as an attractive service market and, in this regard, in 1995 began a strategy of acquiring significant HMO plans in the Northeast with the acquisition of M.D. Health Plan, Inc. ("M.D. Health Plan") operating in Connecticut and Greater Atlantic Health Service, Inc. ("Greater Atlantic") operating in Pennsylvania and New Jersey. These acquisitions, which accounted for 237,125 members at year end 1995, provide the Company with a platform in the Northeast from which to pursue further acquisition and consolidation opportunities. Additionally, the Company intends to utilize its sophisticated medical management capabilities to optimize utilization and increase the profitability of acquired plans.

    As a result of internal expansion and acquisitions, the Company has experienced significant enrollment, revenue and net income growth since 1993. During this time period, enrollment increased from 1.3 million to 1.9 million, revenue increased from $2.0 billion to $2.7 billion, net income increased from $23.8 million to $89.6 million and net income (before merger-related costs) increased from $46.1 million to $101.1 million.


    On April 10, 1996, the Company announced that it intends to take an approximately $34.2 million pre-tax restructuring charge in its second quarter ending June 30, 1996, which will be approximately $0.41 per share after-tax. The charge will cover computer software and hardware write-offs, the costs of a comprehensive restructuring of the Company's Health Net subsidiary and the consolidation of certain operational functions of other subsidiaries. The software and hardware write-offs are related to abandoned development projects at Health Net, which pre-dated the combination of QualMed with the Company in 1994, and hardware obsolesence. The restructuring of Health Net will include a reorganization of its management and operating structure and staff reductions. The Company expects this restructuring to be completed by the end of 1996.



    On May 7, 1996 the Company announced its principal results of operations for the quarter ended March 31, 1996. Revenues increased 27.7% from $627 million in the first quarter of 1995 to $801 million in the first quarter of 1996. Primary earnings per share increased 10.2% from $.49 in the first quarter of 1995 (before merger-related costs) to $.54 in the first quarter of 1996. Total enrollment increased by approximately 178,000, or 10.2%, since the end of the first quarter of 1995 to approximately 1,918,000 commercial and ASO members as of March 31, 1996. Medicare enrollment increased 51% during this period with acquired plans adding approximately 87,000 members. Total enrollment as of March 31, 1996 decreased by approximately 20,000 from December 31, 1995. A decrease in commercial membership of approximately 41,000 was partially offset by increases of approximately 7,000 in Medicare membership, approximately 10,000 in Medicaid membership and approximately 4,000 in ASO membership.


                                  THE OFFERING


Class A Common Stock Offered by the Company........  3,194,374 shares
Class A Common Stock Offered by the Selling
 Stockholder (1)...................................  5,136,830 shares
Common Stock Outstanding after the Offering (2):
  Class A Common Stock (3).........................  27,548,527 shares
  Class B Common Stock (1)(3)......................  20,547,322 shares
Use of Proceeds by the Company.....................  To repurchase 3,194,374 shares of Class
                                                     A Common Stock. See "Use of Proceeds."
New York Stock Exchange Symbol:
  Class A Common Stock.............................  HQ


- ------------------------

(1) Currently, the Selling Stockholder owns 25,684,152 shares of Class B Common Stock constituting all of the issued and outstanding shares of Class B Common Stock and approximately 53.4% of all outstanding shares of Common Stock. Upon completion of the Offering and the repurchase of an amount of shares of Class A Common Stock that is equal to the amount of shares sold by the Company in the Offering, the Selling Stockholder will own 20,547,322 shares of Class B Common Stock or 42.7% of the outstanding shares of Common Stock. See "Principal and Selling Stockholders."



(2) Based on the number of shares of Class A Common Stock and Class B Common Stock outstanding as of May 8, 1996 and excluding 1,013,964 shares of the Class A Common Stock issuable upon the exercise of outstanding stock options, of which options to purchase 959,964 shares of the Class A Common Stock are currently exercisable.


(3) The rights of holders of Common Stock are identical, except that each share of Class A Common Stock entitles its holder to one vote per share on matters presented to the Company's stockholders and the holder of Class B Common Stock generally has no right to vote on such matters. Shares of Class B Common Stock are automatically converted into shares of Class A Common Stock on a one-for-one basis upon the sale or transfer of the Class B Common Stock to an unrelated third party. See "Description of Capital Stock."
                            ------------------------


    UNLESS OTHERWISE INDICATED, THE INFORMATION IN THIS PROSPECTUS ASSUMES NO GRANT OR EXERCISE OF STOCK OPTIONS AFTER MAY 8, 1996 OR THE UNDERWRITERS' OVER-ALLOTMENT OPTION.

                         SUMMARY FINANCIAL INFORMATION

                                                                       YEAR ENDED DECEMBER 31,
                                                        ------------------------------------------------------
                                                            1995          1994          1993        1992 (1)
                                                        ------------  ------------  ------------  ------------

                                                         (IN THOUSANDS, EXCEPT PER SHARE AND OPERATING DATA)
CONSOLIDATED INCOME STATEMENT DATA:
Revenue...............................................  $  2,732,052  $  2,306,162  $  1,957,260  $  1,538,142
Operating income (before merger-related costs)........       122,984       144,504        22,627        68,708
Net income (before merger-related costs) (2)..........       101,085        88,467        46,051        40,276
Net income............................................        89,592        88,075        23,800        40,276
Primary earnings per share (before merger-related
 costs) (2)...........................................  $       2.07  $       1.78  $       0.93  $       0.81
Primary earnings per share............................  $       1.83  $       1.77  $       0.48  $       0.81
Weighted average common shares outstanding
 (primary)............................................        48,831        49,691        49,517        49,456
OPERATING STATISTICS:
Medical loss ratio (3)
  Commercial..........................................         79.4%         79.4%         79.9%         81.4%
  Medicare............................................         88.0%         85.6%         87.9%         83.8%
    Total.............................................         81.0%         80.3%         80.6%         81.5%
Period-end membership:
  Commercial..........................................     1,651,528     1,392,317     1,250,933     1,207,877
  Medicare............................................       133,226        78,690        52,481        20,034
  Medicaid............................................        50,120       --            --            --
  ASO.................................................       104,010         2,815         3,400       --
                                                        ------------  ------------  ------------  ------------
    Total.............................................     1,938,884     1,473,822     1,306,814     1,227,911
                                                        ------------  ------------  ------------  ------------
                                                        ------------  ------------  ------------  ------------


                                                                                                  DECEMBER 31,
                                                                                                    1995 (4)
                                                                                              --------------------
                                                                                                 (IN THOUSANDS)
CONSOLIDATED BALANCE SHEET DATA:
  Cash and equivalents and marketable securities............................................      $    592,561
  Total assets..............................................................................         1,213,711
  Long-term debt, excluding current maturities..............................................           354,080
  Shareholders' equity......................................................................           285,527


- ------------------------

(1) All data prior to February 6, 1992 reflects only QualMed, Inc. ("QualMed") operations since Health Net was not considered a predecessor company prior to its conversion from nonprofit to for profit corporate status (the "Conversion"). See Note 1 to consolidated financial statements included elsewhere in this Prospectus.

(2)  In 1995,  1994 and  1993, the  Company incurred  merger-related costs  on a
    before  tax  basis  of  $20.2  million,  $.7  million  and  $29.7   million,
    respectively.

(3) Medical loss ratio ("MLR") represents health care expenses as a percentage of premium revenues.


(4) All of the net proceeds to the Company from the Offering will be used by the Company to repurchase the same number of shares of Class A Common Stock that the Company sells in the Offering; accordingly, the Offering will have no impact on the total number of outstanding shares of Common Stock or the Consolidated Balance Sheet Data of the Company. Does not reflect the repurchase of 878,748 shares of Class A Common Stock and the exercise of stock options to purchase 647,230 shares of Class A Common Stock which have occurred since December 31, 1995.

           CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

    Certain statements contained under "Management's Discussion and Analysis of Financial Condition and Results of Operations," such as statements concerning future premium rates and the Company's ability to control health care costs, certain statements contained under "Business," such as statements concerning proposed efforts to control health care and administrative costs and the future of the health care industry, and other statements contained herein regarding matters that are not historical facts are forward-looking statements (as such term is defined in the Securities Act of 1933, as amended (the "Securities Act")). Because such forward-looking statements include risks and uncertainties, actual results may differ materially from those expressed in or implied by such forward-looking statements. Factors that could cause actual results to differ materially include, but are not limited to, those discussed herein under "Risk Factors."

                                  RISK FACTORS

CONTROL OVER AND PREDICTABILITY OF HEALTH CARE COSTS

    The Company's profitability depends in large part upon accurately predicting health care costs and upon its ability to control health care costs through underwriting criteria, utilization management and negotiation of favorable provider contracts. The aging of the population and other demographic characteristics and advances in medical technology continue to contribute to rising health care costs. Government-imposed limitations on Medicare and Medicaid reimbursement have also caused the private sector to bear a greater share of health care costs. Changes in health care practices, inflation, new technologies, major epidemics, disasters and catastrophes, clusters of high-cost cases and numerous other factors affecting the delivery and cost of health care are beyond any health plan's control and may adversely affect the Company's ability to predict and control health care costs and claims. In addition, there can be no assurance that provider agreements negotiated in the future will not result in substantially higher health care costs. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Health Care Expenses."

HEALTH CARE REFORM LEGISLATION

    As a result of the escalation of health care costs and the inability of many individuals and employers to obtain affordable health insurance, numerous proposals have been, and may continue to be, introduced in the United States Congress and state legislatures, and other proposals are being considered, relating to health care reform. Among the proposals under consideration are price controls on hospitals, insurance market reforms to increase the availability of group health insurance to small businesses, requirements that all businesses offer health insurance coverage to their employees, the creation of a government health insurance plan or plans that would cover all citizens, mandated health plan benefits, mandated provider payment arrangements and other proposals involving various aspects of plan operations. The Company is not able to evaluate whether any of such proposals or other proposals will be adopted and implemented. However, certain of the proposals, if adopted, could have a material adverse effect on the Company's business. See "Business -- Government Regulation."

GOVERNMENT REGULATION

    The health care industry in general, and HMOs and health insurance companies in particular, are subject to substantial federal and state regulation, including, but not limited to, regulation relating to cash reserves, minimum net worth, licensing requirements, approval of policy language and benefits, mandatory products and benefits, provider compensation arrangements, premium rates and periodic examinations by state and federal agencies. The Company's ability to declare and pay dividends is also limited by state regulations which restrict the Company's subsidiaries' ability to distribute funds to the Company. In addition, many states in which the Company operates are currently considering regulation relating to mandatory benefits, provider compensation, any willing provider legislation and composition of physician networks. Changes in federal and state laws or regulations, if enacted, could increase health care costs and administrative expenses, and changes could be made in Medicare or Medicaid reimbursement rates. There can be no assurance that any future regulatory action by such other governmental agencies will not have an adverse impact on the profitability or marketability of the Company's plans in their respective jurisdictions. See "Business - Governmental Regulation."

COMPETITION AND PREMIUM PRICING

    The managed health care industry is highly competitive, with major competitors including Blue Cross/ Blue Shield plans, other indemnity insurers and other national and regional HMOs, PPOs and third party administrator ("TPA") companies. A number of the Company's competitors are more established in the health care industry and have substantially larger memberships and greater financial resources than the Company. Additional competitors may enter the Company's markets in the future. The Company anticipates that premium pricing will be highly competitive and the Company may not be able to secure adequate premium pricing. In the last two fiscal years, the California commercial market has experienced premium rate decreases due, in large part, to premium reduction initiatives undertaken by large employer groups. The Company believes that there will continue to be premium reduction pressures on HMOs from increasingly sophisticated consumers, such as large employer groups, particularly in the California commercial marketplace. Due to these competitive pricing pressures, the Company does not believe that its California commercial membership will grow significantly in 1996. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business -- Competition."

ACQUISITIONS AND GROWTH

    A significant part of the Company's business strategy is to diversify into new geographic markets through acquisitions. Identifying and pursuing acquisition opportunities, integrating acquired businesses and managing growth requires a significant amount of management time and skill. Although the Company is currently reviewing and contemplating the acquisition of HMOs and other health care-related entities, there are currently no agreements or understandings regarding any such transactions. There can be no assurance that the Company will be able to (i) negotiate acceptable terms with suitable acquisition candidates or that, if negotiated, such acquisitions will be either approved by all relevant regulatory authorities or consummated, (ii) assimilate such acquired companies or (iii) manage future growth.

    The Company also actively seeks to increase growth in its existing markets by increasing penetration of its existing product line through continued investment in its sales and marketing capabilities and by introducing new products that both increase plan flexibility and reach new potential customers including Medicare and Medicaid recipients. There can be no assurance that the Company will be able to successfully implement this strategy as the introduction of new products may be subject to unforeseen costs and regulatory delays.

POTENTIAL LITIGATION

    The Company, like HMOs and health insurers generally, excludes certain health care services from coverage under its plans. The Company is in its ordinary course of business subject to the claims of its enrollees arising out of decisions to restrict treatment or to restrict reimbursement for certain services. The loss of any such claim, if it results in a significant punitive or other damage award or a directive that the Company effect significant changes in its operations, could have a material adverse effect on the Company. In addition, the risk of potential liability under punitive damage theories may increase significantly the difficulty of obtaining reasonable settlements of coverage claims. There can be no assurance that successful claims of enrollees will not have a material adverse effect on the Company's business.

VOLATILITY OF STOCK PRICE

    The trading price of the Class A Common Stock may be subject to fluctuations in response to variations in quarterly operating results, general trends in the health care market, regulatory developments, general economic conditions and other factors.

                                  THE COMPANY

    The Company was incorporated in 1990. The Company is the successor to the business conducted by Health Net, which became a subsidiary of the Company in 1992, and the HMOs and PPO networks operated by QualMed, which combined with the Company in 1994 (the "HSI Combination"). The Company operates and conducts its HMO and other businesses through its wholly and majority owned subsidiaries. Except as the context otherwise requires, the term the "Company" refers to Health Systems International, Inc. and its subsidiaries.

    The Company's principal executive offices are located at 21600 Oxnard Street, Woodland Hills, California 91367, telephone (818) 719-6978 and 225 North Main Street, Pueblo, Colorado 81003, telephone (719) 542-0500.

                                USE OF PROCEEDS


    The net proceeds to be received by the Company from the sale of the 3,194,374 shares of Class A Common Stock offered by the Company are estimated to be $ million, after deducting underwriting discounts and commissions and estimated expenses of the Offering payable by the Company. The Company intends to use all of the net proceeds to the Company from the Offering to repurchase 3,194,374 shares of Class A Common Stock currently held pursuant to the Amended and Restated Health Net Trust Agreement dated as of May 1, 1994 (the "Associate Trust Agreement"), on behalf of certain founding stockholders of the Company at the date of the Conversion (the "Class A Stockholders"). The Associate Trust Agreement was initially entered into in connection with the Conversion and imposes strict restrictions on the ability of the Class A Stockholders to sell or otherwise transfer shares of Class A Common Stock held under the Associate Trust to any entity other than the Company (except in certain limited instances) prior to February 28, 1997. The repurchase price per share to be paid by the Company to repurchase these shares of Class A Common Stock will be equal to the net proceeds per share received by the Company in the Offering.



    The Company will not receive any of the proceeds from the sale of shares of Class A Common Stock by the Selling Stockholder.

                      PRICE RANGE OF CLASS A COMMON STOCK

    The following table sets forth the high and low sales prices of the Company's Class A Common Stock during the last two fiscal years on the NYSE since January 31, 1994, the day the Class A Common Stock first commenced trading. The following quotations are as reported in published financial sources.


                                                                                 HIGH        LOW
                                                                               ---------  ---------
1994
First Quarter (commencing January 31, 1994)..................................  $  29 7/8  $      20
Second Quarter...............................................................     36 3/4     24 1/2
Third Quarter................................................................     29 1/4         22
Fourth Quarter...............................................................     30 5/8     20 3/4

1995
First Quarter................................................................     33 7/8     24 7/8
Second Quarter...............................................................     34 1/8         25
Third Quarter................................................................     30 3/8     27 7/8
Fourth Quarter...............................................................     34 1/4     29 1/4

1996
First Quarter................................................................     37 7/8     30 3/8
Second Quarter...............................................................     37 1/8     30 3/4
Third Quarter (through May 8, 1996)..........................................     37 1/8     29 3/4



    On May 8, 1996, the last reported sales price per share of the Class A Common Stock on the NYSE was $31 7/8 per share.


                                DIVIDEND POLICY


    No dividends have been paid by the Company during the preceding two fiscal years. The Company has no present intention of paying any dividends on its Common Stock. The Company is a holding company and, therefore, its ability to pay dividends depends on distributions received from its subsidiaries, which are subject to regulatory net worth requirements and certain additional state regulations which may restrict the declaration of dividends by licensed managed health care plans and insurance companies. The payment of any dividend is at the discretion of the Company's Board of Directors and depends upon the Company's earnings, financial position, capital requirements and such other factors as the Company's Board of Directors deems relevant. In addition, the Credit Facility (as defined herein) restricts the Company's ability to declare or pay dividends to its stockholders or to purchase, redeem or otherwise acquire shares of its capital stock.

                                 CAPITALIZATION


    The following table sets forth the consolidated capitalization of the Company as of December 31, 1995 on an actual basis. All of the net proceeds to the Company from the Offering will be used by the Company to repurchase the same number of shares of Class A Common Stock that the Company sells in the Offering. The Offering will have no impact on the capitalization of the Company, except that after the Offering, 27,548,527 shares of Class A Common Stock and 20,547,322 shares of Class B Common Stock will be outstanding. See "Use of Proceeds."



                                                                                              DECEMBER 31, 1995(1)
                                                                                              --------------------
                                                                                                 (IN THOUSANDS)
Current maturities of long-term debt........................................................       $    2,340
                                                                                                     --------
                                                                                                     --------
Long-term debt, excluding current maturities................................................          354,080
                                                                                                     --------
Shareholders' equity:
  Preferred Stock, par value $.001 per share; 10,000,000 shares authorized; none issued and
   outstanding..............................................................................               --
  Class A Common Stock, par value $.001 per share; 135,000,000 shares authorized; at
   December 31, 1995, 22,643,030 shares issued and outstanding (2)(3).......................               23
  Class B Common Stock, par value $.001 per share; 30,000,000 shares authorized; at December
   31, 1995, 25,684,152 shares issued and outstanding (3)...................................               26
  Additional paid-in capital................................................................           66,147
  Retained earnings.........................................................................          233,711
  Advances to repurchase 574,869 shares of Class A Common Stock (4).........................          (16,330)
  Unrealized gain on marketable securities held for sale, net...............................            1,950
                                                                                                     --------
Total shareholders' equity..................................................................          285,527
                                                                                                     --------
Total capitalization........................................................................       $  639,607
                                                                                                     --------
                                                                                                     --------


- ------------------------

(1) Does not reflect the repurchase of 878,748 shares of Class A Common Stock and the exercise of stock options to purchase 647,230 shares of Class A Common Stock which have occurred since December 31, 1995.


(2) Excludes 1,618,564 shares of Class A Common Stock issuable upon the exercise of outstanding stock options as of December 31, 1995.


(3) At May 8, 1996, 22,411,697 shares of Class A Common Stock and 25,684,152 shares of Class B Common Stock were issued and outstanding (27,548,527 shares of Class A Common Stock and 20,547,322 shares of Class B Common Stock outstanding after the completion of the Offering and the repurchase of 3,194,374 shares by the Company).


(4) All of such shares were repurchased and cancelled in February 1996.

                      SELECTED CONSOLIDATED FINANCIAL DATA

    The following consolidated financial statement data for each of the years ended December 31, 1995 and 1994 are derived from the consolidated financial statements of the Company audited by Deloitte & Touche LLP, independent auditors. The following consolidated financial statement data for the year ended December 31, 1993 are derived from the consolidated financial statements of the Company audited by Ernst & Young LLP, independent auditors (except with respect to the 1993 QualMed data included therein which information was audited by Deloitte & Touche LLP). The following 1992 and 1991 consolidated financial statement data have been derived from audited consolidated financial statements. The following selected consolidated financial data should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" included elsewhere in this Prospectus and with the consolidated financial statements and related notes and other financial information, which are incorporated herein by reference.

                                                                     YEAR ENDED DECEMBER 31,
                                                ------------------------------------------------------------------
                                                    1995          1994          1993        1992 (1)     1991 (1)
                                                ------------  ------------  ------------  ------------  ----------
                                                              (IN THOUSANDS, EXCEPT PER SHARE DATA)
INCOME STATEMENT DATA:
Revenues:
  Premium revenue.............................  $  2,692,335  $  2,290,601  $  1,943,730  $  1,528,500  $  283,437
  Administrative services revenue.............        39,717        15,561        13,530         9,642      --
                                                ------------  ------------  ------------  ------------  ----------
Total revenue.................................     2,732,052     2,306,162     1,957,260     1,538,142     283,437
Operating expenses:
  Health care.................................     2,180,277     1,838,235     1,567,232     1,245,780     220,368
  Marketing, general and administrative.......       302,870       266,764       262,927       182,650      35,437
  Depreciation and amortization...............        48,140        39,692        34,187        32,677       2,408
  Administrative services expenses............        37,453        15,623        10,837         8,327      --
  Merger-related costs........................        20,164           672        29,725       --           --
                                                ------------  ------------  ------------  ------------  ----------
Operating income..............................       143,148       145,176        52,352        68,708      25,224
Interest income (expense), net................        13,495         5,592          (114)         (679)      2,248
Income taxes..................................       (67,307)      (62,759)      (28,438)      (27,753)     (9,659)
Minority interest in loss of subsidiary.......           256            66       --            --           --
                                                ------------  ------------  ------------  ------------  ----------
Net income....................................  $     89,592  $     88,075  $     23,800  $     40,276  $   17,813
                                                ------------  ------------  ------------  ------------  ----------
                                                ------------  ------------  ------------  ------------  ----------
Net income (before merger-related costs)......  $    101,085  $     88,467  $     46,051  $     40,276  $   17,813
                                                ------------  ------------  ------------  ------------  ----------
                                                ------------  ------------  ------------  ------------  ----------
Primary earnings per share....................  $       1.83  $       1.77  $       0.48  $       0.81  $     1.24
Primary earnings per share (before
 merger-related costs)........................  $       2.07  $       1.78  $       0.93  $       0.81  $     1.24
                                                ------------  ------------  ------------  ------------  ----------
                                                ------------  ------------  ------------  ------------  ----------
Weighted average common shares outstanding
 (primary)....................................        48,831        49,691        49,517        49,456      14,337
                                                ------------  ------------  ------------  ------------  ----------
                                                ------------  ------------  ------------  ------------  ----------
BALANCE SHEET DATA:
Cash and equivalents and marketable
 securities...................................  $    592,561  $    512,372  $    465,602  $    351,268  $   78,759
Total assets..................................     1,213,711       894,397       822,221       771,679     125,262
Long-term debt................................       354,080       158,340       219,922       224,493       4,541
Stockholders' equity..........................       285,527       223,605       154,352       127,316      81,122

- ------------------------
(1) All data prior to February 6, 1992 reflects only QualMed operations since Health Net was not considered a predecessor company prior to the Conversion. See Note 1 to the consolidated financial statements, included elsewhere in this Prospectus.

          MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                           AND RESULTS OF OPERATIONS


RECENT DEVELOPMENTS



    On May 7, 1996 the Company announced its principal results of operations for the quarter ended March 31, 1996. Revenues increased 27.7% from $627 million in the first quarter of 1995 to $801 million in the first quarter of 1996. Primary earnings per share increased 10.2% from $.49 in the first quarter of 1995 (before merger-related costs) to $.54 in the first quarter of 1996. Total enrollment increased by approximately 178,000, or 10.2%, since the end of the first quarter of 1995 to approximately 1,918,000 commercial and ASO members as of March 31, 1996. Medicare enrollment increased 51% during this period with acquired plans adding approximately 87,000 members. Total enrollment as of March 31, 1996 decreased by approximately 20,000 from December 31, 1995. A decrease in commercial membership of approximately 41,000 was partially offset by increases of approximately 7,000 in Medicare membership, approximately 10,000 in Medicaid membership and approximately 4,000 in ASO membership.



    On April 10, 1996, the Company announced that it intends to take an approximately $34.2 million pre-tax restructuring charge in its second quarter ending June 30, 1996, which will be approximately $0.41 per share after-tax. The charge will cover computer software and hardware write-offs, the costs of a comprehensive restructuring of the Company's Health Net subsidiary and the consolidation of certain operational functions of other subsidiaries.



    The software and hardware write-offs are related to abandoned development projects at Health Net, which pre-dated the HSI Combination, and hardware obsolesence. The restructuring of Health Net will include a reorganization of its management and operating structure and staff reductions. The Company expects this restructuring to be completed by the end of 1996.



GENERAL


    Since the HSI Combination in January 1994, the Company has experienced significant growth in both revenue and profitability. Revenue increased to $2.7 billion in 1995, from $2.3 billion in 1994 and $1.9 billion in 1993, net income reached $89.6 million in 1995, up from $88.1 million in 1994 and $23.8 million in 1993 and net income (before merger-related costs) increased to $101.1 million in 1995, up from $88.5 million in 1994 and $46.1 million in 1993. In 1995, with continued commercial premium rate pressures in California, the Company has focused on increasing its presence in the Medicare market in California and, through strategic acquisitions, entering new geographic markets. Medicare membership grew by 69% in 1995 and 50% in 1994. As initial steps in its Northeast expansion plan, the Company in March 1995 acquired M.D. Health Plan, a managed health care company operating in the State of Connecticut, and in December 1995 acquired Greater Atlantic, a managed health care company operating in Pennsylvania and New Jersey.

    Revenue growth in 1995 and 1994 has been due in large part to the significant increases in Medicare risk membership, accounting for $191 million of the $402 million premium revenue increase in 1995 over 1994. The majority of this increase occurred in the Company's California market, where the Medicare risk product was initially offered in 1993. The remaining 1995 increase in premium revenue was a result of the Company's expansion into the Northeast. The acquisition of M.D. Health Plan initially added 59,000 commercial members, which increased to 117,000 by year end, primarily due to the conversion of approximately 52,000 State of Connecticut employees from ASO to full risk membership in July 1995. The Company subsequently acquired Greater Atlantic, a 90,000 member HMO with operations in Pennsylvania and New Jersey. Greater Atlantic's business includes a substantial number of Medicare and Medicaid members. Together, those acquisitions contributed $173 million in premium revenue in 1995. Medicare risk membership growth accounted for $137 million of the $347 million premium revenue increase in 1994 over 1993. The remainder of the 1994 increase was primarily due to increase in commercial HMO membership, which again occurred primarily in the California market. The Company believes that commercial premium rate pressures, particularly in California, will continue in 1996 and, accordingly, the Company will continue to emphasize the growth of its Medicare risk business and expansion into other geographic markets. In addition, the Company is developing products designed to increase its presence in the middle and small group California markets.

    Effective medical management and the recontracting of its largely capitated provider network in California have enabled the Company to maintain a stable MLR, despite industry premium pressures. The

Company's overall MLR increased slightly to 81.0% in 1995 from 80.3% in 1994, primarily due to the increased Medicare risk business in 1995. Medicare risk MLRs typically run higher than commercial ratios due to the higher utilization of services in the senior population. A stable commercial MLR of 79.4% was achieved by the Company in 1995 by renegotiating its provider contracts in California to offset premium pricing pressures and quickly implementing its medical management system in its newly acquired HMO operations in the Northeast.

    Declining marketing, general and administrative expenses (excluding merger-related costs and ASO business) as a percentage of premium revenue over the period of 1993 through 1995 (13.5%, 11.6% and 11.2%, respectively) reflect the Company's ongoing efforts to control costs and increase its membership growth in the higher premium Medicare business. Merger-related costs of $20.2 million incurred in 1995 resulted from the proposed business combination (the "HSI/WellPoint Transaction") with WellPoint Health Networks Inc. and certain commercial operations of Blue Cross of California that was ultimately abandoned.


SUMMARY OF OPERATING RESULTS


                                                                   1995        1994        1993
                                                                ----------  ----------  ----------
Membership at year end:
  Commercial..................................................   1,651,528   1,392,317   1,250,933
  Medicare....................................................     133,226      78,690      52,481
  Medicaid....................................................      50,120      --          --
  ASO.........................................................     104,010       2,815       3,400
                                                                ----------  ----------  ----------
                                                                 1,938,884   1,473,822   1,306,814
                                                                ----------  ----------  ----------
                                                                ----------  ----------  ----------
Revenues:
  Commercial (1)..............................................       80.3%       86.0%       90.6%
  Medicare....................................................       18.2%       13.3%        8.7%
  Administrative services.....................................        1.5%         .7%         .7%
                                                                ----------  ----------  ----------
                                                                    100.0%      100.0%      100.0%
                                                                ----------  ----------  ----------
                                                                ----------  ----------  ----------
Medical Loss Ratio:
  Commercial (1)..............................................       79.4%       79.4%       79.9%
  Medicare....................................................       88.0%       85.6%       87.9%
    Total.....................................................       81.0%       80.3%       80.6%
Marketing, general and administrative expenses as a percentage
 of premium revenue (2).......................................       11.2%       11.6%       13.5%
Depreciation and amortization as a percentage of premium
 revenue (2)..................................................        1.8%        1.7%        1.8%
Net income as a percentage of revenue.........................        3.3%        3.8%        1.2%
Net income (before merger-related costs) as a percentage of
 revenue......................................................        3.7%        3.8%        2.4%

- ------------------------

(1) Amounts shown for 1995 include Medicaid revenues.

(2) Amounts shown are exclusive of administrative services revenues.

PREMIUM REVENUE

    Premium revenue, excluding ASO revenues, increased by $402 million or 17.5% from 1994 to 1995, and by $347 million or 17.8% from 1993 to 1994. The factors that contributed to the 1995 increase over 1994 included Medicare risk membership gains, acquisitions completed in 1995 in the Northeast and continued growth in commercial membership in the Company's existing service areas.
Increased membership, particularly in higher premium Medicare business and in the Northeast, was offset in part by premium rate reductions in the California commercial market. The factors that contributed to the 1994 increase over 1993 included Medicare risk membership gains and membership growth in the commercial business, particularly in California.

    The acquisitions in the Northeast contributed $173 million in premium revenue in 1995. Premium revenue increases in the Company's existing markets are attributable to a combination of membership increases and premium rate changes. Increases in commercial and Medicare risk membership accounted for $316 million of premium revenue increases in 1995 from 1994. Commercial membership increases accounted for $145 million of the increase and Medicare risk membership increases accounted for $171 million. Premium rate decreases in the commercial business resulted in a decrease in premium revenue of $100 million in 1995 and increases in Medicare rates increased premium revenue by $13 million in 1995. The commercial premium rate decreases occurred primarily in California's large employer group base, where organized rate reduction initiatives by large employer groups have been undertaken. The Medicare premium rate increases reflect average Medicare reimbursement rate increases of 4.6% in 1995. On a per member per month ("PMPM") basis, the premium rate changes resulted in a decrease of 3.0% in commercial premium revenue to $118.51 and an increase in Medicare premium revenue of 4.5% to $394.42 in 1995. Overall, Medicare risk business accounted for an increase of $191 million of premium revenue in 1995 over 1994 and commercial business accounted for an increase of $211 million of premium revenue in 1995 over 1994.

    Increases in commercial and Medicare risk membership accounted for $335 million of premium revenue increases in 1994 from 1993. Of this increase, $190 million represented commercial membership increases and $145 million resulted from Medicare risk membership increases. Changes in premium rates in both the commercial business and Medicare risk business accounted for an increase of $12 million of premium revenue in 1994. On a PMPM basis, the premium rate changes resulted in an increase of 1.1% in commercial premium revenue to $122.17 and a decrease in Medicare premium revenue of 4.5% to $377.33 in 1994. The decrease in the Medicare PMPM revenue reflected the growth of the Company's senior plans in areas with lower Medicare reimbursement rates. Overall, Medicare risk business accounted for an increase of $137 million of premium revenue in 1994 compared to 1993 and commercial business accounted for an increase of $210 million of premium revenue in 1994 compared to 1993.

    The aforementioned premium rate decreases in the California market have been, in large part, the result of premium reduction initiatives undertaken by large employer groups. On June 20, 1994, the Bay Area Business Group on Health ("BBGH"), a consortium of 19 large California employers which collectively provides health care benefits for 300,000 employees through HMOs in California, announced premium rate reductions on behalf of eleven BBGH member companies. Similarly, in early 1995, Health Net submitted a proposal to the California Public Employees Retirement System ("CalPERS") for a rate reduction for the CalPERS 1995 to 1996 fiscal year. CalPERS is the Company's single largest employer group with approximately 133,000 members at December 31, 1995 and 110,000 members at December 31, 1994. CalPERS accepted Health Net's proposal for a 7.2% rate decrease for its 1995 to 1996 fiscal year from its 1994 to 1995 fiscal year rates. In 1995, BBGH expanded to include large employer groups in other western states and was renamed the Pacific Business Group on Health (the "Pacific Business Group"). Similar rate reductions were also submitted to other large employer groups in 1995. Management of the Company believes that in 1996 there will continue to be premium pressures on HMOs from increasingly sophisticated consumers such as the Pacific Business Group and CalPERS, particularly in the California marketplace. Due to these competitive pricing pressures, the Company does not believe that its California commercial membership will grow significantly in 1996.

    The Company's ASO business accounted for $39.7 million in revenue in 1995, contributing $15.6 million and $13.5 million to overall revenues for 1994 and 1993, respectively. The Company anticipates continuing increases from such TPA services as a result of growth in its non-risk PPO product, increased business in its Comp-24 workers' compensation product, as well as ASO business acquired in connection with HMO acquisitions.

HEALTH CARE EXPENSES

    Through the execution of various medical management incentive and cost-containment programs that have been established with its networks of providers and the implementation of effective utilization management systems and information systems that provide timely and accurate medical outcomes data, the Company has been able to contain health care expense increases, particularly in its commercial business, where the MLR has remained stable over the past three years.

    Health care expenses increased by $342 million, or 18.6%, to $110.23 PMPM in 1995 compared to $107.82 PMPM in 1994. The Company's overall MLR increased slightly to 81.0% from 80.3% in 1994. Impacting the Company's overall health care expense PMPM and MLR was the growth in Medicare business and the associated higher utilization. In addition, the Company's MLR in the Medicare risk business increased to 88.0% in 1995 from 85.6% in 1994 due to Medicare risk membership growth in higher cost areas. Commercial health care expenses on a PMPM basis decreased from $97.03 in 1994 to $94.09 in 1995 and the Company's commercial MLR remained flat in 1995, at 79.4%, relative to 1994. The Company's recontracting in 1995 of its largely capitated commercial provider network in California enabled it to maintain its relatively consistent MLR despite the reduced commercial premium rates experienced in that market in 1995. The implementation of the Company's medical management system in its newly acquired HMO operations in the Northeast also contributed to the stable 1995 MLR. Significant and ongoing cost savings have been achieved through effective utilization management in the Company's Connecticut operations.

    Healthcare expenses increased by $271 million, or 17.3%, to $107.82 PMPM in 1994 compared to $103.71 PMPM in 1993. The Company's overall MLR decreased slightly to 80.3% from 80.6% in 1993. Commercial healthcare expenses were stable in terms of both MLR and on a PMPM basis. The commercial MLR decreased to 79.4% compared to 79.9% in 1993. Medicare healthcare expenses decreased in 1994 to $323.14 PMPM from $347.34 PMPM in 1993. The Medicare MLR decreased to 85.6% in 1994 from 87.9% in 1993. The improvement in Medicare health care expenses in 1994 compared to 1993 was due to economies of scale and disproportionate growth in lower cost areas.

MARKETING, GENERAL AND ADMINISTRATIVE EXPENSES

    Marketing, general and administrative expenses (excluding ASO expenses and costs associated with the HSI/Wellpoint Transaction) were $302.9 million or 11.2% of premium revenue in 1995, compared to $266.8 million or 11.6% of premium revenue in the prior year. Marketing, general and administrative expenses (excluding ASO expenses) were $266.8 million, 11.6% of premium revenue in 1994 compared to $262.9 million, or 13.5% of premium revenue (excluding costs associated with the HSI Combination) in the prior year. The decreases in marketing, general and administrative expenses from 1993 to 1995 reflect ongoing efforts to streamline operations and maximize efficiencies.

DEPRECIATION AND AMORTIZATION EXPENSES

    Depreciation and amortization expenses as a percentage of premium revenue increased slightly from 1.7% in 1994 to 1.8% in 1995 ($39.7 million in 1994 and $48.1 million in 1995). The increase in depreciation and amortization expenses resulted primarily from the goodwill recorded in connection with the M.D. Health Plan and Greater Atlantic acquisitions.

MERGER-RELATED COSTS

    Throughout 1995, the Company incurred merger-related costs of $20.2 million in connection with the proposed HSI/WellPoint Transaction that was ultimately terminated. Such costs included legal, accounting and consulting fees, and certain severance-related costs totaling $12.2 million.

    The Company accrued certain fees and expenses in connection with the HSI Combination totaling $29.7 million which are reflected as merger-related costs in the Company's 1993 consolidated statement of income.

LIQUIDITY AND CAPITAL RESOURCES

    The Company's primary source of cash is premium revenue. Its primary uses of cash are claims and capitation payments. Estimates of future cash flows include a component to account for the delay between providing medical services and reporting their cost. These estimates are based on actuarial projections of claims and other costs, claims paid history, membership growth, inflation, seasonality, claims inventory and reserves.

    The Company's capital resources are managed according to certain guidelines intended to ensure liquidity and maximum total return by assuming prudent investment risks. The Company's liquidity requirements consist of the need to service medical claims in a timely manner and to satisfy shared risk and other obligations. Such requirements are the principal factors in determining the appropriate investment portfolio mix. The Company presently invests primarily in a variety of fixed income obligations according to established investment guidelines.

    For the year ended December 31, 1995, cash provided by operating activities decreased to $111.6 million from $160.8 million in the prior year. This decrease is due primarily to fluctuations in operating assets and liabilities from year to year caused by timing differences in the collection of receivables and payment of liabilities at each respective year end. Net cash used by investing activities approximated $282 million in 1995, primarily the result of the acquisition of the M.D. Health Plan and Greater Atlantic and a net increase in the purchase of marketable securities held for sale. The financing of these 1995 acquisitions was through additional borrowing on the Credit Facility.

    Outstanding notes payable amounted to $356.4 million at December 31, 1995, resulting primarily from additional borrowings related to the M.D. Health Plan and Greater Atlantic acquisitions. Principal and interest requirements of notes payable are scheduled at between $17 million and $25 million per year through 2006.

    Management of the Company believes that its cash from operations and existing working capital are adequate to fund existing obligations, introduce new products and services and continue to develop health care related businesses. The Company regularly evaluates cash requirements for current operations, commitments, development activities and strategic acquisitions. The Company may elect to raise additional funds for these purposes, either through the issuance of additional debt or equity, sale of investment securities or otherwise, as appropriate.


    On April 12, 1995, the Company obtained a five year unsecured $400 million revolving line of credit from a lending syndicate led by Bank of America (the "Credit Facility"). The Company used $310 million of the Credit Facility to fund the prepayment by its Health Net subsidiary of $135 million in debt to the Selling Stockholder, and to fund the M.D. Health Plan and Greater Atlantic acquisitions in the amount of $100 million and $75 million, respectively. Under the Credit Facility, the Company may incur permitted subordinated indebtedness in a maximum aggregate amount not to exceed $150 million which will be available for acquisition purposes and to provide short-term financing to repurchase shares of stock. Under the terms of the Credit Facility, the Company is to pay interest at a variable rate based upon a spread above the LIBOR rate, or the greater of the bank's reference rate or the federal funds rate plus 1/2%. The Company may elect a "competitive bid auction" in which participating banks are offered an opportunity to bid alternative rates. The Credit Facility is for a term of five years from the date of execution, with two one year extension options. See Note 5 to the consolidated financial statements included elsewhere in this Prospectus. On April 26, 1996, the amount of the revolving line of credit available under the Credit Facility was increased to $700 million and the initial five year term was extended to April 26, 2001. On May 8, 1996, the Company obtained a waiver from the lending syndicates, pursuant to an amendment to the Credit Facility, to permit the Company to repurchase more than 50% of its shares beneficially owned by certain Class A Stockholders, certain of which shares are to be repurchased by the Company with the proceeds received by the Company from the Offering.


    The Company's subsidiaries must comply with certain minimum capital requirements under applicable state laws and regulations. The long-term portion of principal and interest payments under the notes issued by Health Net to the Selling Stockholder in connection with the Conversion is subordinated to Health Net meeting minimum capital requirements under applicable California laws and regulations. As of December 31, 1995, the Company's subsidiaries were in compliance with minimum capital requirements.

IMPACT OF INFLATION AND OTHER ELEMENTS

    The managed health care industry is labor intensive and its profit margin is low. Hence, it is especially sensitive to inflation. Increases in health care costs without corresponding increases in premiums could have a material adverse effect on the Company.

    Various federal and state legislative initiatives regarding the health care industry have been proposed during recent legislative sessions, and health care reform and similar issues continue to be in the forefront of social and political discussion. If health care reform or similar legislation is enacted, such legislation could impact the Company. Management cannot at this time predict whether any such initiative will be enacted and, if enacted, the impact on the financial condition or operations of the Company.

                                    BUSINESS


    The Company is one of the largest managed health care companies in the United States, with more than 1.9 million full-risk and ASO members. The Company provides a comprehensive range of health care services through HMOs located in the following four regions: California, the Northeast (Connecticut, Pennsylvania and New Jersey), the Northwest (Washington, Oregon and Idaho) and the Southwest (Colorado and New Mexico). Health Net, the Company's HMO subsidiary in
California, with approximately 1.34 million members, is the second largest provider of managed health care services in the state. The Company operates a PPO network, which provides access to health care services to over 4.6 million persons in 38 states, and also owns two health and life insurance companies licensed to sell insurance in 33 states and the District of Columbia.


    The Company's HMOs market their traditional HMO products to employer groups and their Medicare and Medicaid products directly to eligible individuals. Health care services that are provided to the Company's members include primary and specialty physician care, hospital care, laboratory and radiology services, pharmacy services, dental and vision care, skilled nursing care, physical therapy and mental health care. The Company's HMO service networks include approximately 17,500 primary care physicians, 40,500 specialists and 614 hospitals. The Company utilizes sophisticated medical management systems to reduce excess utilization of health care services. The Company is also developing a new medical management system which will utilize clinical protocols and triage procedures to direct members to the most appropriate provider. The Company believes that this new system, which it calls "Fourth Generation Medical Management," will represent a major advance in applying sophisticated information systems to the practice of medicine.

GROWTH STRATEGY


    The Company's growth strategy is focused on increasing enrollment and profitability through (i) continued commercial and Medicare risk enrollment expansion in existing markets, (ii) membership and revenue growth from acquisitions in both new and existing markets and (iii) improving medical management of health plans in new markets and continued refinement of medical management in existing markets. The Company actively seeks to increase growth in its existing markets by increasing penetration of its existing product line through continued investment in its sales and marketing capabilities and by introducing new products that both increase plan flexibility and reach new potential customers, including Medicare and Medicaid recipients. The Company intends to expand on its recent success with its Medicare risk products, which products have experienced rapid enrollment and premium growth throughout the last three years. The Company also plans to capitalize on the breadth and quality of its provider network and its high quality, affordable products to drive enrollment growth in existing markets. The Company also plans to expand into contiguous markets that will allow it to increase enrollment while leveraging its existing infrastructure.


    The Company plans to continue its expansion into geographic areas which the Company believes represent attractive service markets. The Company believes such markets have characteristics, including relatively low levels of managed health care and existing health care delivery systems, which can benefit from more efficient medical management. The Company has targeted the Northeastern United States as an attractive service market and, in this regard, in 1995 began a strategy of acquiring significant HMO plans in the Northeast with the acquisition of M.D. Health Plan, operating in Connecticut, and Greater Atlantic, operating in Pennsylvania and New Jersey. These acquisitions, which accounted for 237,125 members at year end 1995, provide the Company with a platform in the Northeast from which to pursue further acquisition and consolidation opportunities.

    The Company believes it has established a reputation as a leader in medical management through optimizing the utilization of health care services among the members of its health plans. The Company seeks acquisitions where there exists relatively high utilization of health care services when compared to the Company's existing health plans. In seeking such plans, the Company believes it can have a direct impact on health care utilization (and resulting profitability) through the application of its medical management techniques. As evidence of this impact, at the time the Company acquired M.D. Health Plan, this plan's acute hospital days per thousand commercial members was approximately
300. In December 1995, after the

Company's medical management system had been installed, hospital days per thousand had decreased to below 200, a level consistent with the Company's Southwest and Northwest plans. The Company is attempting to further decrease utilization through the implementation of its new medical management procedures.

THE MANAGED HEALTH CARE INDUSTRY

    In response to the rapid increases in health care costs, employers, insurers and government entities have sought cost-effective alternatives to conventional indemnity insurance for the delivery of and payment for quality health care services. The integration of the delivery of, and payment for, health care services distinguishes HMOs from conventional health insurance plans. The goals of HMOs are to provide their members with access to quality health care, while employing a business strategy and management systems designed to encourage more cost-effective use of health care delivery systems. Such cost containment strategies include providing access to primary physician care and other services on a fixed, prepaid basis, monitoring hospital admissions and lengths of stay, using a system of specialist referrals, using non-hospital based medical services, and emphasizing preventive care. To accomplish these objectives, the following basic HMO models have evolved:

    - Network Model HMOs contract with several physician groups and independent or individual practice associations ("IPAs").

    - Individual or Independent Practice Association HMOs ("IPA Model HMOs") contract through one or more IPAs, which are physician entities that in turn subcontract with individual physicians to provide HMO patient services. Those physicians continue to provide services to non-HMO patients in their separate private practices, while also providing services to HMO patients (and often PPO patients as well) through an IPA.

    - Staff Model HMOs directly employ physicians and usually own the offices and clinics utilized by the physician staff.

    - Group Model HMOs contract, often on an exclusive basis, with a physician group practice. In many cases, the HMO also owns the offices and clinics.

    Health Net is a Network Model HMO and the Company's other HMOs operate under the IPA Model with the exception of Greater Atlantic which operates on both a Staff and an IPA Model HMO basis.

MARKETS

    As of December 31, 1995, the Company owned and operated HMOs in four regional areas of the United States: California, the Northeast (Connecticut, Pennsylvania and New Jersey), the Northwest (Washington, Oregon and Idaho) and the Southwest (Colorado and New Mexico). The following table contains certain information relating to commercial HMO members, Medicare members and employer groups under contract as of December 31, 1995 in each region in which the Company operates:

                                                               CALIFORNIA  NORTHEAST (1)  NORTHWEST     SOUTHWEST
                                                               ----------  ------------  ------------  -----------
Commercial HMO members.......................................   1,257,724      167,641       155,920       70,243
Medicare members.............................................     107,875       13,206         1,455       10,690
Medicaid members.............................................         990       36,408        12,722            0
ASO members..................................................           0      101,257             0        2,753
Number of employer groups....................................       3,600        4,903         2,158        2,362
Largest employer group as a percentage of enrollment.........         10%          30%           21%          11%
Ten largest employer groups as a percentage of enrollment....         33%          43%           58%          32%
Percentage of members in employer groups with fewer than 50
 eligible members............................................          3%          14%           13%          27%

- ------------------------
(1) The membership information set forth above for the Northeast region resulted primarily from acquisitions completed in 1995.

    CALIFORNIA. The California market is characterized by a concentrated population and a relatively high proportion of large employer groups (over 1,000 employees). Health Net is the second-largest HMO in the State of California in terms of membership. As of December 31, 1995, Health Net was licensed to operate its commercial HMO business in 47 of the 58 counties in the State of California, which counties represent over 81% of the population in California. HMO enrollment represented 35% of the population of California in 1995. The Company's commercial HMO membership in California at December 31, 1995 was 1,258,714 which represented an increase of 6.6% during 1995. The Company's Medicare risk membership in California at December 31, 1995 was 107,875 which represented an increase of 55.9% during 1995. The Company does not believe that its California commercial membership will grow significantly in 1996.

    NORTHEAST. The Northeast region currently includes Connecticut, Pennsylvania and New Jersey. The Company commenced operations in this region in 1994 with the acquisition of a PPO network and significantly expanded its operations with the acquisition of M.D. Health Plan in March 1995 and Greater Atlantic in December 1995. HMO enrollment represented 21% of the population of both Connecticut and Pennsylvania in 1995. The Company believes M.D. Health Plan is the third largest HMO in terms of membership in the State of Connecticut. M.D. Health Plan's commercial HMO membership in Connecticut was 124,771 at December 31, 1995 which represented an increase of 160% during 1995. The Company believes Greater Atlantic is the third largest HMO in terms of membership in the state of Pennsylvania. Greater Atlantic's commercial HMO membership in Pennsylvania was 79,278 at December 31, 1995 which represented an increase of 6.2% during 1995. Greater Atlantic's Medicare risk membership in Pennsylvania was 13,206 at December 31, 1995 which represented an increase of 24.5% during 1995.

    NORTHWEST. The Northwest region's population is principally concentrated in Portland, Oregon and Seattle and Spokane, Washington. The Company's Washington HMO also services a limited number of residents who reside in the State of Idaho. In the last several years, Portland, Seattle and Spokane have experienced population growth rates greater than the national average and an increasing percentage of the population in each of these areas has enrolled in HMOs. HMO enrollment represented 35% and 25% of the population of Oregon and Washington, respectively, in 1995. In Washington and Oregon, the Company believes that it ranks second and seventh, respectively, with respect to total membership; the Company believes that it ranks first in Washington and second in Oregon with respect to the size of its primary care physician and specialist networks. The Company's commercial HMO membership in Oregon was 43,977 at December 31, 1995 which represented an increase of 33.1% during 1995. The Company's commercial HMO membership in Washington was 124,665 at December 31, 1995 which represented an increase of 11.4% during 1995. The Company's Medicare risk membership in Washington was 1,455 at December 31, 1995 which represented an increase of 169.4% during 1995.

    SOUTHWEST. The Southwest region includes the States of Colorado and New Mexico. The Company's employer groups in the Southwest region consist predominantly of companies with fewer than 50 employees. HMO enrollment represented 35% and 19% of the population of Colorado and New Mexico, respectively, in 1995. The Company believes that it is the fifth-largest HMO in Colorado as measured by total membership and the size of its primary care physician and specialist provider networks. The Company's commercial HMO membership in Colorado was 39,665 at December 31, 1995 which represented an increase of 22% during 1995. The Company's Medicare membership in Colorado was 8,923 at December 31, 1995 which represented an increase of 20.3% during 1995. In New Mexico, the Company believes that its ranks fourth and third, respectively, as measured by total membership and the size of its provider network. The Company's commercial HMO membership in New Mexico was 26,251 at December 31, 1995 which represented a decrease of 11.7% during 1995. The Company's Medicare risk membership in New Mexico was 1,767 at December 31, 1995 which represented an increase of 15.9% during 1995.

SERVICES AND PRODUCTS

    The Company offers a broad range of managed health care and related products and services which are described below. The products and services offered vary by region and location.

    COMMERCIAL MANAGED HEALTH CARE PRODUCTS. The Company's HMOs, through their health care providers, offer members a comprehensive range of health care services, including ambulatory and outpatient physician care, hospital care, pharmacy services, eye care, mental health and ancillary diagnostic and therapeutic services. The Company offers a full spectrum of managed health care products including conventional HMO, managed indemnity, point-of-service and customized HMO products. The Company's strategy is to offer a wide range of managed health care products and services to employers to assist employers in containing health care costs. The pricing of the products offered is designed to provide incentives to both employers and employees to select and enroll in the products with greater managed health care and cost containment elements. While a majority of the Company's members are covered by conventional HMO products, the Company is continuing to expand its other product lines, thereby enabling it to offer flexibility to an employer and to tailor its product to an employer's particular needs.

    The integrated health care programs offered by the Company's HMOs include traditional Network and IPA Model HMO products, which are intended to offer quality care, cost containment and comprehensive coverage; a matrix package which allows employees to select their desired coverage from alternatives that have interchangeable outpatient and inpatient co-payment levels; point-of-service programs which offer a multi-tier design that provides both conventional HMO and indemnity-like (in-network and out-of-network) tiers; a PPO-like tier which allows members to self-refer to the network physician of their choice; and a managed indemnity plan, which is provided for employees who reside outside of its HMO service areas.

    MEDICARE RISK. The Company significantly expanded its Medicare risk business in 1995. During 1995 the Company added 54,536 Medicare risk enrollees and, as of December 31, 1995, the Company's Medicare risk plans had a combined membership of approximately 133,000. The Company expects its Medicare risk business to continue to significantly increase in the future.

    The Company offers its Medicare risk products directly to individuals and to employer groups. To enroll in a Company Medicare risk plan covered persons must be eligible for Medicare. Health care services normally covered by Medicare are provided or arranged for by the Company, in conjunction with a broad range of preventive health care services. The federal Health Care Financing Administration ("HCFA") pays to the Company for each enrolled member a monthly fee based, in part, upon the "Adjusted Average Per Capita Cost," as determined by HCFA's analysis of fee-for-service costs related to beneficiary demographics. Depending on plan design and other factors, the Company may charge a member a premium or prepaid charge in addition to the monthly fee paid by HCFA.

    The Company's Health Net subsidiary intends to introduce a Medicare risk point-of-service product in the first half of 1996. The two-tier product combines features of a standard Medicare risk HMO with an option for the member to seek health care services outside of the HMO network, which outside services carry higher co-payments and co-insurance compared with services provided inside the HMO network. The Company believes that this product will provide additional marketing opportunities to retirees of large employers, Health Net's largest market segment. Introduction of the product is contingent upon HCFA approval. The Company believes this approval will be forthcoming in the spring of 1996.

    The Company's California Medicare risk product was licensed and certified to operate in 31 California counties (20 full counties and 11 partial counties) as of December 31, 1995. The Company's other HMOs are licensed and certified to offer Medicare risk plans in 13 counties in Colorado, five counties in New Mexico, six counties in Washington, four counties in Pennsylvania and two counties in New Jersey. The Company is currently applying for a Medicare risk contract in Oregon and Connecticut. The Company has contracted with more than 5,800 primary care physicians, more than 13,500 specialty physicians and more than 180 hospitals to provide services to its Medicare risk members in California, and the Company's HMOs in the Southwest, Northwest and Northeast regions have contracted with approximately 2,100 primary care physicians, 6,500 specialty physicians and 105 hospitals to provide services to its Medicare risk members.

    MEDICAID PRODUCTS. With the acquisitions of M.D. Health Plan and Greater Atlantic, the Company significantly expanded its Medicaid business and, at December 31, 1995, the Company had an aggregate of approximately 50,000 Medicaid members. In addition, the Company's HMOs in Washington and Oregon began offering Medicaid products in 1995. To enroll in these Medicaid products, an individual must be eligible for Medicaid benefits under the appropriate state regulatory requirements. These HMOs offer, in addition to standard Medicaid coverage, certain additional services including dental and vision benefits. The applicable state agency pays the Company's HMOs a monthly fee for each Medicaid member enrolled on a percentage of fee-for-service costs. As of December 31, 1995, Greater Atlantic had approximately 28,000 Medicaid members in
Pennsylvania, M.D. Health Plan had approximately 8,000 Medicaid members in Connecticut, and the Company's HMOs in Washington and Oregon had approximately 11,000 and 2,000 Medicaid members in their service areas, respectively.

    ADMINISTRATIVE SERVICES ONLY BUSINESS. The Company also provides TPA services to large employer groups throughout its service areas. Under these arrangements, the Company provides claims processing, customer service, medical management and other administrative services without assuming the risk for medical costs. The Company is generally compensated for these services on a fixed per member per month basis. These services are currently offered in the Northeast and Southwest regions, with 101,257 members and 2,753 members, respectively, as of December 31, 1995.

    INSURANCE PRODUCTS. The Company offers indemnity products as part of multiple option products in California, Colorado, New Mexico and Washington. These products are offered by the Company's health and life insurance subsidiaries which are licensed to sell insurance in 33 states and the District of Columbia. Through these subsidiaries, the Company also offers HMO members certain auxiliary non-health products such as group life, accidental death and disability and short-term disability insurance, in conjunction with its managed care products.

    PPO NETWORK SERVICES. The Company's PPO network subsidiary, Preferred Health Network, Inc. ("PHN"), provides PPO and workers' compensation network services to over 4.6 million covered persons in 38 states. These figures include PHN's acquisition in January 1996 of a PPO network operating in the states of Illinois, Indiana, Nebraska and Wisconsin with approximately 825,000 members. The Company intends to continue to expand such operations into additional states, as appropriate.

    WORKERS' COMPENSATION PRODUCT. Health Net Comp-24, the Company's non-risk workers' compensation product in California ("Comp-24"), is an integrated full service managed care workers' compensation program designed to deliver managed medical care to reduce workers' compensation medical expenses for insurance carriers and self-insured employers. Comp-24 combines medical cost-saving techniques and workers' compensation disability management with the goal of halting inflationary trends and reducing overall costs in workers' compensation. The initial strategy of Comp-24, which began operations in July 1994, is to create multiple alliances with large, well-established regional and national insurance carriers and to provide administrative services to large self-insured employers. Consumers of the Comp-24 product will have access to a specialized provider network and tailored medical management, quality controls, and other specialized administrative capabilities. Currently, Comp-24 provides administrative workers' compensation services to American International Group Claim Services, Republic Indemnity and ITT Hartford. The Company also intends to expand its Comp-24 product line by offering a "24 hour" workers' compensation coverage. PHN also offers a non-risk workers' compensation product, similar to Comp-24, in certain of its service areas.

    SPECIALTY PRODUCTS.    The  Company's comprehensive  product  offering  also
includes supplemental programs for managed chiropractic care, vision coverage, a managed mental health/substance abuse program and a prescription drug program.

    WELLNESS PROGRAMS. The Company emphasizes the importance of health education, disease prevention and adoption of healthier lifestyles through its "Wellness Programs." Management believes that health awareness can be a factor in the reduction of health care costs. Wellness Programs are offered directly to employees at the employees' work site or through primary medical groups ("PMGs"). PMGs are required and encouraged (in the form of increased capitation payments) to offer educational programs and preventive health care information. To date, Wellness Programs have focused on topics such as prenatal care, smoking cessation, weight management, back care, diabetes and exercise. In addition to the health care benefits, the Company believes that its Wellness Programs are unique and provide it with a marketing advantage which differentiates it from its competitors.

PROVIDER SERVICES AND ARRANGEMENTS

    PHYSICIAN RELATIONSHIPS. Upon enrollment in one of the Company's HMO plans (except for M.D. Health Plan), each member selects a primary care physician or PMG from the HMO's provider panel. The primary care physicians and PMGs assume overall responsibility for the care of members and determine the nature and extent of services provided to any given member. Medical care provided directly by such physicians includes the treatment of illnesses not requiring referral, as well as physical examinations, routine immunizations, maternity and child care and other preventive health services. In conjunction with medical director review, the primary care physicians and PMGs are responsible for making referrals to specialists and hospitals. In Connecticut, the M.D. Health Plan HMO is offered on an "open panel" basis under which members may access any physician in the network without first consulting a primary care physician.

    The following table sets forth the approximate number of primary care and specialist physicians with whom the Company's HMOs (and certain of such HMOs'
PMGs) contracted as of December 31, 1995 by its plans in each of the geographic regions in which it had active HMO operations:

                                                           CALIFORNIA    NORTHEAST    NORTHWEST    SOUTHWEST
                                                           -----------  -----------  -----------  -----------
Primary Care Physicians..................................       9,423        3,429        3,395        1,202
Specialist Physicians....................................      19,992        9,085        8,815        2,592
                                                           -----------  -----------  -----------       -----
    Total................................................      29,415       12,514       12,210        3,794
                                                           -----------  -----------  -----------       -----
                                                           -----------  -----------  -----------       -----

    Physician contracts are generally for a period of one year and are automatically renewable unless terminated, with certain requirements for maintenance of good professional standing and compliance with the Company's quality, utilization and administrative procedures. Market pressures have caused the Company to undertake a review of the financial terms of contracts with certain of its physician providers. In California, the primary care physicians and PMGs generally receive a monthly "capitation" fee for every member served. The capitation fee represents payment in full for all medical and ancillary services specified in the service agreements. The non-physician component of all hospital services is covered by a combination of capitation and/or per diem charges. In such capitated arrangements, in cases where the capitated provider cannot provide the health care services needed, such providers generally contract with specialists and other ancillary service providers to furnish the requisite services pursuant to capitation agreements or negotiated fee schedules with specialists. The Company's HMOs outside California generally reimburse physicians according to a discounted fee-for-service schedule.

    HOSPITAL RELATIONSHIPS. The Company's HMOs provide hospital care primarily under contracts with selected hospitals in their service areas. Such hospital contracts generally provide for multi-year terms, with limited annual reimbursement increases, and provide for payments on a variety of bases, including capitation, per diem rates, case rates and discounted fee-for-service schedules.

    Covered hospital inpatient care for a member is comprehensive; it includes the services of physicians, nurses and other hospital personnel, room and board, intensive care, laboratory and x-ray services, diagnostic imaging and generally all other services normally provided by acute-care hospitals. In the Company's IPA Model HMOs, once a member is admitted to a hospital, nurses employed or designated by the HMO monitor the progress of the member's continued hospitalization by reviewing medical charts in the hospital, consulting with the attending physician and reporting back to the physician medical director. The nurse updates the member's status on a daily basis into the Company's management information system. In the Company's IPA Model HMOs, a daily hospitalization report is generated, and the status of each hospitalized member is reviewed by a medical director on a daily basis. The HMO nurses and medical directors are actively involved in discharge planning and case management, which often involves the coordination of community support services, including visiting nurses, physical therapy, durable medical equipment and home intravenous therapy.

    OTHER MEDICAL SERVICES. Certain medical and surgical procedures, including laboratory tests, diagnostic radiology services and ambulatory surgery, are performed on an outpatient basis. Other outpatient services include crisis intervention, group therapy and counseling services, substance-abuse services, physical therapy and other similar services for which hospitalization is not medically necessary. These services, as well as optional riders for pharmaceuticals and eye care, are provided to members through contracting physicians and other health care providers, who are generally paid according to a discounted fee-for-service schedule.

MANAGEMENT INFORMATION SYSTEMS

    The Company operates a sophisticated management information system that gathers and stores data on its members and physician and hospital providers. It contains all of the Company's necessary membership and claims-processing capabilities as well as marketing and medical utilization programs. An effective management information system is critical to the Company's operation. In 1995 the Company commenced the installation of the AMISYS operating and MACESS document imaging systems at its HMOs outside of California. Within California, the Company will continue to utilize its internally developed ABS information system to support its Health Net plan in the highly capitated California environment. These systems will provide the Company with an integrated and more efficient system of billing, reporting, member services and claims processing and the ability to examine member encounter information for the optimization of clinical outcomes.

    In 1995, the Company embarked on a multi-year project to develop and install a new information system designed to facilitate the seamless management of patients throughout the entire health care continuum. This "Fourth Generation Medical Management" project will encompass regional data banks containing clinical data about each of the Company's health plan members. This data will serve as the basis for enhanced clinical decision making. Physicians, hospitals and the Company's case managers will have access to expert systems and an ever-expanding library of clinical protocols which will help in optimizing the diagnosis and treatment decisions for each health plan member. In addition, the Company will create regional, comprehensive member support centers which it believes will strengthen the connection between members and the Company. These centers will serve as the primary contact for members, offering expert triage by nurses and directing members to the most appropriate provider. Outbound activities of the call centers will include clinical reminder calls to members and consultive support for self-care protocols. The Fourth Generation Medical Management system will undergo testing in 1996. The Company anticipates that this system will be fully operational in at least one plan before the end of 1996 and installed in all the Company's plans within three years.

COST CONTAINMENT

    The primary care physician or PMG is responsible for authorizing all needed medical care except for emergency medical services. By coordinating care through such physicians in cases where reimbursement includes risk-sharing arrangements, the Company believes that inappropriate use of medical resources is reduced and efficiencies are achieved.

    To limit possible abuse in utilization of hospital services, a certification process precedes the admission of each non-emergency patient member, followed by continuing review during the patient's hospital stay. In addition to reviewing the appropriateness of hospital admission and continued hospital care, the Company plays an active role in evaluating alternative means of providing care to enrollment members and encourages the use of outpatient care, when appropriate, to reduce the cost that would otherwise be associated with an inpatient hospital admission.

QUALITY ASSURANCE

    Quality assurance is a continuing priority for the Company. Each of the Company's HMOs has a quality assurance plan administered by a committee comprised of medical directors and primary care and specialist physicians. The committees' responsibilities include periodic review of medical records, development and implementation of standards of care based on current medical literature and community standards and the collection of data relating to results of treatment. All of the Company's HMOs also have a subscriber grievance procedure and/or a member satisfaction program designed to respond promptly to member grievances. Aspects of such member service programs take place both with the participating physicians and the Company's HMOs. They are coordinated with other aspects of the Company's operations, including quality assurance and utilization management, medical policy and marketing. The following projects and reviews help to assess the Company's progress in this area.

    NCQA ACCREDITATION. The National Committee for Quality Assurance ("NCQA") is an independent, non-profit organization that reviews and accredits HMOs. NCQA assesses an HMOs quality improvement, utilization management, credentialing process, commitment to members' rights and preventive health services. HMOs that comply with NCQA's review requirements and quality standards receive NCQA accreditation. After an NCQA review is completed, NCQA will issue one of four designations. These are (i) full accreditation for three years; (ii) full accreditation for one year; (iii) provisional accreditation for twelve to eighteen months to correct certain problems with a follow-up review to determine qualification for accreditation; and (iv) not accredited. Health Net received full one year accreditation from the NCQA in 1995. The Company's Washington HMO had its initial NCQA accreditation site visit in July of 1995 and received provisional accreditation. Greater Atlantic also has received full one year accreditation. The Company's remaining HMOs have already submitted or are currently preparing applications for NCQA accreditation, and such HMOs anticipate that NCQA accreditation site visits will take place in 1996 and early 1997.

    HEDIS. In 1994, the Company's California HMO participated in a nationwide pilot project known as the Health Plan Employer Data and Information Set ("HEDIS"), the purpose of which was to test the ability of 21 health plans to collect and report on 36 indicators of quality and performance. The project was developed under the auspices of the NCQA. The results of the project (which is commonly referred to as a "quality-report card") were released in early 1995. According to the results of the HEDIS project, the Company's California HMO was successful in reducing discretionary hospital bed days while maintaining rates of utilization of major medical procedures that were comparable to those of the other participating plans. In June 1995, the Company's HMOs in the Northwest and Northeast regions likewise submitted HEDIS data to NCQA, the results of which indicated that these HMOs quality and performance were comparable to or exceeded major competing plans.

MARKETING AND SALES

    Marketing is a two-step process in which the Company first markets to employer groups and then provides information directly to employees once the employer has selected the HMO. The Company typically uses its internal sales staff to serve the large employer groups while independent brokers work with the Company's internal sales staff to develop business with smaller employer groups. Once selected by an employer, the Company solicits enrollees from the employee base directly. In 1995, the Company marketed its programs and services primarily through its direct sales staff and independent brokers, agents and consultants. During "open enrollment" periods when employees are permitted to change health care programs, the Company uses direct mail, worksite and health fair presentations, telemarketing, and outdoor, print, radio and television advertisements to attract new enrollees. The Company's sales efforts are supported by its marketing division which includes research and product development, corporate communications, public relations and marketing services.

    Premiums for each employer group are generally contracted for on a yearly basis. Numerous factors are considered by the Company in fixing its monthly premiums, including employer group needs, and anticipated health-care utilization rates as forecasted by the Company's management based on the demographic composition of, and the Company's prior experience in, its service areas. Premiums are also affected by applicable regulations that prohibit experience rating of group accounts (i.e., setting the premium for the group based on its past use of health care services) and by state regulations governing the manner in which premiums are structured and the plan's overall financial viability.

COMPETITION

    HMOs operate in a highly competitive environment in an industry currently subject to significant changes from business consolidations, new strategic alliances, legislative reform and market pressures brought about by a better informed and better organized customer base. The Company's HMOs face substantial competition from for-profit and nonprofit HMOs, PPOs, self-funded plans (including self-insured employers and union trust funds), Blue Cross/Blue Shield plans and traditional indemnity insurance carriers, some of which have substantially larger enrollments and greater financial resources than the Company. The Company believes that the principal competitive features affecting its ability to retain and increase membership include the range and prices of benefit plans offered, provider network, quality of service, responsiveness to user demands, financial stability, comprehensiveness of coverage, diversity of product offerings and market presence and reputation. The relative importance of each of these features and key competitors vary by market.

GOVERNMENT REGULATION

    The Company believes it is in compliance in all material respects with all current state and federal regulatory requirements applicable to the business to be conducted by its subsidiaries. Certain of these requirements are discussed below.

    CALIFORNIA HMO REGULATIONS. California HMOs such as Health Net are subject to state regulation, principally by the DOC under the Knox-Keene Health Care Service Plan Act of 1975, as amended (the "Knox-Keene Act"). Among the areas regulated by the Knox-Keene Act are: (i) adequacy of management, (ii) the scope of benefits required to be made available to members, (iii) the manner in which premiums are structured, (iv) procedures for review of quality assurance, (v) enrollment requirements, (vi) composition of policy making bodies to assure that plan members have access to representation, (vii) procedures for resolving grievances, (viii) the interrelationship between HMOs and their health care providers, (ix) adequacy and accessibility of the network of health care providers, (x) provider contracts and (xi) initial and continuing financial viability. Any material modifications to the organization or operations of Health Net are subject to prior review and approval by the DOC. This approval process can be lengthy and there is no certainty of approval. In addition, under the Knox-Keene Act, Health Net must file periodic reports with, and is subject to periodic review by, the DOC.

    California legislation which became effective in 1993 (Assembly Bill 1672) requires all HMOs and health insurers that choose to serve the small employer group market in California provide health plan coverage to any small group that applies, regardless of the health status of the group's members. This law also limits the amounts by which HMOs and health insurers may vary the premiums charged to different small groups based upon their respective health care cost experience or the health status of their members, and imposes a number of other requirements regarding the terms upon which coverage must be provided to small employer groups. Compliance with this legislation has required the Company to make certain changes to its small group products. The Company does not believe that compliance with such legislation will have a material adverse effect on the results of its operations.

    OTHER STATE HMO REGULATIONS. In each state in which the Company does business, HMOs must file periodic reports with, and their operations are subject to periodic examination by, state licensing authorities. In addition, each HMO must meet numerous state licensing criteria and secure the approval of state licensing authorities before implementing certain operational changes, including the development of new product offerings and, in some states, the expansion of service areas. To remain licensed, each HMO must continue to comply with state laws and regulations and may from time to time be required to change services, procedures or other aspects of its operations to comply with changes in applicable laws and regulations. HMOs are required by state law to meet certain minimum capital and deposit and/or reserve requirements in each state and may be restricted from paying dividends to their parent corporations under certain circumstances from time to time. Outside of California, such HMO laws also regulate some or all of the areas regulated by the Knox-Keene Act described above. Several states have recently increased minimum capital requirements, which increases are being phased in over a period of time. Regulations in these and other states may be changed in the future to further increase equity requirements. Such increases could require the Company to contribute additional capital to its HMOs. Any adverse change in governmental regulation or in the regulatory climate in any state could materially impact the HMOs operating in that state. The HMO Act and state laws place various restrictions on the ability of HMOs to price their products freely. The Company must comply with certain provisions of certain state insurance and similar laws, especially as it seeks ownership interests in new HMOs, PPOs and insurance companies, or otherwise expands its geographic markets or diversifies its product lines.

    FEDERAL HCFA REGULATIONS. The Company's Medicare risk products are subject to regulation by HCFA. Under the Company's contracts with HCFA to offer these products and HCFA regulations, if premiums received for Medicare-covered health care services provided to senior plan members are more than the premiums received for the same health care services provided to non-senior plan members, then the Company must provide senior plan members with additional benefits beyond those required by Medicare, or reduce their premiums, deductibles or copayments, if any. Such products are not permitted to account for more than one-half of the Company's total HMO members in each of their geographic markets. HCFA has the right to audit HMOs operating under Medicare contracts to determine the quality of care being rendered and the degree of compliance with HCFA's contracts and regulations.

    THE FEDERAL HMO ACT. Under the Federal Health Maintenance Organization Act of 1973 (the "HMO Act"), services to members must be provided substantially on a fixed, prepaid basis without regard to the actual degree of utilization of services. Although premiums established by an HMO may vary from account to account through composite rate factors and special treatment of certain broad classes of members, traditional experience rating of accounts (i.e., retrospective adjustments for a group account based on that group's past use of health care services) is not permitted under the HMO Act; prospective rating adjustments are, however, allowed. All of the Company's HMOs (other than M.D. Health Plan) are federally qualified in certain parts of their respective service areas under the HMO Act and are therefore subject to the requirements of such act to the extent federally qualified products are offered and sold. However, qualification under the HMO Act is not mandatory, and the lack of qualification does not prohibit the Company's HMOs from offering its products.

    INSURANCE REGULATIONS. State departments of insurance (the "DOIs") regulate insurance and TPA business conducted by certain subsidiaries of the Company (the "Insurance Subsidiaries") pursuant to various provisions of state insurance codes and regulations promulgated thereunder. The Insurance Subsidiaries are subject to various capital reserve and other financial requirements established by the DOIs. The Insurance Subsidiaries must also file periodic reports regarding their activities regulated by the DOIs and are subject to periodic reviews of those activities by the DOIs. The Company must also obtain approval from the DOIs for all of its group insurance policies and certain aspects of their individual policies prior to issuing those policies. The Company does not believe that the requirements imposed by the DOIs will have a material impact on the ability of the Insurance Subsidiaries to conduct their business profitably.

RISK MANAGEMENT

    The Company currently manages risk through various mechanisms including premium structure and liability coverage.

    PREMIUM STRUCTURE. The Company's premiums are based on the estimated average medical and administrative costs per member for the expected utilization and cost of services provided to members under the benefit plans and the benefit riders selected by an employer. These rates are formulated by the Company with the assistance of outside actuarial consulting firms as required. The Company also calculates the capitation rate, where applicable, for the coverage and optional riders chosen by each employer group.

    All employer group premium rates generally are contracted for on a yearly basis unless the Company and the employer agree to adjust the contract term so that the effective date coincides with the beginning of the group's health benefit plan year or to accommodate an established open enrollment period. The Company may, from time to time, guarantee limits on premiums with employers if contracts are renewed. The Company's methodology for determining premium rates is in accordance with federal guidelines, which provide for community rating, community rating by class and adjusted community rating.

    LIABILITY COVERAGE. The Company maintains general liability, professional liability, workers compensation, property and casualty and directors' and officers' liability coverage subject to customary deductibles, limitations and exclusions. The Company also requires participating physicians, PMGs and participating hospitals to maintain malpractice insurance coverage. The Company verifies malpractice insurance coverage as part of its credentialing and recredentialing processes.

SERVICE MARKS

    The Company's service marks and/or trademarks include: Being Well-Registered Trademark-, Feetbeat Worksite Walking Program-SM-, FLEX NET-SM-, Health Net-Registered Trademark-, Health Net ACCESS-SM-, Health Net Comp-24-SM-, Health Net

ELECT-SM-, Health Net INSIGHT-SM-, Health Net OPTIONS-SM-, Health Net SELECT-SM-, Health Net Seniority Plus-SM-, Heart & Soul-SM-, M.D. Health Plan Personal Medical Management-SM-, QualAssist-SM-, QualAdmit-SM-, Qual-Med-Registered Trademark-, QualMed-SM-, QualMed Health & Life Insurance Company-SM-, QualMed Plans for Health-Registered Trademark-, Senior Security-Registered Trademark-, "The Final Piece of the Healthcare Puzzle-SM-" and "Well Managed Care Right from the Start-Registered Trademark-" and certain designs related to the foregoing.

    The Company utilizes these marks in connection with the marketing and identification of products and services. The Company believes such marks are valuable and material to its marketing efforts.

EMPLOYEES

    At December 31, 1995, the Company employed approximately 3,500 full-time employees and approximately 400 part-time employees. Such employees perform a variety of functions, including administrative services for employers, providers, and members, negotiation of agreements with physician groups, hospitals, pharmacies and other health care providers, handling claims for payment of hospital and other services and providing data processing services. The Company's employees are not unionized and the Company has not experienced any work stoppage since its organization. The Company considers its relations with its employees to be very good.

    On April 10, 1996, the Company announced a comprehensive restructuring of Health Net and the consolidation of certain operational functions of other subsidiaries. The restructuring of Health Net will include a reorganization of its management and operating structure and staff reductions. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

                                   MANAGEMENT

EXECUTIVE OFFICERS

    The following sets forth certain information with respect to the current executive officers of the Company.


            NAME                 AGE                                  POSITION
- ----------------------------     ---     ------------------------------------------------------------------
Malik M. Hasan, M.D.             57      Director and Chairman of the Board of Directors, President and
                                          Chief Executive Officer
Dale T. Berkbigler, M.D.         47      Director and Executive Vice President of Medical Affairs of the
                                          Company and President of QualMed
Michael E. Gallagher             46      Director of the Company and Chairman of the Board of Directors,
                                          President and Chief Executive Officer of Health Net
E. Keith Hovland                 56      Director and Executive Vice President, Treasurer and acting Chief
                                          Financial Officer
Joe V. Criscione                 56      Senior Vice President, Governmental Relations
Terry Fouts, M.D.                52      Senior Vice President of Medical Affairs
Andrew Wang                      54      Senior Vice President and Chief Actuary
B. Curtis Westen, Jr.            35      Senior Vice President, General Counsel and Secretary
James J. Wilk                    45      Senior Vice President of Human Resources and Administrative
                                          Services of Health Net
Walter G. Woodbury               53      Senior Vice President of Operations (California)
Philip A. Katz, Ph.D.            53      Vice President and Chief Information Officer


    Dr. Hasan became Chairman of the Board of Directors, President and Chief Executive Officer of the Company on March 31, 1995. Dr. Hasan was the Co-Chairman, Co-President and Co-Chief Executive Officer of the Company from January 1994 (upon consummation of the HSI Combination) until March 31, 1995. Dr. Hasan has served as Chairman of the Board of Directors of QualMed since its formation in 1985. Dr. Hasan assumed the additional position of Chief Executive Officer of QualMed in June 1990. Effective March 2, 1991, Dr. Hasan also became President of QualMed, an office he held until February 1995. A board-certified neurologist in Pueblo, Colorado since June 1975, Dr. Hasan maintained a limited practice until July 1992. From 1980 to 1984, Dr. Hasan was a director of the Colorado Medical Society and Parkview Episcopal Medical Center. In 1989, he was appointed by the Governor of Colorado to the Colorado Health Data Commission, on which he continued to serve until 1993. Dr. Hasan served as a Clinical Assistant Professor of Neurology at the University of Colorado from 1976 until 1990 and has been a member of the London Royal College of Physicians since 1964.

    Dr. Berkbigler became Executive Vice President of Medical Affairs of the Company and a director of the Company in January 1994 (upon consummation of the HSI Combination). Dr. Berkbigler has been a director of QualMed since July 1987 and has served as the Executive Vice President of Medical Affairs of QualMed since July 1989. Since February 1995, Dr. Berkbigler has served as President of QualMed. Prior to 1986, Dr. Berkbigler served as the President of San Luis Valley Physicians Service Corporation, and from August 1986 to March 1991 held the position of San Luis Valley HMO Medical Director. He was promoted to QualMed Medical Director in April 1987, and assumed the title of Vice President of Medical Affairs of QualMed in January 1988. He also served as a member of the Board of Directors of St. Joseph Hospital, Del Norte, Colorado, from September 1983 through September 1989 and as its Chairman of the Board from October 1986 through September 1988. Dr. Berkbigler was a practicing internist in Del Norte, Colorado from 1979 until 1991.

    Effective May 30, 1995, Mr. Gallagher was appointed Chairman of the Board of Directors, President and Chief Executive Officer of Health Net. He has been a director of the Company since January 1994 (upon consummation of the HSI Combination). Mr. Gallagher was a director of QualMed from November 1993 until February 1995. Mr. Gallagher has been a general partner of Shamrock Investments, a financial advisory firm specializing in the health care service industry, since 1987. From 1980 to 1987, Mr. Gallagher was an officer of American Medical International, Inc. ("AMI"), where he most recently served as Group Vice President. Before joining AMI, his professional career included various positions with the accounting firm of Coopers & Lybrand in Los Angeles and service as an officer in the U.S. Marine Corps.

    Mr. Hovland became Executive Vice President, Treasurer and a director of the Company in January 1994 (upon consummation of the HSI Combination). Since April 1995, Mr. Hovland has served as acting Chief Financial Officer of the Company. Mr. Hovland assumed responsibility for QualMed's financial affairs in late 1986 as Vice President for Finance and Administration. Since July 1989 he has served as Executive Vice President for Finance and Administration of QualMed. Mr. Hovland has been a director of QualMed since July 1987, has served as Treasurer of QualMed since that time and served as Secretary of QualMed from July 1987 until September 1991. Prior to joining QualMed, Mr. Hovland was the Vice President of Riverside Community Hospital in Riverside, California from 1985 to 1986. From 1980 to 1985, he was Senior Vice President and Chief Financial Officer of Parkview Episcopal Hospital in Pueblo, Colorado.

    Mr. Criscione became Senior Vice President, Governmental Relations of the Company in January 1994 upon consummation of the HSI Combination. Mr. Criscione has served as Senior Vice President of Government Affairs for Health Net since 1991. From 1983 to 1991, Mr. Criscione was Vice President of Government Relations for Kaiser Foundation Health Plan.

    Dr. Fouts became Senior Vice President of Medical Affairs of the Company in January 1994 upon consummation of the HSI Combination. Dr. Fouts has been Senior Vice President of Medical Affairs of QualMed since November 1991, and served as QualMed's Associate Vice President of Medical Affairs from August 1990 to
November 1991. He served as medical director for the Company's Colorado Springs/Pueblo service areas from November 1989 through June 1992. From April 1986 until November 1989, he served as a regional medical director for a competitor of the Company. Prior to such time, Dr. Fouts was a practicing physician in Pueblo, Colorado.

    Mr. Wang joined Health Net in April 1992 as Vice President and Chief Actuary. In September 1994 he assumed the title of Senior Vice President and Chief Actuary for Health Net, the Company and QualMed. Mr. Wang was a consulting actuary with Milliman & Robertson, Inc. from 1974 to 1992 prior to joining
Health Net. From 1972 to 1974 he was a Professor of Mathematics at the University of Colorado in Boulder, Colorado. Mr. Wang is a Fellow of the Society of Actuaries and is a Member of the American Academy of Actuaries.

    Mr. Westen has served as Senior Vice President of the Company since January 1995, and as Senior Vice President, General Counsel and Secretary of the Company since May 1995. Mr. Westen has also served as Senior Vice President, General Counsel and Secretary of QualMed since September 1993, and has served as Vice President of Administration of QualMed from August 1993 until February 1994. Since February 1995, he has served as a director of QualMed. Mr. Westen served as Assistant General Counsel and Assistant Secretary of QualMed since joining QualMed in March 1992. In 1994, he was appointed by the Governor of Colorado to the Colorado Cooperative Health Care Agreements Board. From September 1986 until March 1992, Mr. Westen was an attorney with the firm of Lord, Bissell & Brook in Chicago, Illinois.

    Mr. Wilk has served as Senior Vice President or Vice President, Human Resources and Administrative Services of Health Net since March 1992 and has functioned as the chief human resources officer since he joined Health Net in September 1990. From time to time during the period 1973 to 1990, Mr. Wilk was responsible for Human Resources functions at Allied-Signal, Johnson & Johnson, Bell Atlantic Corporation and CitiCorp.

    Mr. Woodbury became Senior Vice President of the Company in January 1994 upon consummation of the HSI Combination. Prior to that time, Mr. Woodbury had been QualMed's California Vice President of Operations since QualMed's December 1990 acquisition of HEALS, The Personal Care Physician Health Plan ("HEALS"). He served as the Chief Executive Officer and President of HEALS from August 1988 until the merger of QualMed's California HMO plans in December 1992, after which time he has served as Senior Vice President of the Company.

    Dr. Katz has served as Vice President and Chief Information Officer of the Company since July 1995. Prior to joining the Company, Dr. Katz was Vice President, Planning and Technology at Graduate Health System from March 1990 until July 1995. His other past positions include President of Integrated Technologies Resources Corporation and Associate Vice President, Technology and Information Management at Thomas Jefferson University.

DIRECTORS

    The Third Amended and Restated Certificate of Incorporation of the Company (the "Certificate") provides that the Board of Directors shall consist of not less than three nor more than twenty members, the exact number to be determined in accordance with the Company's Third Amended and Restated By-Laws (the "By-Laws"). In accordance with the By-Laws, the number of members of the Board of Directors has currently been set at fourteen (14). The Certificate provides for the Board of Directors to be divided into three classes, each class to serve for staggered three-year terms. Each class is to consist, as nearly as possible, of one-third of the total number of directors constituting the entire Board of Directors.

    The following sets forth certain information with respect to the directors of the Company, which are divided by the class in which they serve. Please refer to the information contained above under the heading "Executive Officers" for biographical information of directors who are also executive officers of the Company.


                                                                                                      TERM TO
      NAME OF DIRECTOR                           PRINCIPAL OCCUPATION                        AGE      EXPIRE
- -----------------------------  ---------------------------------------------------------     ---     ---------
CLASS I
Charles T. Braden              President of CBS Associates, Inc.                             52        1997
George Deukmejian              Partner of Sidley & Austin                                    67        1997
Michael E. Gallagher           Director of the Company and Chairman of the Board of          46        1997
                                Directors, President and Chief Executive Officer of
                                Health Net
Robert L. Montgomery           President and Chief Executive Officer of Alta Bates           59        1997
                                Health System
J. Kevin Murphy                Business Consultant                                           69        1997

CLASS II
J. Thomas Bouchard             Senior Vice President, Human Resources of International       55        1998
                                Business Machines Corporation
Thomas T. Farley               Senior Partner of Petersen, Fonda, Farley, Mattoon,           61        1998
                                Crockenberg and Garcia, P.C.
E. Keith Hovland               Executive Vice President, Treasurer and acting Chief          56        1998
                                Financial Officer of the Company
Douglas M. Mancino             Partner of McDermott, Will & Emery                            47        1998

CLASS III
Malik M. Hasan, M.D.           Chairman of the Board of Directors, President and Chief       57        1996
                                Executive Officer of the Company
Lawrence E. Austin, M.D.       Retired Northwest Vice President of Medical Affairs of        62        1996
                                the Company
Dale T. Berkbigler, M.D.       Executive Vice President of Medical Affairs of the            47        1996
                                Company and President of QualMed
Roger F. Greaves               Former Co-Chairman of the Board of Directors,                 58        1996
                                Co-President and Co-Chief Executive Officer of the
                                Company
Kenneth W. Kizer, M.D.         Health Care Consultant                                        44        1996


    Dr. Austin became a director of the Company in January 1994 (upon consummation of the HSI Combination). Dr. Austin served as a director of QualMed from 1986 until February 1995 and served as Northwest Vice President of Medical Affairs of QualMed from July 1989 until May 1993. Dr. Austin was a founding principal, director and president of Pueblo Physicians, Inc. He served as Medical Director for the Pueblo HMO service area from December 1986 to June 1989. Dr. Austin was a practicing board-certified psychiatrist in Pueblo, Colorado from 1968 to 1989. Dr. Austin served as the Chief of Staff of Parkview Episcopal Hospital in Pueblo, Colorado and as a member of the Board of Parkview Episcopal Medical Center from 1978 to 1980.

    Mr. Bouchard became a director of the Company in January 1994 (upon consummation of the HSI Combination). Mr. Bouchard served as a director of QualMed from May 1991 until February 1995. Since October 1994, Mr. Bouchard has served as Senior Vice President, Human Resources of International Business Machines Corporation. From June 1989 until October 1994, Mr. Bouchard served as Senior Vice President & Chief Human Resources Officer of U.S. West, Inc., a diversified global communications company, and prior to that time he was Senior Vice President -- Human Resources and Organization for United Technologies Corp. Mr. Bouchard has served on the Board of Directors of the Labor Policy Association since March 1991 and Nordstrom National Credit Bank since April 1991.

    Mr. Braden became a director of the Company in January 1994 (upon consummation of the HSI Combination). Mr. Braden was elected to the Health Net Board of Directors in September 1987. Mr. Braden is President of CBS Associates, Inc., a real estate advisory group. Prior to his association with CBS Associates, Inc., Mr. Braden provided business consulting services primarily to the real estate and financial industries. Mr. Braden served as Executive Vice President at Fidelity Federal Savings and Loan from 1977 to 1991. Currently, Mr. Braden serves on the Board of Trustees at Woodbury University.

    Mr. Deukmejian became a director of the Company in January 1994 (upon consummation of the HSI Combination). Mr. Deukmejian has served as a director of QualMed from April 1992 until February 1995 and, since February 1991, has been a partner in the law firm of Sidley & Austin, Los Angeles, California. Mr. Deukmejian served as Governor of the State of California for two terms, from January 1983 to January 1991. Mr. Deukmejian also served the State of California as Attorney General from 1979 to 1982, as a State Senator from 1967 to 1978 and as a State Assemblyman from 1963 to 1966. Mr. Deukmejian has been a director of Burlington Northern Santa Fe Pacific Corporation, a railroad company, since September 1995, and was a director of one of its predecessors, Santa Fe Pacific Corporation, from January 1991 until September 1995.

    Mr. Farley became a director of the Company in January 1994 (upon consummation of the HSI Combination). Mr. Farley served as a director of QualMed from February 1991 until February 1995, and is a senior partner in the law firm of Petersen, Fonda, Farley, Mattoon, Crockenberg and Garcia, P.C., Pueblo, Colorado. Mr. Farley was formerly President of the governing board of Colorado State University, the University of Southern Colorado and Ft. Lewis College and Chairman of the Colorado Wildlife Commission. He served as Minority Leader of the Colorado House of Representatives from 1967 to 1975. Mr. Farley has been a director of the Public Service Company of Colorado, a public gas and electric company, since 1983 and a director/advisor of Norwest Banks of Pueblo and Sunset since 1985. Mr. Farley has been a member of the Board of Regents of Santa Clara University, a Jesuit institution, since 1987.

    Mr. Greaves, who serves as a consultant to the Company, served as Co-Chairman of the Board of Directors, Co-President and Co-Chief Executive Officer of the Company from January 1994 (upon consummation of the HSI Combination) until March 31, 1995. Prior to January 1994, Mr. Greaves served as Chairman of the Board of Directors, President and Chief Executive Officer of HNMH since its incorporation in June 1990. Mr. Greaves is the former Chairman of the Board of Directors, President and Chief Executive Officer of Health Net. Prior to joining Health Net, Mr. Greaves held various management roles at Blue Cross of Southern California, including Vice President of Human Resources and Assistant to the President, and held various management positions at Allstate
Insurance Company from 1962 until 1968. Mr. Greaves currently serves as a Commissioner on the California Senate Advisory Commission on Life and Health Insurance and as a member of the Board of Directors of the Group Health Association of America.

    Dr. Kizer became a director of the Company in August 1994. He has been a director of the Foundation since 1992 and was Chairman of the Board of the Foundation from December 1993 through December 1995. Dr. Kizer was Chairman of the Department of Community and International Health and Professor of

Emergency Medicine and Clinical Toxicology in the Department of Internal Medicine at the University of California, Davis from July 1991 through October 1994. Dr. Kizer is also currently an adjunct professor of public policy at the University of Southern California. From 1985 to 1991, Dr. Kizer was the Director of the California Department of Health Services. Since October 1994, Dr. Kizer has been the chief executive officer of the veterans health care system of the United States government.

    Mr. Mancino became a director of the Company in January 1994 (upon consummation of the HSI Combination). Mr. Mancino has been a partner in the Los Angeles office of the law firm McDermott, Will & Emery since 1987. Mr. Mancino also is a past President of the American Academy of Healthcare Attorneys of the American Hospital Association.

    Mr. Montgomery became a director of the Company in January 1994 (upon consummation of the HSI Combination). Mr. Montgomery served as a director of QualMed from May 1991 until February 1995, and since January 1989 has served as the President and Chief Executive Officer of Alta Bates Health System, a holding company consisting of acute care hospitals, long-term care facilities, home care services and a management service company for physician practice groups and independent practice associations. Mr. Montgomery served as Executive Vice President for VHA Enterprises, Inc., a subsidiary of Voluntary Hospitals of America, Inc., from 1986 to 1988. Mr. Montgomery was a director of Blue Cross of Northern California from December 1972 to April 1984, and from 1989 to April 1991 was a director of Bay Pacific Health Plan. Mr. Montgomery has been a director of Health Risk Management, Inc., a managed care information system company, since October 1993, and of Mecon Associates Inc., a database management company, since April 1993.

    Mr. Murphy became a director of the Company in January 1994 (upon consummation of the HSI Combination). Mr. Murphy served as a director of QualMed from August 1990 until February 1995 and as Vice Chairman of the Board of Directors of QualMed during such service from July 1991. Since January 1992, Mr. Murphy has been self-employed as a business consultant, from November 1985 until December 1991 he was employed as the President of 655 Associates, Inc., a crisis management firm, and from August 1985 to January 1989 he was a Managing Director and a Senior Vice President of the Gabelli Group, Inc., a New York-based financial services company. Prior to 1985 Mr. Murphy was President of Purolator Courier Corp. and Trailways, Inc. Mr. Murphy has been a director of Pinkerton's, Inc., a security services company, since October 1990 and a member of the St. Mary College Board of Trustees since November 1995.

                       PRINCIPAL AND SELLING STOCKHOLDERS

CLASS A COMMON STOCK


    The following table sets forth certain information as of May 8, 1996 regarding the beneficial ownership of the Class A Common Stock of those persons or groups who are known to the Company to be beneficial owners of more than 5% of the outstanding shares of Class A Common Stock and all directors and executive officers as a group. The following information is based on reports on Schedules 13D or 13G filed with the Securities and Exchange Commission (the "Commission") or other reliable information.



                                                                                       SHARES BENEFICIALLY OWNED
                                                       SHARES BENEFICIALLY OWNED         AFTER THE OFFERING AND
                                                         PRIOR TO THE OFFERING        APPLICATION OF NET PROCEEDS
                                                     ------------------------------  ------------------------------
                                                     AMOUNT OF SHARES                AMOUNT OF SHARES
                                                       BENEFICIALLY     PERCENTAGE     BENEFICIALLY     PERCENTAGE
NAME AND ADDRESS OF BENEFICIAL OWNER                     OWNED (1)       OF CLASS        OWNED (1)       OF CLASS
- ---------------------------------------------------  -----------------  -----------  -----------------  -----------
Malik M. Hasan, M.D. (2)...........................    4,733,565             20.6%     4,733,565             16.8%
Amended and Restated Health Net
 Associate Trust dated May 1, 1994 (3).............    4,561,312             20.4%     1,366,938(4)           5.0%
FMR Corp. (5)......................................    2,316,175             10.3%     2,316,175              8.4%
All directors and executive officers of the Company
 as a group (21 persons)(2)(6).....................    6,674,490             28.9%     6,154,262(4)          21.8%


- ------------------------
(1) The nature of beneficial ownership for shares shown in this column is sole voting and investment power unless otherwise indicated herein, subject to community property laws where applicable.

(2) Includes 430,000 shares of Class A Common Stock with respect to which Dr. Hasan has the right to acquire beneficial ownership by virtue of outstanding vested options, and an aggregate of 85,095 shares owned by Dr. Hasan's wife (3,262 shares) or held by the Hasan Family Foundation (a private charitable foundation of which Mrs. Hasan is the chairperson) (81,833 shares), as to which shares Dr. Hasan disclaims beneficial ownership. Does not include 133,476 shares held by three trusts, the beneficiaries of which are the three children of Dr. and Mrs. Hasan and the sole trustee of which is an unrelated third party.

(3) Shares of HN Management Holdings, Inc. capital stock issued to employees and directors of Health Net prior to the HSI Combination were transferred to Roger F. Greaves, Stephen D. Vogt and Gerald Cooper, as trustees, pursuant to the Associate Trust Agreement. Pursuant to the Associate Trust Agreement, such shares are voted by the trustees and may be disposed of by the trustees on behalf of the beneficial owners of the shares. Each beneficial owner under the Associate Trust Agreement retains the full economic interest in the underlying shares of Class A Common Stock.


(4) Adjusted to reflect the repurchase by the Company of 3,194,374 shares of Class A Common Stock from beneficial owners under the Associate Trust Agreement, including 75,228 and 425,000 shares from Mr. Braden and Mr. Greaves (directors of the Company), respectively, and 5,000 and 15,000 shares from each of Mr. Criscione and Mr. Wilk (executive officers of the Company), respectively.


(5) FMR Corp. owns and controls Fidelity Management and Research Company, an investment company, which directly owns 2,120,375 shares of Class A Common Stock. FMR Corp. has sole power to dispose of all such shares. The sole power to vote or direct the voting of these 2,120,375 shares resides with the Board of Trustees of Fidelity Management and Research Company. Also includes 195,800 shares owned by Fidelity Management Trust Company, a subsidiary of FMR Corp.

(6) Includes an aggregate of 720,464 shares with respect to which all directors and executive officers as a group have the right to acquire beneficial ownership by virtue of outstanding vested options.

    On March 9, 1995, the Company and Roger F. Greaves, Stephen D. Vogt and Gerald M. Cooper (in their capacities as such, the "Trustees"), as Trustees of the trust created pursuant to the Associate Trust Agreement (the "Associate Trust"), executed a Letter Agreement (the "Letter Agreement"), which agreement was ratified by the Board of Directors of the Company on March 16, 1995. Pursuant to the Letter

Agreement, the Class A Stockholders agreed to waive their right, pursuant to the Amended Foundation Shareholder Agreement dated as of January 28, 1992 (the "Foundation Shareholder Agreement") among the Company, the Selling Stockholder and the Class A Stockholders, to purchase shares of Class B Common Stock from the Selling Stockholder, through the term of the Foundation Shareholder Agreement. The Letter Agreement provides, in relevant part, that the Company and the Class A Stockholders must hold good faith discussions to determine a procedure, consistent with the terms and conditions of the Letter Agreement, whereby each such Class A Stockholder may elect to sell to the Company a number of shares of Class A Common Stock up to the entire number of such shares beneficially owned by such Class A Stockholder under the Associate Trust (subject to applicable restrictions contained in the Credit Facility). In accordance with such discussions, in February 1996, the Company repurchased an aggregate of 303,879 shares of Class A Common Stock from the Class A Stockholders under a repurchase program adopted by the Company. In addition, the Company has agreed to repurchase an amount of shares of Class A Common Stock from such Class A Stockholders that is equal to the amount of shares sold by the Company pursuant to the Offering, at a price per share equal to the net proceeds per share to be received by the Company in the Offering.


CLASS B COMMON STOCK AND THE CALIFORNIA WELLNESS FOUNDATION

    The Selling Stockholder currently holds 25,684,152 shares of Class B Common Stock, which constitutes all of the outstanding shares of Class B Common Stock. The Selling Stockholder received all of such shares as a charitable recipient in connection with the Conversion, since the legal requirements applicable to the Conversion necessitated the transfer to a charitable recipient of an amount equal to the value of Health Net as determined by the DOC.

    In connection with the Conversion, Health Net also issued a $150 million original principal amount senior secured promissory note and a $75 million original principal amount subordinated secured promissory note to the Selling Stockholder. In January 1994, the Company made a discretionary $50 million prepayment to the Selling Stockholder on the subordinated secured promissory note, and in April 1995, the Company paid down $135 million of the outstanding debt under these notes, leaving a remaining principal balance on the senior secured promissory note of $19.6 million due on December 31, 2006. Health Net's performance under the note obligations has been guaranteed by the Company, and in accordance with the provisions of such promissory notes, Health Net has provided the Selling Stockholder with a security interest in certain collateral. The long-term portion of the principal and interest payments under the outstanding senior secured promissory note is subordinated to Health Net meeting certain minimum capital requirements under the Knox-Keene Act.

    The rights of the Class A Common Stock and the Class B Common Stock are identical except that the Class B Common Stock is generally non-voting. Upon the sale or transfer of the Class B Common Stock by the Selling Stockholder to an unrelated third party, the Class B Common Stock automatically converts into shares of Class A Common Stock. The Selling Stockholder is subject to various volume and manner of sale restrictions specified in the Foundation Shareholder Agreement which limit the number of shares that the Selling Stockholder may dispose of prior to December 31, 1998. In addition, the Foundation Shareholder Agreement, in conjunction with the Letter Agreement, requires the Selling Stockholder to offer its shares of Class B Common Stock to the Company prior to selling such shares to any other person. In this respect, the Foundation Shareholder Agreement permits the Selling Stockholder to offer and sell up to 80% of the Selling Stockholder's interest in the Class B Common Stock (or all but 5,136,830 of such shares) to the Company prior to December 31, 1998 (including up to 3,852,623 shares in 1997 and up to the balance of the 80% not previously sold in 1998). In the event the Company declines to purchase these shares offered, the Selling Stockholder will have the right to exercise demand registration rights prior to September 30 of each year as to those shares not purchased by the Company during such year. In addition, under the terms of a registration rights agreement dated March 2, 1995, prior to December 31, 1998, the Selling Stockholder has the right to demand two future registrations with respect to up to 8,026,298 shares of Class B Common Stock.

Notwithstanding its rights upon the expiration or waiver of any applicable restrictions, the Selling Stockholder currently intends to refrain from selling approximately 2.1 million shares of Class B Common Stock which may be forfeited in the event of a final adverse ruling in the Writ Proceeding described in Item 3 of the Company's Annual Report on Form 10-K for the year ended December 31, 1995.


    Prior to the completion of the Offering, the Selling Stockholder owns 53.4% of the combined outstanding shares of Class A Common Stock and Class B Common
Stock. Upon the completion of the Offering and the application of the net proceeds from the Offering by the Company, the Selling Stockholder will own 20,547,322 shares of Class B Common Stock (or 19,297,642 shares if the Underwriters' over-allotment option is exercised in full) or 42.7% of the combined outstanding shares of Class A Common Stock and Class B Common Stock (or 40.1% if the Underwriters' over-allotment option is exercised in full). Notwithstanding the Selling Stockholder's significant ownership interest in the Company, the Selling Stockholder does not consider itself nor does the Company consider the Selling Stockholder to be a control person of the Company due to the current significant restrictions imposed on the Selling Stockholder's ownership of the Class B Common Stock.


    The Selling Stockholder is an independent, private foundation created to improve the health of the people of California. The Selling Stockholder's mission is to improve the quality and accessibility of health promotion and disease prevention programs and services for a culturally diverse cross-section of California's children, youth and families, encourage the integration of health promotion and disease prevention activities into the delivery of health and human services, increase the availability of work-related health promotion opportunities for California workers and their families, and facilitate the development of public policies that support health promotion and disease prevention. In 1995, the Selling Stockholder made 177 grants in the approximate aggregate amount of $55 million.

                          DESCRIPTION OF CAPITAL STOCK


    The authorized capital stock of the Company consists of 135 million shares of Class A Common Stock, 30 million shares of Class B Common Stock, and 10 million shares of preferred stock, par value $0.001 per share (the "Preferred Stock"). As of May 8, 1996, there were 22,411,697 shares of the Class A Common Stock issued and outstanding, 25,684,152 shares of the Class B Common Stock issued and outstanding and no shares of the Preferred Stock issued and outstanding.


    The Class A Common Stock is more fully described in the Company's Registration Statement on Form 8-A (File No. 1-12718), dated January 21, 1994, and the Company's Certificate, each of which is incorporated by reference into this Prospectus. The comparison of the Class A Common Stock and the Class B Common Stock set forth below is qualified in its entirety by reference thereto.

COMPARISON OF CLASS A COMMON STOCK AND CLASS B COMMON STOCK

    VOTING. Holders of the Class A Common Stock have one vote per share on matters submitted to stockholders for approval, while holders of the Class B Common Stock generally have no voting rights other than as required by the Delaware General Corporation Law.

    DIVIDENDS, OTHER DISTRIBUTIONS AND MERGERS OR CONSOLIDATIONS. Holders of the Class A Common Stock and Class B Common Stock are entitled to equal per share cash dividends, if any, distributions upon liquidation of the Company and consideration in a merger or consolidation of the Company (whether or not the Company is the surviving corporation). Holders of the Class A Common Stock and the Class B Common Stock are entitled to equal per share stock dividends and stock splits, if any, except that if stock dividends in shares of Class A Common Stock are made to holders of Class A Common Stock, holders of Class B Common Stock may receive, on a share-for-share basis, shares of Class B Common Stock.

    CONVERSION UPON SALE. Shares of Class B Common Stock automatically convert into shares of Class A Common Stock on a one-for-one basis upon the sale or other transfer of Class B Common Stock by the Selling Stockholder to an unrelated third party.

                                  UNDERWRITING

    Upon the terms and subject to the conditions stated in the U.S. Underwriting Agreement dated the date of this Prospectus, each of the underwriters of the U.S. Offering of Class A Common Stock named below (the "U.S. Underwriters"), for whom Smith Barney Inc., Dillon, Read & Co. Inc., Dean Witter Reynolds Inc., Robertson, Stephens & Company LLC, Salomon Brothers Inc, and Volpe, Welty & Company are acting as Representatives (the "Representatives"), has severally agreed to purchase from the Company and the Selling Stockholder, and the Company and the Selling Stockholder have agreed to sell to each U.S. Underwriter, the number of shares of Class A Common Stock set forth opposite the name of such U.S. Underwriter below:


                                                                                             NUMBER OF
UNDERWRITERS                                                                                   SHARES
- -------------------------------------------------------------------------------------------  ----------
Smith Barney Inc...........................................................................
Dillon, Read & Co. Inc.....................................................................
Dean Witter Reynolds Inc...................................................................
Robertson, Stephens & Company LLC..........................................................
Salomon Brothers Inc.......................................................................
Volpe, Welty & Company.....................................................................
                                                                                             ----------
  Total....................................................................................   6,664,964
                                                                                             ----------
                                                                                             ----------


    Under the terms and subject to the conditions stated in the International Underwriting Agreement dated the date of this Prospectus, each of the managers of the concurrent International Offering of Class A Common Stock named below (the "Managers"), for whom Smith Barney Inc., Dillon, Read & Co. Inc., Dean Witter International Ltd., Robertson, Stephens & Company LLC, Salomon Brothers International Limited, and Volpe, Welty & Company are acting as lead managers (the "Lead Managers"), has severally agreed to purchase, and the Company and the Selling Stockholder have agreed to sell to each Manager, the number of shares of Class A Common Stock set forth opposite the name of such Manager below:


                                                                                             NUMBER OF
MANAGER                                                                                        SHARES
- -------------------------------------------------------------------------------------------  ----------
Smith Barney Inc...........................................................................
Dillon, Read & Co. Inc.....................................................................
Dean Witter International Ltd. ............................................................
Robertson, Stephens & Company LLC..........................................................
Salomon Brothers International Limited.....................................................
Volpe, Welty & Company.....................................................................
                                                                                             ----------
  Total....................................................................................   1,666,240
                                                                                             ----------
                                                                                             ----------


    Each of the U.S. Underwriting Agreement and the International Underwriting Agreement provides that the obligations of the several U.S. Underwriters and the several Managers to pay for and accept delivery of the shares are subject to approval of certain legal matters by counsel and to certain other conditions. The U.S. Underwriters and the Managers are obligated to take and pay for all shares of Class A Common Stock offered hereby (other than those covered by the over-allotment option described below) if any such shares are taken.

    The U.S. Underwriters and the Managers initially propose to offer part of the shares of the Class A Common Stock directly to the public at the public offering price set forth on the cover page of this Prospectus and part of the shares to certain dealers at such price less a concession not in excess of $ per share below the public offering price. The U.S. Underwriters and the Managers may allow, and such dealers may reallow, a concession not in excess of $ per share to any other U.S. Underwriter or Manager, respectively, or to certain other dealers. After the Offering, the public offering price and such concession may be changed by the U.S. Underwriters and the Managers.

    The Selling Stockholder has granted to the U.S. Underwriters an option, exercisable within 30 days from the date of this Prospectus, to purchase up to an aggregate of 999,744 additional shares of Class A Common Stock at the public offering price set forth on the cover page of this Prospectus less underwriting discounts and commissions. The U.S. Underwriters may exercise such option to purchase additional shares solely for the purpose of covering over-allotments, if any, incurred in connection with the sale of the shares of Class A Common Stock offered in the U.S. Offering. To the extent such option is exercised, each U.S. Underwriter will become obligated, subject to certain conditions, to purchase approximately the same percentage of such additional shares as the number of shares set forth next to such U.S. Underwriter's name in the preceding table bears to the total number of shares in such table.



    The Selling Stockholder has granted to the Managers an option, exercisable within 30 days from the date of this Prospectus, to purchase up to an aggregate of 249,936 additional shares of Class A Common Stock at the public offering price set forth on the cover page of this Prospectus less underwriting discounts and commissions. The Managers may exercise such option to purchase additional shares solely for the purpose of covering over-allotments, if any, incurred in connection with the sale of the shares of Class A Common Stock offered in the International Offering. To the extent such option is exercised, each Manager will become obligated, subject to certain conditions, to purchase approximately the same percentage of such additional shares as the number of shares set forth next to such Manager's name in the preceding table bears to the total number of shares in such table.


    The Company, the Selling Stockholder, the U.S. Underwriters and the Managers have agreed to indemnify each other against certain liabilities, including liabilities under the Securities Act.

    The Company has agreed that, for a period of 90 days from the date of this Prospectus, it will not, without the prior written consent of Smith Barney Inc., offer, sell, contract to sell, or otherwise dispose of, any shares of Class A Common Stock or Class B Common Stock or any securities convertible into, or exercisable or exchangeable for Class A Common Stock or Class B Common Stock, except for (i) the shares of the Class A Common Stock offered hereby, (ii) the issuance of Class A Common Stock by the Company pursuant to acquisitions, mergers or other similar transactions and (iii) the issuance of shares by the Company pursuant to employee and non-employee director stock options and the issuance or granting of shares or options by the Company pursuant to employee benefit, stock option, employee stock purchase and compensation plans of the Company.

    The Selling Stockholder and the Associate Trust have agreed that, for a period of 90 days from the date of this Prospectus, they will not, without the prior written consent of Smith Barney Inc., offer, sell, contract to sell, or otherwise dispose of, any shares of Class A Common Stock or Class B Common Stock (in the case of the Selling Stockholder) or any securities convertible into, or exercisable or exchangeable for Class A Common Stock or Class B Common Stock, except for the shares of the Class A Common Stock offered hereby by the Selling Stockholder and the shares of Class A Common Stock to be repurchased by the Company pursuant to the Offering.

    The nonemployee directors of the Company have agreed that, for a period of 90 days from the date of this Prospectus, they will not, without the prior written consent of Smith Barney Inc., offer, sell, contract to sell, or otherwise dispose of, shares of Class A Common Stock or any securities convertible into, or exercisable or exchangeable for Class A Common Stock, in excess of 25,000 shares of Class A Common Stock per director.


    The executive officers of the Company have also agreed that for a period of 90 days from the date of this Prospectus, with certain exceptions, they will not, without the prior written consent of Smith Barney Inc., offer, sell, contract to sell, or otherwise dispose of, shares of Class A Common Stock of the Company or any securities convertible into, or exercisable or exchangeable for Class A Common Stock, in excess of an aggregate of 400,000 shares (or, in the case of any given executive officer, in excess of 10% of such executive officer's beneficial ownership of such shares of Class A Common Stock), except that the exercise and sale of the underlying shares of Class A Common Stock subject to employee stock options expiring in 1996 shall not apply to this restriction and may be freely sold or disposed of.

    The U.S. Underwriters and the Managers have entered into an agreement between U.S. Underwriters and Managers pursuant to which each U.S. Underwriter has agreed that, as part of the distribution of the 6,664,964 shares of Class A Common Stock offered in the U.S. Offering (plus any of the shares to cover over-allotments, if any): (i) it is not purchasing any such shares for the account of anyone other than a U.S. or Canadian Person (as defined) and (ii) it has not offered or sold, and will not offer, sell, resell or deliver, directly or indirectly, any of such shares or distribute any prospectus relating to the U.S. Offering outside the United States or Canada to anyone other than a U.S. or Canadian Person. In addition, each Manager has agreed that as part of the distribution of the 1,666,240 shares offered in the International Offering: (i) it is not purchasing any such shares for the account of any U.S. or Canadian Person and (ii) it has not offered or sold, and will not, offer, sell, resell or deliver, directly or indirectly, any of such shares or distribute any prospectus relating to the International Offering in the United States or Canada or to any U.S. or Canadian Person. Each U.S. Underwriter and Manager has also agreed that it will offer to sell shares only in compliance with all relevant requirements of any applicable laws.


    The foregoing limitations do not apply to stabilization transactions or to certain other transactions specified in the U.S. Underwriting Agreement, the International Underwriting Agreement and the Agreement Between the U.S. Underwriters and the Managers, including: (i) certain purchases and sales between the U.S. Underwriters and the Managers, (ii) certain offers, sales, resales, deliveries or distributions to or through investment advisors or other persons exercising investment discretion, (iii) purchases, offers or sales by a U.S. Underwriter who is also acting as a Manager or by a Manager who is also acting as a U.S. Underwriter and (iv) other transactions specifically approved by the Representatives. As used herein, "U.S. or Canadian Person" means any resident or national of the United States or Canada, any corporation, partnership or other entity created or organized in or under the laws of the United States or Canada, or any estate or trust the income of which is subject to United States or Canadian income taxation regardless of the source of its income (other than the foreign branch of any U.S. or Canadian Person), and includes any United States or Canadian branch of a person other than a U.S. or Canadian Person.

    Any offer of shares of Class A Common Stock in Canada will be made only pursuant to an exemption from the requirement to file a prospectus in the relevant Province of Canada in which such offer is made.

    Each Manager has represented and agreed (i) that it has not offered or sold and will not offer or sell in the United Kingdom, by means of any document, any shares of Class A Common Stock other than to persons whose ordinary business it is to buy or sell shares or debentures, whether as principal or agent or in circumstances which do not constitute an offer to the public within the meaning of the Companies Act 1985, (ii) that it has complied and will comply with all applicable provisions of the Financial Services Act of 1986 with respect to anything done by it in relation to the shares of Class A Common Stock in, from or otherwise involving, the United Kingdom and (iii) that any document received by it in connection with the issue of the shares of Class A Common Stock has not been passed on and will not be passed on in the United Kingdom to any person unless that person is of a kind described in Article 9(3) of the Financial Services Act 1986 (Investment Advertisements) (Exemptions) Order 1988 or is a person to whom such documents may otherwise lawfully be issued or passed on.

    No action has been or will be taken in any jurisdiction by the Company or the Managers that would permit an offering to the general public of the shares of Class A Common Stock offered hereby in any jurisdiction other than the United States.

    Purchasers of the shares of Class A Common Stock offered hereby may be required to pay stamp taxes and other charges in accordance with the laws and practices of the country of purchase in addition to the offering price set forth on the cover page of this Prospectus.

    Pursuant to the Agreement between the U.S. Underwriters and the Managers, sales may be made between the U.S. Underwriters and the Managers of such number of shares of Class A Common Stock as may be mutually agreed. The price of any shares of Class A Common Stock so sold shall be the public offering price as then in effect for shares of Class A Common Stock being sold by the U.S. Underwriters, less all or any part of the selling concessions unless otherwise determined by mutual agreement. To the extent that there are sales between the U.S. Underwriters and the Managers pursuant to the Agreement Between the U.S. Underwriters and the Managers, the number of shares of Class A Common Stock initially available for sale by the U.S. Underwriters and by the Managers may be more or less than the number of shares of Class A Common Stock appearing on the front cover of this Prospectus.

    Pursuant to regulations promulgated by the Commission, market makers in the Class A Common Stock who are underwriters and prospective underwriters ("Passive Market Makers") may, subject to certain limitations, make bids for or purchases of Class A Common Stock until the earlier of the time of commencement (the "Commencement Date") of offers or sales of the Class A Common Stock contemplated by this Prospectus or the time at which a stabilizing bid for such Class A Common Stock is made. In general, on and after the date two business days prior to the Commencement Date (i) such market maker's net daily purchase of the Class A Common Stock may not exceed 30% of its average daily trading volume in such Class A Common Stock for the two full consecutive calendar months immediately preceding the filing date of the registration statement of which this Prospectus forms a part, (ii) such market maker may not effect transactions in, or display bids for, the Class A Common Stock at a price that exceeds the highest bid for the Class A Common Stock by persons who are not Passive Market Makers, and (iii) bids made by Passive Market Makers must be identified as such.

                                 LEGAL MATTERS

    The validity of the Class A Common Stock offered hereby will be passed upon for the Company by McDermott, Will & Emery, Chicago, Illinois, and for the Underwriters by Dewey Ballantine, Los Angeles, California. Mr. Mancino, a director of the Company, is a partner in the law firm of McDermott, Will & Emery and beneficially owns 10,781 shares of Class A Common Stock. Certain legal matters related to the Offering will be passed upon for the Selling Stockholder by Manatt, Phelps & Phillips, LLP, Los Angeles, California.

                                    EXPERTS

    The consolidated financial statements and the related financial statement schedules incorporated into this Prospectus by reference from the Company's Annual Report on Form 10-K for the years ended December 31, 1995 and 1994 have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report which is incorporated herein by reference, and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

    The consolidated financial statements and the related financial statement schedules of the Company, except for the financial statements and related financial statement schedules of QualMed appearing in the Company's Annual Report on Form 10-K for the year ended December 31, 1995, for the year ended December 31, 1993 have been audited by Ernst & Young LLP, independent auditors, as set forth in their report therein and incorporated herein by reference. Such consolidated financial statements, except with respect to QualMed information included therein, are incorporated herein by reference in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

    The consolidated financial statements of QualMed consolidated with those of HSI for the year ended December 31, 1993 (and not separately included in the Company's Annual Report on Form 10-K for the year ended December 31, 1993) have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report which is incorporated herein by reference, and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

                             AVAILABLE INFORMATION

    The Company is subject to the informational requirements of the Exchange Act, and, in accordance therewith, files reports, proxy statements, information statements and other information with the Commission. Such reports, proxy statements, information statements and other information filed by the Company can be inspected and copied at the public reference facilities maintained by the Commission at the principal offices of the Commission, Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Commission's regional offices located at Northwestern Atrium Center, 500 West Madison Street, Chicago, Illinois

60661-2511, and at Suite 1300, 7 World Trade Center, New York, New York 10048. Copies of such material can be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates. In addition, material filed by the Company can be inspected at the office of the NYSE, 20 Broad Street, New York, New York 10005.

    The Company has filed with the Commission a Registration Statement on Form S-3 (herein together with all amendments thereto called the "Registration
Statement") under the Securities Act with respect to the securities offered hereby. This Prospectus does not contain all of the information set forth or incorporated by reference into the Registration Statement and the exhibits and schedules relating thereto, certain portions of which have been omitted as permitted by the rules and regulations of the Commission. For further information with respect to the Company and the securities offered by this Prospectus, reference is made to the Registration Statement and the exhibits and schedules thereto which are on file at the offices of the Commission and may be obtained upon payment of the fee prescribed by the Commission, or may be examined without charge at the offices of the Commission. Statements contained in this Prospectus as to the contents of any contract or other documents referred to herein are not necessarily complete, and are qualified in all respects by the terms of such contracts and documents by such reference.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

    The following documents previously filed with the Commission are hereby incorporated by reference into this Prospectus:

    1. The Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1995.


    2. The Company's two Current Reports on Form 8-K each dated March 15, 1995, the Company's Current Report on Form 8-K dated December 8, 1995, as amended by the Company's Current Report on Form 8-K/A dated March 27, 1996, the Company's Current Report on Form 8-K dated April 10, 1996 and the Company's Current Report on Form 8-K dated May 3, 1996.


    3. The description of the Class A Common Stock of the Company contained in its Registration Statement on Form 8-A, dated January 21, 1994.

    All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act prior to the termination of the Offering shall be deemed to be incorporated by reference in this Prospectus and to be a part of this Prospectus from the date of filing thereof. Any statement contained in a document incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as modified or superseded, to constitute a part of this Prospectus.

    The Company hereby undertakes to provide without charge to each person to whom a copy of this Prospectus has been delivered, on the written or oral request of any such person, a copy of any or all of the documents referred to above which have been or may be incorporated by reference into this Prospectus by reference (other than exhibits). Requests for such copies should be directed to: Health Systems International, Inc., 21600 Oxnard Street, Woodland Hills, California 91367, Attention: Investor Relations Department, telephone (818) 719-6978.

                       HEALTH SYSTEMS INTERNATIONAL, INC.
                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

                                                                                                               PAGE
                                                                                                             ---------
Report of Deloitte & Touche LLP, independent auditors......................................................  F-2
Report of the Audit Committee of the Board of Directors of Health Systems International, Inc...............  F-3
Consolidated Balance Sheets at December 31, 1995 and 1994..................................................  F-4
Consolidated Statements of Income for each of the three years in the period ended December 31, 1995........  F-5
Consolidated Statements of Cash Flows for each of the three years in the period ended December 31, 1995....  F-6
Supplemental Schedule to Consolidated Statements of Cash Flows for each of the three years in the period ended December 31, 1995...................................................................................  F-7
Consolidated Statements of Stockholders' Equity for each of the three years in the period ended December
 31, 1995..................................................................................................  F-8
Notes to Consolidated Financial Statements.................................................................  F-9

                         REPORT OF INDEPENDENT AUDITORS

Board of Directors and Stockholders of
Health Systems International, Inc.
Pueblo, Colorado
Woodland Hills, California

We have audited the accompanying consolidated balance sheets of Health Systems International, Inc. as of December 31, 1995 and 1994, and the related consolidated statements of income, stockholders' equity, and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on the financial statements based on our audits. The consolidated financial statements of Health Systems International, Inc. for the year ended December 1993 were audited by other auditors whose report, dated March 7, 1994, expressed an unqualified opinion on those consolidated financial statements.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of Health Systems International, Inc. at December 31, 1995 and 1994, and the results of its consolidated operations and its cash flows for the years then ended in conformity with generally accepted accounting principles.

Deloitte & Touche LLP

Los Angeles, California
February 16, 1996

                       HEALTH SYSTEMS INTERNATIONAL, INC.
            REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

    The Board of Directors of the Company addresses its oversight responsibility for the consolidated financial statements through its Audit Committee. The Audit Committee meets regularly with the independent auditors to discuss the results of their audit work and their evaluation of the adequacy of the internal controls and the quality financial reporting of the Company.

    In fulfilling its responsibilities in 1995, the Audit Committee recommended to the Board of Directors, subject to stockholder ratification, the selection of the Company's independent auditors. The Audit Committee reviewed the overall scope and specific plans of the independent auditor's audit plans, and discussed the independent auditor's management letter recommendations, approved their general audit fees and reviewed their non-audit services to the Company.

    The Audit Committee meetings are designed to facilitate open communications between the independent auditors and the Audit Committee. To ensure auditor independence, the independent auditors of the Company have full and free access of the Audit Committee.

Thomas T. Farley, Chairman
Audit Committee
March 19, 1996

              HEALTH SYSTEMS INTERNATIONAL, INC. AND SUBSIDIARIES
                          CONSOLIDATED BALANCE SHEETS
                       (IN THOUSANDS, EXCEPT SHARE DATA)

                                                                                       DECEMBER 31,  DECEMBER 31,
                                                                                           1995          1994
                                                                                       ------------  ------------
ASSETS
Current assets
  Cash and equivalents...............................................................   $  225,932    $  267,877
  Marketable securities held for sale................................................      366,629       244,495
  Premiums receivable, net of allowances of $13,408 in 1995 and
   $11,235 in 1994...................................................................       91,106        63,374
  Prepaid expenses and other.........................................................       34,849        20,546
  Deferred income taxes..............................................................       18,902        33,732
                                                                                       ------------  ------------
    Total current assets.............................................................      737,418       630,024
  Property and equipment, net........................................................       84,743        75,095
  Goodwill and other intangible assets, net..........................................      336,365       182,735
  Deferred income taxes..............................................................        1,958
  Other assets.......................................................................       53,227         6,543
                                                                                       ------------  ------------
    TOTAL ASSETS.....................................................................   $1,213,711    $  894,397
                                                                                       ------------  ------------
                                                                                       ------------  ------------

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities
  Estimated claims payable...........................................................   $  310,392    $  263,566
  Shared risk and other settlements..................................................       30,664        64,101
  Unearned subscriber premiums.......................................................       91,596        54,422
  Accounts payable and accrued expenses..............................................      120,161        78,073
  Federal and state income taxes payable.............................................       13,196         9,998
  Notes payable, current portion.....................................................        2,340         8,207
                                                                                       ------------  ------------
    Total current liabilities........................................................      568,349       478,367
  Notes payable......................................................................      354,080       158,340
  Deferred income taxes..............................................................                     28,335
  Other..............................................................................        5,755         5,750
                                                                                       ------------  ------------
                                                                                           928,184       670,792
Commitment and contingencies (Notes 6, 7 and 8)
Stockholders' equity
  Preferred stock, $.001 par value
   Authorized shares -- 10,000,000
   Issued and outstanding shares -- none
  Class A common stock, $.001 par value
   Authorized shares -- 135,000,000
   Issued and outstanding shares -- 22,643,030 in 1995 and 23,462,396 in 1994........           23            24
  Class B nonvoting convertible common stock, $.001 par value
   Authorized shares -- 30,000,000
   Issued and outstanding shares -- 25,684,152 in 1995 and 1994......................           26            26
  Additional paid-in capital.........................................................       66,147        70,688
  Retained earnings..................................................................      233,711       176,629
  Treasury stock, 654,881 shares of Class A common stock in 1994.....................                    (18,940)
  Advances to repurchase 574,869 shares of Class A common stock......................      (16,330)
  Unrealized gain (loss) on marketable securities held for sale, net.................        1,950        (4,822)
                                                                                       ------------  ------------
    Total stockholders' equity.......................................................      285,527       223,605
                                                                                       ------------  ------------
    TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY.......................................   $1,213,711    $  894,397
                                                                                       ------------  ------------
                                                                                       ------------  ------------

          See accompanying notes to consolidated financial statements.

              HEALTH SYSTEMS INTERNATIONAL, INC. AND SUBSIDIARIES
                       CONSOLIDATED STATEMENTS OF INCOME
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                                  YEAR ENDED DECEMBER 31,
                                                                          ----------------------------------------
                                                                              1995          1994          1993
                                                                          ------------  ------------  ------------
Revenues:
Premium revenue.........................................................  $  2,692,335  $  2,290,601  $  1,943,730
Administrative services revenue.........................................        39,717        15,561        13,530
                                                                          ------------  ------------  ------------
      Total revenues....................................................     2,732,052     2,306,162     1,957,260
                                                                          ------------  ------------  ------------
Operating expenses:
  Health care expenses:
    Physician...........................................................     1,053,630       911,476       790,303
    Hospital............................................................       883,100       742,248       622,817
    Pharmacy and other..................................................       243,547       184,511       154,112
                                                                          ------------  ------------  ------------
      Total health care expenses........................................     2,180,277     1,838,235     1,567,232
Marketing, general and administrative...................................       302,870       266,764       262,927
Depreciation and amortization...........................................        48,140        39,692        34,187
Administrative services expenses........................................        37,453        15,623        10,837
Merger-related costs....................................................        20,164           672        29,725
                                                                          ------------  ------------  ------------
      Total operating expenses..........................................     2,588,904     2,160,986     1,904,908
                                                                          ------------  ------------  ------------
Operating income........................................................       143,148       145,176        52,352

Investment income.......................................................        33,170        20,143        18,561
Interest expense........................................................       (19,675)      (14,551)      (18,675)
                                                                          ------------  ------------  ------------
Income before income taxes and minority interest........................       156,643       150,768        52,238

Income taxes............................................................        67,307        62,759        28,438
Minority interest in loss of subsidiary.................................           256            66
                                                                          ------------  ------------  ------------
NET INCOME..............................................................  $     89,592  $     88,075  $     23,800
                                                                          ------------  ------------  ------------
                                                                          ------------  ------------  ------------
Earnings per share:
  PRIMARY AND FULLY DILUTED.............................................  $       1.83  $       1.77  $       0.48
                                                                          ------------  ------------  ------------
                                                                          ------------  ------------  ------------
Weighted average common shares outstanding:
  PRIMARY...............................................................        48,831        49,691        49,517
                                                                          ------------  ------------  ------------
                                                                          ------------  ------------  ------------
  FULLY DILUTED.........................................................        48,883        49,792        49,624
                                                                          ------------  ------------  ------------
                                                                          ------------  ------------  ------------

          See accompanying notes to consolidated financial statements.

              HEALTH SYSTEMS INTERNATIONAL, INC. AND SUBSIDIARIES
                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)

                                                                                    YEAR ENDED DECEMBER 31,
                                                                             -------------------------------------
                                                                                1995         1994         1993
                                                                             -----------  -----------  -----------
OPERATING ACTIVITIES
Net income.................................................................  $    89,592  $    88,075  $    23,800
Adjustments to reconcile net income to net cash provided by operating activities:
  Depreciation and amortization of fixed and intangible assets.............       48,140       39,692       34,187
  Deferred income taxes....................................................        7,585           70      (19,801)
Changes in operating assets and liabilities:
  Premiums receivable and unearned subscriber premiums.....................       25,582        1,946        4,274
  Prepaid expenses and other...............................................      (18,523)      (7,967)      (5,913)
  Estimated claims payable, shared risk and other settlements..............      (30,000)      31,856       32,168
  Accounts payable and accrued expenses....................................      (20,833)         308       22,761
  Federal and state income taxes payable...................................       10,082        6,781      (27,472)
                                                                             -----------  -----------  -----------
Net cash provided by operating activities..................................      111,625      160,761       64,004
                                                                             -----------  -----------  -----------
INVESTING ACTIVITIES
Sale or redemption of marketable securities held for sale..................      249,506      295,943      178,849
Purchases of marketable securities held for sale...........................     (328,957)    (235,043)    (264,796)
Purchases of property and equipment, net...................................      (35,647)     (28,883)     (24,610)
Acquisition of subsidiaries, net of cash acquired..........................     (139,462)        (795)      (1,637)
Investment in HDS..........................................................      (21,949)
Other......................................................................       (5,798)
                                                                             -----------  -----------  -----------
Net cash provided (used) by investing activities...........................     (282,307)      31,222     (112,194)
                                                                             -----------  -----------  -----------
FINANCING ACTIVITIES
Purchase of treasury stock.................................................      (24,418)     (18,940)
Advances to repurchase shares of Class A common stock......................      (16,330)
Proceeds from exercise of stock options and employee
 stock plan purchases......................................................        4,524        4,686        1,142
Borrowings.................................................................      310,000                    11,400
Repayment of debt and other non-current liabilities........................     (145,039)     (60,011)     (18,151)
                                                                             -----------  -----------  -----------
Net cash provided (used) by financing activities...........................      128,737      (74,265)      (5,609)
                                                                             -----------  -----------  -----------
Increase (decrease) in cash and equivalents................................      (41,945)     117,718      (53,799)
Cash and equivalents, beginning of period..................................      267,877      150,159      203,958
                                                                             -----------  -----------  -----------
CASH AND EQUIVALENTS, END OF PERIOD........................................  $   225,932  $   267,877  $   150,159
                                                                             -----------  -----------  -----------
                                                                             -----------  -----------  -----------

          See accompanying notes to consolidated financial statements.

              HEALTH SYSTEMS INTERNATIONAL, INC. AND SUBSIDIARIES
       SUPPLEMENTAL SCHEDULE TO THE CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)

                                                                                      YEAR ENDED DECEMBER 31,
                                                                                  --------------------------------
                                                                                     1995       1994       1993
                                                                                  ----------  ---------  ---------
SUPPLEMENTAL CASH FLOW INFORMATION
Cash paid during the year for:
  Income taxes..................................................................  $   39,600  $  53,335  $  76,700
  Interest......................................................................      19,472     14,462     18,702

SUPPLEMENTAL SCHEDULE OF NON-CASH INVESTING AND FINANCING ACTIVITIES
Issuance of notes and assumption of liabilities as consideration in acquisition
 of GHH.........................................................................  $   28,200  $          $
Tax benefit realized upon exercise of stock options.............................       8,647      1,515        833
Change in unrealized gain (loss) on marketable securities held for sale.........       6,772     (6,083)     1,261
Leases capitalized..............................................................                               905
Retirement of treasury stock....................................................      43,358

DETAILS OF BUSINESSES ACQUIRED IN PURCHASE TRANSACTIONS
Fair value of assets acquired...................................................  $  287,403  $   5,084  $   4,463
Less liabilities assumed........................................................     105,787      3,972        343
                                                                                  ----------  ---------  ---------
Cash paid for acquisitions......................................................     181,616      1,112      4,120
Cash acquired in acquisitions...................................................      42,154        317      2,483
                                                                                  ----------  ---------  ---------
Net cash paid in acquisitions...................................................  $  139,462  $     795  $   1,637
                                                                                  ----------  ---------  ---------
                                                                                  ----------  ---------  ---------

          See accompanying notes to consolidated financial statements.

              HEALTH SYSTEMS INTERNATIONAL, INC. AND SUBSIDIARIES
                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
                                 (IN THOUSANDS)

                                                            COMMON STOCK
                                           ----------------------------------------------
                                                  CLASS A                 CLASS B          ADDITIONAL       TREASURY STOCK
                                           ----------------------  ----------------------    PAID-IN    ----------------------
                                            SHARES      AMOUNT      SHARES      AMOUNT       CAPITAL      SHARES      AMOUNT
                                           ---------  -----------  ---------  -----------  -----------  -----------  ---------
Balance at January 1, 1993...............     22,766   $      23      25,684   $      26    $  62,513                $
  Exercise of stock options, including
   related tax benefit...................        192                                            1,412
  Employee stock purchase plan...........         49                                              563
  Adjustment for the implementation of
   SFAS No. 115..........................
  Net income.............................
                                           ---------         ---   ---------         ---   -----------       -----   ---------
Balance at December 31, 1993.............     23,007          23      25,684          26       64,488
  Exercise of stock options, including
   related tax benefit...................        401           1                                5,298
  Employee stock purchase plan...........         54                                              902
  Purchase of treasury stock.............                                                                     (655)    (18,940)
  Unrealized loss on marketable
   securities held for sale, net.........
Net income...............................
                                           ---------         ---   ---------         ---   -----------       -----   ---------
Balance at December 31, 1994.............     23,462          24      25,684          26       70,688         (655)    (18,940)
  Exercise of stock options, including
   related tax benefit...................        629           1                                5,234
  Employee stock purchase plan...........         48                                            1,071
  Purchase of treasury stock.............                                                                     (841)    (24,418)
  Retirement of treasury stock...........     (1,496)         (2)                             (10,846)       1,496      43,358
  Advances to repurchase stock...........
  Unrealized gain on marketable
   securities held for sale, net.........
  Net income.............................
                                           ---------         ---   ---------         ---   -----------       -----   ---------
Balance at December 31, 1995.............     22,643   $      23      25,684   $      26    $  66,147                $
                                           ---------         ---   ---------         ---   -----------       -----   ---------
                                           ---------         ---   ---------         ---   -----------       -----   ---------

                                                                     UNREALIZED
                                                                     GAIN (LOSS)
                                                                    ON MARKETABLE
                                           ADVANCES TO               SECURITIES
                                           REPURCHASE   RETAINED      HELD FOR
                                              STOCK     EARNINGS        SALE          TOTAL
                                           -----------  ---------  ---------------  ---------
Balance at January 1, 1993...............   $           $  64,754     $             $ 127,316
  Exercise of stock options, including
   related tax benefit...................                                               1,412
  Employee stock purchase plan...........                                                 563
  Adjustment for the implementation of
   SFAS No. 115..........................                                 1,261         1,261
  Net income.............................                  23,800                      23,800
                                           -----------  ---------       -------     ---------
Balance at December 31, 1993.............                  88,554         1,261       154,352
  Exercise of stock options, including
   related tax benefit...................                                               5,299
  Employee stock purchase plan...........                                                 902
  Purchase of treasury stock.............                                             (18,940)
  Unrealized loss on marketable
   securities held for sale, net.........                                (6,083)       (6,083)
Net income...............................                  88,075                      88,075
                                           -----------  ---------       -------     ---------
Balance at December 31, 1994.............                 176,629        (4,822)      223,605
  Exercise of stock options, including
   related tax benefit...................                                               5,235
  Employee stock purchase plan...........                                               1,071
  Purchase of treasury stock.............                                             (24,418)
  Retirement of treasury stock...........                 (32,510)
  Advances to repurchase stock...........     (16,330)                                (16,330)
  Unrealized gain on marketable
   securities held for sale, net.........                                 6,772         6,772
  Net income.............................                  89,592                      89,592
                                           -----------  ---------       -------     ---------
Balance at December 31, 1995.............   $ (16,330)  $ 233,711     $   1,950     $ 285,527
                                           -----------  ---------       -------     ---------
                                           -----------  ---------       -------     ---------

          See accompanying notes to consolidated financial statements.

                       HEALTH SYSTEMS INTERNATIONAL, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.  ORGANIZATION AND SIGNIFICANT ACCOUNTING POLICIES

    ORGANIZATION AND BASIS OF PRESENTATION

    These consolidated financial statements present the accounts of Health Systems International, Inc. and its wholly-and majority-owned subsidiaries, including Health Net, QualMed, Inc. ("QualMed"), HN Reinsurance Limited ("HNR"), M.D. Enterprises of Connecticut, Inc. ("MDEC") and G.H. Holding Corporation ("GHH") (collectively, the "Company"). All significant intercompany balances and transactions have been eliminated in consolidation.

    NATURE OF OPERATIONS

    The Company provides a wide range of managed health care services through Health Net, a California health maintenance organization ("HMO"), and QualMed, the parent company of a system of HMOs with operations in various Western states. In March 1995, the Company acquired MDEC, the parent company of M.D. Health Plan, Inc., an HMO operating in Connecticut ("M.D. Health Plan"), and in December 1995 the Company acquired GHH, the parent company of Greater Atlantic Health Service, Inc. ("Greater Atlantic"), an HMO operating in Pennsylvania and New Jersey. The Company also owns a preferred provider organization ("PPO") network with operations in 36 states and two health and life insurance companies with licenses to sell insurance in 33 states and the District of Columbia.

    In California, the Company generally provides services to its members by contract with participating medical groups on a capitated or fixed fee per member per month ("PMPM") basis. Outside of California, the Company generally provides services to its members through contracts with individual physicians and groups of physicians on a discounted fee-for-service basis and in certain areas through capitation arrangements with physician groups.

    HSI COMBINATION

    On January 28, 1994, the Company, successor by name change to HN Management Holdings, Inc. ("HNMH") (which was formed in 1990 for the purpose of acquiring Health Net) and QualMed completed a merger (the "HSI Combination"). In the HSI Combination, QualMed stockholders received one share of the Company's Class A Common Stock for each share of QualMed common stock and, at the same time, previously outstanding HNMH shares (both Class A voting and Class B nonvoting) were split in a ratio of 3.3618 shares of the Company's Common Stock for each previously existing share of HNMH stock. The HSI Combination was accounted for as a pooling-of-interests. In accordance with the pooling-of-interests method, the consolidated financial statements of the Company include the accounts of Health Net, QualMed and their subsidiaries for all periods presented. In addition, retroactive effect of the stock split has been given to all shares and per share information in the accompanying consolidated financial statements.

    In connection with the HSI Combination, the Company accrued certain direct transaction and integration costs totaling $29.7 million which were reflected as merger-related costs in the Company's 1993 consolidated statement of income. Such fees and expenses consist of $17.4 million of direct transaction costs (including investment banking fees, legal, accounting and printing costs, and costs associated with the change of control provisions of certain agreements with certain senior executives) and $12.3 million of integration costs (including employee severance, facility consolidation, conformity of employee benefits and other items). Through December 31, 1995, the Company has made payments for merger-related costs of approximately $28.9 million relating to these items.

    Management believes that the remaining amount of the original accrual will be adequate for any future costs incurred. Merger costs recorded in 1994 relate to the acquisition of MDEC discussed elsewhere herein.

                       HEALTH SYSTEMS INTERNATIONAL, INC.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

1.  ORGANIZATION AND SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
    TERMINATED WELLPOINT AND BLUE CROSS OF CALIFORNIA BUSINESS COMBINATION

    On March 31, 1995, the Company, WellPoint Health Networks Inc. ("WellPoint") and Blue Cross of California ("BCC") entered into an Agreement and Plan of Reorganization (the "Plan of Reorganization"), which provided for, among other things, the business combination of the Company, WellPoint and certain commercial operations of BCC (the "HSI/WellPoint Transaction").

    In progressing with the final steps necessary to complete the proposed HSI/WellPoint Transaction, the Company, WellPoint and BCC encountered certain disagreements regarding various issues. On December 14, 1995, the Company, BCC and WellPoint announced that they had been unable to resolve certain differences and were engaged in discussions regarding a mutual termination and release of all claims against one another related to the proposed HSI/WellPoint Transaction. On December 28, 1995, the Company, WellPoint and BCC announced that they had entered into a Settlement Agreement and Mutual General Release dated December 27, 1995 (the "Settlement Agreement"). Pursuant to the Settlement Agreement, (i) all agreements among BCC and/or WellPoint, on the one hand, and the Company and/or certain of the Company's stockholders, on the other hand (including, without limitation, (a) the Plan of Reorganization and (b) the Stockholder Agreements and related Irrevocable Proxies dated March 31, 1995 among WellPoint, BCC and each of such stockholders in connection with the HSI/WellPoint Transaction), were terminated and (ii) all claims arising between BCC, WellPoint and Mr. Leonard D. Schaeffer, the Chairman of both WellPoint and BCC, on the one hand, and the Company and such stockholders, on the other hand, relating to the proposed HSI/WellPoint Transaction were released.

    In connection with the HSI/WellPoint Transaction, the Company incurred merger-related costs totaling approximately $20.2 million in 1995. Such costs include legal, accounting and consulting fees, as well as severance related costs of $12.2 million resulting from agreements with certain key executives in contemplation of the proposed HSI/WellPoint Transaction.

    HEALTH NET CONVERSION

    On February 6, 1992, Health Net received approval from the California Department of Corporations ("DOC") for the Conversion. Under the terms of the Conversion as approved by the DOC, on February 7, 1992, ownership of Health Net was transferred to the Company, and Health Net contributed $300 million to a qualifying independent charitable organization, The California Wellness Foundation (the "Foundation"). In addition, the Foundation received 7,640,000 (25,684,152 after giving effect to the 3.3618:1 stock split) shares of Class B nonvoting common stock of the Company. The Foundation was established by Health Net to provide public awareness and educational programs to promote healthy lifestyles, and other health-related programs. The contribution by Health Net in connection with the Conversion included $75 million in cash and $225 million in notes payable to the Foundation. The Conversion was accounted for under the purchase method of accounting and the excess of the Conversion price over the fair value of net assets acquired was recorded as goodwill. During 1995, the Company eliminated approximately $33.0 million of associated goodwill (See Note
8).

    STATUTORY ACCOUNTING PRACTICES

    All of the Company's health plans as well as its insurance subsidiaries are required to periodically file financial statements with regulatory agencies in accordance with statutory accounting and reporting practices. Under the California Knox-Keene Health Care Service Plan Act, Health Net must comply with certain minimum capital or tangible net equity ("TNE") requirements. The Company's non-California health plans, as well as its Health and Life Insurance Company, must comply with their respective state's minimum regulatory net worth requirements generally under the regulation of the respective state's department of insurance.

                       HEALTH SYSTEMS INTERNATIONAL, INC.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

1.  ORGANIZATION AND SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
    The long-term portion of Health Net's debt to the Foundation, as discussed in Note 5, is subordinated to Health Net satisfying its TNE requirements. Dividends and loans by Health Net are restricted to the extent that the payment of such would reduce its TNE below the minimum requirement. As of December 31, 1995 and 1994, all of the Company's health plans exceeded their respective minimum TNE requirements. On a cumulative basis, the regulatory net worth of the Company's health plans exceeded the minimum aggregate requirement by approximately $172 million and $145 million at December 31, 1995 and 1994, respectively.

    REVENUE RECOGNITION AND HEALTH CARE EXPENSES

    Each of the Company's individual HMOs generally provide health care to their members for a prepaid monthly fee. Premiums for members are recognized as revenue in the month in which the members are entitled to service. Premiums collected in advance are deferred and recorded as unearned subscriber premiums.

    The cost of health care services is recognized in the period in which it is provided and includes an estimate of the cost of services which have been incurred but not yet reported. Such costs include payments to primary care physicians, specialists, hospitals, out-patient care facilities and the costs associated with managing the extent of such care. The estimate for accrued health care costs is based on actuarial projections of hospital and other costs using historical studies of claims paid. Estimates are continually monitored and reviewed and, as settlements are made or estimates adjusted, differences are reflected in current operations.

    CAPITATION AND SHARED-RISK ARRANGEMENTS

    The Company generally contracts in California with various medical groups to provide professional care to certain of its members on a capitation or fixed fee PMPM. Capitation contracts generally include provisions for stop-loss and non-capitated services for which the Company is liable. Professional capitated contracts also generally contain provisions for shared risk, whereby the Company and the medical groups share in the variance between actual hospital costs and predetermined goals. Additionally, the Company contracts with certain hospitals to provide hospital care to enrolled members on a capitated basis.

    CASH AND EQUIVALENTS

    Cash equivalents include all highly liquid investments with a maturity of three months or less when purchased.

    The Company and its consolidated subsidiaries are required to set aside certain funds for restricted purposes. As of December 31, 1995 and 1994, balances of $2.0 million and $3.2 million, respectively, which are held in financial depository accounts, are restricted as to use.

    MARKETABLE SECURITIES

    The Company accounts for investments in accordance with SFAS No. 115 "Accounting for Certain Investments in Debt and Equity Securities" and has determined that all marketable securities (which are primarily comprised of debt securities) held as of December 31, 1995 and 1994 are available for sale. Accordingly, such securities are carried at fair value determined using quoted market prices, and unrealized gains or losses, net of applicable income taxes, are recorded in stockholders' equity. The Company has also determined that such marketable securities are available for use in current operations and, accordingly, has classified such securities as current assets without regard to the securities' contractual maturity dates.

    The cost of marketable securities sold is determined in accordance with the specific identification method and realized gains and losses are included in investment income.

    The Company and its consolidated subsidiaries are required to set aside funds for the protection of their plan members in accordance with the laws of the various states in which they operate. Such restricted funds totaled $9.3 million and $5.4 million at December 31, 1995 and 1994, respectively, and are held in

                       HEALTH SYSTEMS INTERNATIONAL, INC.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

1.  ORGANIZATION AND SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
U.S. Treasury bills and certificates of deposit with commercial banks. These investments are included in marketable securities held for sale. Interest earned on such investments accrues to the Company and its consolidated subsidiaries and is not restricted as to use.

    PROPERTY AND EQUIPMENT

    Property and equipment are stated at historical cost less accumulated depreciation. Depreciation is computed using the straight-line method over the estimated useful lives of the various classes of assets or the lease term, whichever is less. Lives of the assets range from three to 40 years.

    COSTS OF COMPUTER SOFTWARE DEVELOPED FOR INTERNAL USE

    With respect to internal costs incurred in the development of computer software, the Company expenses such costs in the period they are incurred. External costs incurred in the development of computer software are capitalized. The Company capitalized approximately $12.7 million and $8.2 million of computer software development costs in 1995 and 1994, respectively. In 1993, costs eligible for capitalization were immaterial. Capitalized costs of computer software developed for internal use are amortized using the straight line method over the remaining estimated economic life of four years of the product. Amortization expense amounted to $2,203,000 and $576,000 in 1995 and 1994, respectively.

    GOODWILL AND OTHER INTANGIBLE ASSETS

    Goodwill and other intangible assets have resulted from the Conversion, as well as acquisitions which have been accounted for under the purchase method. Other intangible assets consist of the value of employer group contracts and provider networks. The Company routinely evaluates the recoverability of goodwill and other intangible assets based on estimated future cash flows.

    Intangible assets consisted of the following at December 31, 1995 (in thousands):

                                                                                        BALANCE AT
                                                                         ACCUMULATED   DECEMBER 31,  AMORTIZATION
                                                                COST     AMORTIZATION      1995         PERIOD
                                                             ----------  ------------  ------------  ------------
Goodwill...................................................  $  279,815   $   25,041    $  254,774      35 years
Provider network...........................................      19,125        1,068        18,057    5-20 years
Employer group contracts...................................      94,951       37,354        57,597      11 years
Other......................................................       6,261          324         5,937       4 years
                                                             ----------  ------------  ------------
                                                             $  400,152   $   63,787    $  336,365
                                                             ----------  ------------  ------------
                                                             ----------  ------------  ------------

    Intangible assets consisted of the following at December 31, 1994 (in thousands):

                                                                                        BALANCE AT
                                                                         ACCUMULATED   DECEMBER 31,  AMORTIZATION
                                                                COST     AMORTIZATION      1995         PERIOD
                                                             ----------  ------------  ------------  ------------
Goodwill...................................................  $  136,066   $   18,053    $  118,013      35 years
Provider network...........................................       6,434          534         5,900    5-14 years
Employer group contracts...................................      87,063       29,464        57,599      11 years
Other......................................................       1,370          147         1,223       4 years
                                                             ----------  ------------  ------------
                                                             $  230,933   $   48,198    $  182,735
                                                             ----------  ------------  ------------
                                                             ----------  ------------  ------------

    CONCENTRATIONS OF CREDIT RISK

    Financial instruments that potentially subject the Company to concentrations of credit risk consist primarily of marketable securities as described in Note 2, cash equivalents and premiums receivable. All cash equivalents and investments are managed within established guidelines which limit the amounts which may be invested with one issuer. Concentrations of credit risk with respect to premiums receivable are limited

                       HEALTH SYSTEMS INTERNATIONAL, INC.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

1. ORGANIZATION AND SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) due to the large number of payers comprising the Company's customer base. The Company's ten largest employer groups accounted for 23.9% and 43.6% of receivables and 24.8% and 26.7% of premium revenue as of December 31, 1995 and 1994, respectively, and for the years then ended. In addition, the company has a receivable in the amount of $20.5 million from the State of Connecticut that represents claims paid by the Company and reimbursable by the State of Connecticut pursuant to a previous ASO arrangement. Included in other assets is $18 million of this receivable.

    INCOME TAXES

    Deferred income taxes reflect the net effects of temporary differences between the carrying values of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. The differences result in taxable or deductible amounts for income tax purposes when the reported amount of the asset or liability in the financial statements is recovered or settled, respectively. The Company has recorded a deferred tax asset of $20.9 million as of December 31, 1995. Although realization is not assured, management believes it is more likely than not that all of the deferred tax asset will be realized.

    EARNINGS PER SHARE

    Earnings per share is calculated based on the weighted average shares of common stock and common stock equivalents outstanding during the periods presented. Common stock equivalents arising from dilutive stock options are computed using the treasury stock method.

    USE OF ESTIMATES IN THE PREPARATION OF FINANCIAL STATEMENTS

    The preparation of the financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

    NEW ACCOUNTING PRONOUNCEMENTS

    In March 1995, FINANCIAL ACCOUNTING STANDARDS BOARD STATEMENT NO. 121, "ACCOUNTING FOR THE IMPAIRMENT OF LONG-LIVED ASSETS AND FOR LONG-LIVED ASSETS TO BE DISPOSED OF" was issued which establishes accounting standards for the impairment of long-lived assets, certain identifiable intangibles, and goodwill related to those assets to be held and used for long-lived assets and certain intangibles to be disposed of. The Company is evaluating the impact of this standard which must be implemented in 1996. The impact of such adoption on the consolidated financial statements is not expected to be material.

    In October 1995, FINANCIAL ACCOUNTING STANDARDS BOARD STATEMENT NO. 123, "ACCOUNTING FOR STOCK BASED COMPENSATION" was issued establishing financial and reporting standards for stock based compensation plans. The Company is evaluating the impact of this standard which must be implemented in 1996. The impact of such adoption on the consolidated financial statements is not expected to be material.

    RECLASSIFICATIONS

    Certain prior year amounts have been reclassified to conform to the current presentation.

                       HEALTH SYSTEMS INTERNATIONAL, INC.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

2.  MARKETABLE SECURITIES HELD FOR SALE
    The following is a summary of marketable securities held for sale as of December 31, 1995 (in thousands):

                                                                        GROSS        GROSS     ESTIMATED
                                                                     UNREALIZED   UNREALIZED      FAIR
                                                            COST        GAINS       LOSSES       VALUE
                                                         ----------  -----------  -----------  ----------
U.S. Government securities.............................  $   99,640   $     445    $    (136)  $   99,949
Asset-backed securities................................     146,363       2,194         (214)     148,343
Debt securities........................................      60,093         940         (250)      60,783
Securities held by depository (NOTE 5).................      28,040                      (83)      27,957
Other..................................................      29,042         640          (85)      29,597
                                                         ----------  -----------       -----   ----------
                                                         $  363,178   $   4,219    $    (768)  $  366,629
                                                         ----------  -----------       -----   ----------
                                                         ----------  -----------       -----   ----------

    During the year ended December 31, 1995, marketable securities held for sale with a fair value at the date of sale of $249.5 million were sold. The gross realized gains on such sales totaled $618,000, and the gross realized losses totaled $38,000.

    The following is a summary of marketable securities held for sale as of December 31, 1994 (in thousands):

                                                                        GROSS        GROSS     ESTIMATED
                                                                     UNREALIZED   UNREALIZED      FAIR
                                                            COST        GAINS       LOSSES       VALUE
                                                         ----------  -----------  -----------  ----------
U.S. Government securities.............................  $   27,947   $      54    $           $   28,001
Asset-backed securities................................     138,833           6       (6,471)     132,368
Debt securities........................................      56,920          38       (1,827)      55,131
Securities held by depository (NOTE 5).................      20,258                                20,258
Other..................................................       8,476         362         (101)       8,737
                                                         ----------  -----------  -----------  ----------
                                                         $  252,434   $     460    $  (8,399)  $  244,495
                                                         ----------  -----------  -----------  ----------
                                                         ----------  -----------  -----------  ----------

    During the year ended December 31, 1994 marketable securities held for sale with a fair value at the date of sale of $295.9 million were sold. The gross realized gains on such sales totaled $700,000, and the gross realized losses totaled $200,000.

    The amortized cost and estimated fair value of marketable securities at December 31, 1995 by contractual maturity, are shown below (in thousands). Expected maturities will differ from contractual maturities because the issuers of the securities may have the right to prepay obligations without prepayment penalties. Asset-backed securities do not have single maturity dates.

                                                                                              ESTIMATED
                                                                                     COST     FAIR VALUE
                                                                                  ----------  ----------
Available for sale:
  Due in one year or less.......................................................  $  100,130  $  100,658
  Due after one year through five years.........................................      84,692      85,396
  Due after five years through ten years........................................       2,172       2,229
  Due after ten years...........................................................      21,611      21,864
                                                                                  ----------  ----------
                                                                                     208,605     210,147
  Asset-backed securities.......................................................     146,362     148,343
  Equity securities.............................................................       8,211       8,139
                                                                                  ----------  ----------
                                                                                  $  363,178  $  366,629
                                                                                  ----------  ----------
                                                                                  ----------  ----------

                       HEALTH SYSTEMS INTERNATIONAL, INC.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

3.  ACQUISITIONS
    The following summarizes acquisitions and strategic investments by HSI for the three years ended December 31, 1995:

    GHH -- On December 1, 1995, the Company acquired the outstanding stock of GHH and certain of its for-profit subsidiaries, including Greater Atlantic, an HMO operating in Pennsylvania and New Jersey, for $94 million in cash and notes (the "GHH Transaction"). In connection with the GHH Transaction, the Company also paid an aggregate of $12.5 million to certain affiliated hospitals of Graduate Health System, Inc. ("GHS"), GHH's previous parent company, in return for the extension of term and other amendments to such hospitals' provider contracts with Greater Atlantic. In addition, pursuant to the GHH Transaction, the Company established a hospital management company to manage GHS's Philadelphia-area hospitals and acquired certain other businesses that provide services primarily to the hospitals in the GHS system. The acquisition has been accounted using purchase accounting and the excess of the purchase price over the fair value of assets acquired in the amount of $88.4 million was recorded as goodwill.

    CARE MANAGEMENT SCIENCES CORPORATION -- On September 8, 1995, the Company purchased shares of preferred stock of Care Management Sciences Corporation ("CMS") for an aggregate purchase price of $2 million, which shares represent approximately 21.5% of the outstanding capital of CMS. The Company was issued warrants to purchase additional shares of CMS preferred stock at the same per share purchase price of its initial purchase, which warrants, if fully exercised, would increase the Company's ownership in CMS to 36.8%. In addition, the Company (as part of the stock acquisition) has provided CMS with a $1 million line of credit. CMS develops, licenses and supports proprietary software related to the health care industry. Accordingly, the Company has accounted for its investment in CMS using the cost method and such investment is included in other assets.

    HDS -- On June 30, 1995, the Company acquired shares of preferred stock of Health Data Sciences Corporation ("HDS"), representing a minority equity interest in HDS, for an aggregate purchase price of approximately $15.6 million. In addition, the Company entered into certain software licensing and development agreements with HDS. HDS develops, licenses and supports proprietary software and technology related to health care information management systems. On November 13, 1995 and December 29, 1995, the Company acquired additional shares of preferred stock of HDS for an aggregate purchase price of approximately $6.3 million. As of December 31, 1995, the Company's minority interest in HDS represents approximately 16% of the total outstanding capital of HDS. Accordingly, the Company has accounted for its investment in HDS using the cost method and such investment is included in other assets.

    MDEC -- On March 15, 1995, the Company acquired all of the outstanding stock of MDEC, and its wholly-owned subsidiary, M.D. Health Plan, an HMO operating in Connecticut, for $95.4 million. In addition, the Company assumed certain contractual obligations related to MDEC stock appreciation rights equal in value to $5.1 million. The acquisition has been accounted using purchase accounting and the excess of the purchase price over the fair value of assets acquired totaling $97.1 million was recorded as goodwill in the amount of $89.1 million and employer group contracts in the amount of $8.0 million.

    QMPHP -- In October 1994, the Company purchased 51% of the outstanding stock of QualMed Plans for Health of Pennsylvania, Inc. ("QMPHP"), a Pennsylvania managed health care provider, for $1.1 million in cash. HSI subsequently increased its ownership interest in QMPHP to 82% through additional capital contributions of approximately $3.5 million. The QMPHP acquisition resulted in $3 million of provider network intangible assets. QMPHP's accounts are consolidated with those of the Company, and the minority stockholders' interest in QMPHP's net assets and income (loss) is included in the Company's financial statements as minority interest.

    HUMANA -- On July 1, 1993, QualMed acquired certain provider, group and subscriber agreements and certain other assets relating to Humana's managed health care business in Colorado for an aggregate

                       HEALTH SYSTEMS INTERNATIONAL, INC.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

3.  ACQUISITIONS (CONTINUED)
purchase price of $1.9 million, which purchase price was subject to downward adjustment to the extent members enrolled under certain contracts subject to the transaction did not enroll under a Company contract. Accordingly, such purchase price was adjusted downward by $450,000.

    HEALTH NET LIFE -- In May 1993, the Company purchased 100% of the outstanding common stock of Health Net Life (HNL -formerly Sentinel Life Insurance Company of California) for $4.2 million. The excess of the purchase price over the fair value of assets acquired was recorded as goodwill of $470,000.

    Summarized below are the unaudited pro forma consolidated results of operations for the Company, as if the acquisition of MDEC and GHH had taken place as of January 1, 1994 (in millions except earnings per share):

                                                                               1995       1994
                                                                             ---------  ---------
Premium revenue............................................................  $   2,692  $   2,614
Net income.................................................................  $      78  $      72
Primary earnings per share.................................................  $    1.60  $    1.46
Fully diluted earnings per share...........................................  $    1.60  $    1.45

4.  PROPERTY AND EQUIPMENT
    Property and equipment consists of the following at December 31, 1995 and 1994 (in thousands):

                                                                           1995        1994
                                                                        ----------  ----------
Furniture, equipment and software.....................................  $  170,342  $  124,353
Leasehold improvements................................................      13,105       8,950
Land and building.....................................................       4,256       3,935
                                                                        ----------  ----------
                                                                           187,703     137,238
  Less accumulated depreciation and amortization......................     102,960      62,143
                                                                        ----------  ----------
Total property and equipment..........................................  $   84,743  $   75,095
                                                                        ----------  ----------
                                                                        ----------  ----------

5.  NOTES PAYABLE

    WELLNESS NOTE

    In connection with the Conversion of Health Net, Health Net issued two non-negotiable promissory notes to the Foundation in the aggregate original principal amount of $225 million. The notes, a $150 million original principal amount senior secured promissory note and a $75 million original principal amount subordinated secured promissory note, bore interest at 10.27% and 7.96% in the years ended 1995 and 1994, respectively. The rate adjusts to 2.5% above the three-year treasury bill auction rate on the last business day before December 31, 1997, 2000, and 2003, but will not be less than 5%. Principal and interest is due in quarterly installments, currently based on a 25-year amortization schedule; in 1996, the amortization schedule is changed to 20 years, and in 1997, the amortization schedule is changed to 15 years. In addition, commencing in 1995, additional payments of principal becomes due to the extent that Health Net has an "Excess Cash Ratio," as defined, in any calendar year. Any remaining unpaid principal and interest is due on December 31, 2006. In January 1994, the Company made a discretionary $50 million prepayment to the Foundation on the subordinated secured promissory note. In April 1995, the Company paid down $135 million of the outstanding Foundation debt, leaving a remaining principal balance on the senior secured promissory note of $19.6 million. (See discussion of credit facility below).

    Health Net's performance under the note obligations has been guaranteed by the Company. In accordance with the provisions of the promissory notes described above, Health Net has provided the Foundation a security interest in the following collateral: premiums receivable, property and equipment and debt securities held by depository (Note 2). Health Net is required to maintain funds in a depository sufficient to

                       HEALTH SYSTEMS INTERNATIONAL, INC.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

5.  NOTES PAYABLE (CONTINUED)
cover the debt service for the next four quarters. These funds totaled $318,000 and $20.3 million at December 31, 1995 and 1994, respectively, and were included in marketable securities held for sale. In addition, Health Net is required to make payments to a sinking fund, commencing in 2003, in order to provide funds for the unpaid principal balloon payment (plus any interest) due in 2006.

    The long-term portion of the principal and interest payments under these notes is subordinated to Health Net meeting its tangible net equity requirements under the Knox-Keene Health Care Service Plan Act.

    Based on the terms of the Conversion as approved by the DOC, Health Net may treat as a deemed principal payment with respect to the senior secured note payable to the Foundation any taxes, penalties or interest assessed with respect to the Conversion (whether resulting from the recently completed examination or otherwise) up to a maximum of $28 million. In March 1995, Health Net and the IRS entered into a settlement of all outstanding issues raised in the audit. The settlements paid were treated as a principal payment on the notes due to the Foundation. (see Note 8).

    CREDIT FACILITY

    On April 12, 1995, the Company obtained a five year unsecured $400 million revolving line of credit (the "Credit Facility") from a lending syndicate led by Bank of America. As of December 31, 1995, the Company had used $310 million of the Credit Facility to fund the prepayment by Health Net of $135 million in debt to the Foundation, $100 million to fund the MDEC acquisition, and $75 million to fund the purchase of GHH. Under the Credit Facility, the Company may incur permitted subordinated indebtedness in a maximum aggregate amount not to exceed $150 million which will be available for acquisition purposes and to provide short-term financing to repurchase shares of stock.

    The Company may elect from various short-term interest rates based upon a spread above the LIBOR rate, or the greater of the bank's reference rate or the federal funds rate plus 1/2%. In addition, the Company may elect a "competitive bid auction" in which participating banks are offered an opportunity to bid alternative rates. The Credit Facility is for a term of five years from the date of execution, with two one year extension options.

    The Company is currently seeking to increase its revolving line of credit under the Credit Facility to $700 million.

    OTHER NOTES PAYABLE

    The Company also has various other notes payable outstanding, both secured and unsecured, totaling $26.8 million and $1.8 million at December 31, 1995 and 1994, respectively. In connection with its acquisition of GHH in 1995, the Company issued a promissory note in the amount of $22.5 million to GHS. Such note bears interest at 7.95% and is payable in 2005.

    The weighted average annual interest rate on the Company's long-term debt was approximately 7.4% for 1995 and 8% for each of the years 1994 and 1993.

                       HEALTH SYSTEMS INTERNATIONAL, INC.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

5.  NOTES PAYABLE (CONTINUED)
    The following table presents the principal payments due with respect to all of the above referenced notes for the five years ending December 31 (in thousands):

1996..............................................  $   2,340
1997..............................................      1,758
1998..............................................        930
1999..............................................      1,013
2000..............................................     23,631
Thereafter........................................    326,748
                                                    ---------
                                                      356,420
Less: current portion.............................      2,340
                                                    ---------
Long-term portion.................................  $ 354,080
                                                    ---------
                                                    ---------

6.  OPERATING LEASES
    The Company leases administrative and medical office space under various operating leases. Certain medical office space is subleased to Participating Medical Groups doing business with the Company. Certain leases contain renewal options and rent escalation clauses. Future minimum lease commitments for noncancelable operating leases at December 31, 1995 are as follows (in thousands):

1996...............................................  $  20,448
1997...............................................     19,018
1998...............................................     13,192
1999...............................................     11,216
2000...............................................     10,816
Thereafter.........................................     23,310
                                                     ---------
Total minimum lease commitments....................  $  98,000
                                                     ---------
                                                     ---------

    Rent expense totaled $17.7 million, $13.8 million and $11.3 million in 1995, 1994 and 1993, respectively.

7.  EMPLOYEE BENEFIT PLANS

    RETIREMENT PLANS

    In 1995 the Company had five separate 401(k) retirement savings plans. Such plans are available to substantially all employees of certain subsidiaries age 21 or older who have completed various periods of continuous service. Non-highly compensated employees as defined by the Internal Revenue Code may defer up to a maximum of 15% of their annual compensation under the 401(k) plans, while highly compensated employees are limited to lesser maximums in compliance with discrimination tests. The Company made certain matching contributions to the plans in 1995. All five of the 401(k) plans were consolidated into a single plan effective January 1, 1996.

    Effective April 30, 1994, the Company's defined benefit pension plan in effect at such time was amended to cease benefit accruals. The plan was subsequently terminated effective December 31, 1994. This freezing of the plan affects the comparability of net periodic pension cost and funded status with that of prior years. In 1994, the Company recorded a $3.1 million gain from the freeze. The plan covered substantially all Health Net employees. Benefits were based on years of service and the employee's compensation during the last five years of employment. The plan's assets consist of investments in a bank's pooled trust fund. Expenses under the 401(k) and defined benefit pension plans totaled $1.3 million in 1995, $2.9 million in 1994 and $5.5 million in 1993.

                       HEALTH SYSTEMS INTERNATIONAL, INC.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

7.  EMPLOYEE BENEFIT PLANS (CONTINUED)
    The following table sets forth the plans' funded status and the amounts recognized in the Company's consolidated financial statements at December 31 (in thousands):

                                                                                       1995       1994
                                                                                     ---------  ---------
Actuarial present value of benefit obligations:
Accumulated vested benefit obligation..............................................  $   6,988  $  12,844
                                                                                     ---------  ---------
                                                                                     ---------  ---------
Projected benefit obligation.......................................................  $   6,988  $  12,844
Plan assets at fair value..........................................................      6,751     12,690
                                                                                     ---------  ---------
Projected benefit obligation greater than plan assets..............................        237        154
Unrecognized net loss..............................................................       (832)    (1,135)
Additional minimum liability.......................................................        832      1,135
                                                                                     ---------  ---------
Net pension liability..............................................................  $     237  $     154
                                                                                     ---------  ---------
                                                                                     ---------  ---------

    Net pension costs included the following components for the years ended December 31 (in thousands):

                                                                               1995       1994       1993
                                                                             ---------  ---------  ---------
Service costs, benefits earned during year.................................  $          $          $   2,866
Interest cost on projected benefit obligation..............................        614        644      1,171
Actual return on plan assets...............................................       (749)       123       (819)
Net amortization and deferral..............................................        644     (1,119)       291
                                                                             ---------  ---------  ---------
    Total cost.............................................................  $     509  $    (352) $   3,509
                                                                             ---------  ---------  ---------
                                                                             ---------  ---------  ---------

    The projected benefit obligation was determined using a discount rate of 5.25% for 1995 and 5.25% for 1994 and an assumed rate of compensation increase was not applicable in 1995 nor 1994. The net pension costs were determined using the aforementioned assumptions and an expected long-term rate of return on plan assets of 8% for each of the years 1995, 1994 and 1993.

    On December 15, 1992, the Company adopted a Supplemental Executive Retirement Plan (the "Prior SERP"). Certain key executives were eligible to participate in the Prior SERP. Under the provisions of the Prior SERP, these executives could elect to credit amounts to the Prior SERP in lieu of compensation. The annual amount so credited was equal to 50% of the premium that would be required to fund a premium variable life insurance policy. The Company then credited the executive's SERP account with the remaining 50% premium. Upon death, beneficiaries are entitled to receive the entire death benefit under the policy plus an additional 78.5% of policy benefits. At retirement or termination, the executive is entitled to the cash surrender value of the policy plus an additional 78.5% of such cash surrender value. The termination or retirement benefit must be paid to the executive in a lump sum. This Prior SERP was discontinued in December 1995.

    A new SERP program (the "Current SERP") was approved effective January 1, 1996. The new SERP plan ensures that executives who retire at age 62 or later and have worked for the Company or a predecessor organization for at least 15 years receive 50% of average pay (salary and bonus) when combined with Social Security and all other employer provided retirement benefits provided under current and prior programs including the accumulated value of company contributions to the Company's 401(k) plan and Profit Sharing Plan for the account of such individuals, along with benefits accrued under the prior SERP frozen in 1995. Executives with less than 15 years of service at age 62 will receive a reduced benefit under this plan, and executives must accrue at least five years of service to receive a partial benefit. Those terminating with between 5 and 10 years of service are entitled to receive a partial benefit, and executives who terminate with 10 or more years of service will be 100% vested on earned benefits.

                       HEALTH SYSTEMS INTERNATIONAL, INC.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

7.  EMPLOYEE BENEFIT PLANS (CONTINUED)
    The Company also has adopted the Health Net Board of Directors Retirement Plan. The plan covers all outside members of the Health Net Board of Directors retiring on or after age 65 for a duration not to exceed the period of service as a director.

    Expense under the Prior SERP and Health Net Board of Directors Retirement Plan totaled $1.8 million in 1995, $2.5 million in 1994 and $3.0 million in 1993.

    POST-RETIREMENT HEALTH AND LIFE BENEFITS

    The Company sponsors a defined-benefit health care plan for its Health Net employees that provides post-retirement medical benefits to full-time employees and their eligible dependents for employees who have worked ten years and attained age 55. The Company pays 100% of the cost of medical, dental, prescription and vision benefits for those employees who retire on or before December 1, 1995; for employees retiring after December 1, 1995, the Company pays 25% of the cost of medical coverage for those employees with ten years of service, increasing 5% a year to 25 years or more of service, at which time 100% of the cost is borne by the Company. The health care plan includes certain cost-sharing features such as deductibles, coinsurance and maximum annual benefit amounts for certain benefits.

    The following table presents this plan's funded status and the amounts recognized in the Company's consolidated financial statements at December 31 (in thousands):

                                                                                         1995       1994
                                                                                       ---------  ---------
Accumulated post-retirement benefit obligations:
Retirees.............................................................................  $   1,251  $     975
Active...............................................................................      2,800      2,181
                                                                                       ---------  ---------
Plan assets at fair value............................................................      4,051      3,156
                                                                                       ---------  ---------
Accumulated benefit obligation in excess of plan assets..............................      4,051      3,156
Unrecognized net gain from past experience different from that assumed and from
 changes in assumptions..............................................................        328        627
                                                                                       ---------  ---------
Accrued post-retirement benefit cost at year end.....................................  $   4,379  $   3,783
                                                                                       ---------  ---------
                                                                                       ---------  ---------

    Net periodic post-retirement cost includes the following for the years ended December 31 (in thousands):

                                                                                    1995       1994       1993
                                                                                  ---------  ---------  ---------
Service cost....................................................................  $     390  $     413  $     341
Interest cost...................................................................        266        211        184
Net amortization and deferral...................................................                    (4)       (11)
                                                                                  ---------  ---------  ---------
    Total cost..................................................................  $     656  $     620  $     514
                                                                                  ---------  ---------  ---------
                                                                                  ---------  ---------  ---------

    The weighted-average annual assumed rate of increase in the per capita cost of covered benefits (i.e., health-care cost-trend rate) is 9% for 1996, and is assumed to decrease gradually to 5.5% for 2007 and remain at that level thereafter. The health-care cost-trend rate assumption has a significant effect on the amounts reported. To illustrate, increasing the assumed health care cost-trend rates by one percentage point in each year would increase the accumulated post-retirement benefit obligation as of December 31, 1995 by $200,000 and the aggregate of service and interest cost components of net periodic post-retirement benefit cost for the year then ended by $850,000. The weighted-average discount rate used in determining the accumulated post-retirement benefit obligation was 7.5% for 1995, 8.5% in 1994 and 7.5% for 1993.

                       HEALTH SYSTEMS INTERNATIONAL, INC.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

7.  EMPLOYEE BENEFIT PLANS (CONTINUED)
    The Company also sponsors a life insurance plan, funded entirely by the Company. The amount of coverage varies with the maximum amount of three times earnings not to exceed $500,000. The Company's policy is to fund the cost of benefits for the health care and life insurance plans in amounts determined at the discretion of management, after consultation with an independent actuary.

    EMPLOYEE STOCK PURCHASE PLAN

    In 1993 the Company's Board of Directors approved the Health Systems International Employee Stock Purchase Plan, effective February 15, 1993. The plan provides employees of the Company with an opportunity to purchase stock through payroll deductions. The Company has reserved 1,000,000 shares of its Class A Common Stock for issuance under the plan. Eligible employees may purchase up to $25,000 in fair market value annually of the Company's Common Stock at 85% of the lower of the market price on either the first or the last day of each offering period. During 1995, 1994 and 1993, 48,530 shares, 54,382 shares and 49,416 shares, respectively, were issued under the plan at prices of $20.93 and $23.06 in 1995, $10.73 and $21.04 in 1994 and $10.63 and $11.90 in
1993.

    PERFORMANCE-BASED ANNUAL BONUS PLAN

    The Company has a Performance-Based  Annual Bonus Plan that qualifies  under
Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code"). Under the plan, if the Company meets certain financial and operating targets, certain executives subject to the limitations of Section 162(m) of the Code become eligible to receive annual cash bonuses based on a maximum pool of 2.5% of consolidated operating income and on the executives' salaries in relation to the pool. Amounts payable to such executives from such pool are subject to downward adjustment by the Company's Compensation and Stock Option Committee.

    MANAGEMENT BONUS PLAN

    The Company also has a Management Bonus Plan whereby certain executives become eligible to receive annual cash bonuses if the Company and such executives meet certain financial and operating targets.

8.  COMMITMENTS AND CONTINGENCIES

    IRS EXAMINATION

    Health Net was under audit by the IRS during 1995 and 1994. The principal issue during the course of the audit was whether Health Net qualified as a tax-exempt entity for certain periods prior to the Conversion. In March 1995, Health Net and the IRS entered into a settlement of all outstanding issues raised in the audit. The settlement paid was treated as a payment on the notes due to the Foundation, in accordance with the terms of such notes.

    A deferred tax liability account was previously established by the Company to cover potential liabilities relating to the above mentioned audit. As a result of this settlement, the deferred tax liability and associated goodwill of approximately $33.0 million have been eliminated.

    FTB EXAMINATION

    Health Net is currently under examination by the California Franchise Tax Board ("FTB"). Issues raised by such examination include, among other issues, tax ramifications of the Conversion. Although it is not possible to predict with any certainty the outcome of the examination, the Company's management believes, based on advice of legal counsel, that Health Net has substantial bases for its positions on issues likely to arise during the course of the examination. The ultimate resolution of these matters should not have a material adverse effect on the financial statements of the Company.

    LITIGATION

    In January, 1995, two purported class action lawsuits were filed against the Company and the members of its Board of Directors alleging breach of fiduciary duties to the Company's public stockholders by refusing

                       HEALTH SYSTEMS INTERNATIONAL, INC.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

8. COMMITMENTS AND CONTINGENCIES (CONTINUED) to seriously consider certain acquisition bids for the Company. The complaint requests an injunction ordering the directors to evaluate alternatives to maximize stockholder value, to ensure that no conflicts of directors' interests exist, to account for damages allegedly suffered, and to pay plaintiff's legal costs. The Company and its individual directors believe that both lawsuits are wholly without merit and intend to defend against each of the actions vigorously.

    The Company is involved in various other legal proceedings, which are routine in its business. In the opinion of management, based upon current facts and circumstances known by the Company, the resolution of these matters should not have a material adverse effect on the financial position or results of operations of the Company.

9.  TRANSACTIONS WITH RELATED PARTIES
    During 1993, a stockholder, prior director and the prior chief legal officer and secretary of the Company, was a partner of a law firm from which the Company purchased legal services in the amount of $2.4 million. The law firm became part of the Company's in-house legal department in July 1993, and no fees have been billed to the Company since then.

    Three directors of the Company are partners of law firms which received legal fees totaling $1.9 million, $1.5 million and $4.4 million in 1995, 1994 and 1993, respectively.

    An officer of a contracted hospital is also a member of the Company's Board of Directors. Medical costs paid to the provider totaled $55.3 million, $14.0 million and $8.0 million in 1995, 1994 and 1993, respectively. Such contracted hospital is also an employer group of the Company. The Company received premium revenues of $3 million annually in 1995, 1994 and 1993, respectively.

    A director of a subsidiary of the Company is a majority owner of a contracted provider of Health Net. The Company paid professional and institutional capitation fees to the medical group totaling $36.7 million, $36.5 million and $55.9 million in 1995, 1994 and 1993, respectively.

    A director of the Company was an officer of an employer group until October 1994. In 1994 and 1993, the Company received premium revenues of $17 million and $14 million, respectively, from the group.

    A stockholder and director of the Company is an officer of a consulting firm which received approximately $50,000 in 1995 pursuant to a consulting agreement to pay for certain consulting services provided to a subsidiary of the Company in connection with its warehouse operations. In addition, a subsidiary of the Company, paid approximately $90,000 and $70,000 to the consulting firm for real estate consulting services rendered in 1995 and 1994, respectively.

    In 1995, the Company advanced an aggregate sum of approximately $16.3 million to three of its former executive officers and directors in connection with the future repurchase of shares of HSI Class A Common Stock held by such individuals. This repurchase agreement was entered into in connection with certain severance agreements between the Company and each such individual in connection with his or her termination of employment. Such advances were non-interest bearing and were secured by a pledge of shares of Class A Common Stock, which shares were ultimately repurchased by the Company in January 1996.

10. STOCK OPTION PLANS
    HSI has various outstanding stock option plans which cover certain employees and non-employee directors. Such plans have been adopted by the stockholders and options have been granted under such plans. A summary of the plans which exist as of December 31, 1995 is as follows:

    1989 PLAN -- In 1989, 2,210,000 shares of the Company's Class A shares were authorized to be issued under future grants to officers, directors and certain employees pursuant to the 1989 Stock Option Plan.

                       HEALTH SYSTEMS INTERNATIONAL, INC.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

10. STOCK OPTION PLANS (CONTINUED)
Options exercised under the plan totaled 785,551, 227,000 and 151,000 in 1995, 1994 and 1993, respectively, at prices per share of between $1.50 and $13.50 in 1995, $1.50 and $13.50 in 1994, and $1.50 and $5.25 in 1993.

    1991 PLAN -- In 1991, 1,000,000 shares of the Company's Class A shares were authorized to be issued under future grants to officers and employees of the Company pursuant to the 1991 Stock Option Plan. The authorized number of shares was subsequently increased to 5,000,000. Options exercised under the plan totaled 120,086, 164,700 and 2,000 in 1995, 1994 and 1993, respectively, at prices per share of between $13.75 and $28.25 in 1995, $13.00 and $18.25 in 1994 and at $14.88 in 1993.

    NON-EMPLOYEE DIRECTOR PLAN -- In 1991, 100,000 shares of Class A shares were authorized to be issued under grants to non-employee directors of the Company pursuant to its Non-Employee Director Stock Option Plan. The authorized number of shares was subsequently increased to 300,000. Options exercised under the plan totaled 10,000, 10,000 and 5,000 in 1995, 1994 and 1993, respectively, at prices per share of between $11.63 and $13.88 in 1995, $11.625 and $14.50 in 1994 and at $11.625 in 1993.

    The following table summarizes the status of stock option plans as of December 31:

                                                           1995             1994             1993
                                                      ---------------  ---------------  ---------------
Outstanding, beginning of year......................        2,617,815        1,770,264        1,967,436
  Granted...........................................           71,586        1,297,665           75,000
  Exercised.........................................         (915,637)        (401,114)        (158,192)
  Forfeited.........................................         (101,200)         (49,000)        (113,980)
                                                      ---------------  ---------------  ---------------
Outstanding, end of year............................        1,672,564        2,617,815        1,770,264
Exercisable, end of year............................        1,618,564        1,280,030        1,622,954
Exercise price per share............................    $5.25-$27.875    $1.50-$36.125    $1.50-$18.875

                       HEALTH SYSTEMS INTERNATIONAL, INC.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

11. INCOME TAXES
    Significant components of the Company's deferred tax liabilities and assets as of December 31 are as follows (in thousands):

                                                                                      1995       1994
                                                                                    ---------  ---------
Deferred tax liabilities:
  Tax over book amortization......................................................  $     230  $
  Unrealized gain on marketable securities........................................      1,501
  Pre-conversion income tax reserves for book/tax differences on net assets.......                35,463
  Other...........................................................................      2,454      2,098
                                                                                    ---------  ---------
    Total deferred tax liabilities................................................      4,185     37,561
                                                                                    ---------  ---------
Deferred tax assets:
  Unrealized loss on marketable securities........................................                 3,201
  Estimated claims payable in excess of current tax deduction.....................      5,588     16,569
  Other non-claimed accruals in excess of current tax deduction...................      7,337      4,475
  Other post-employment benefit obligations.......................................      1,034        770
  Book over tax depreciation......................................................      1,765        629
  Book over tax amortization......................................................                 5,832
  Accrued compensation............................................................      1,447      2,766
  State franchise tax.............................................................      3,244      3,642
  Accrued merger related costs....................................................      2,986      3,191
  Deferred rent...................................................................      1,296      1,498
  Other...........................................................................        348        385
                                                                                    ---------  ---------
    Total deferred tax assets.....................................................     25,045     42,958
                                                                                    ---------  ---------
  Net deferred tax assets.........................................................  $  20,860  $   5,397
                                                                                    ---------  ---------
                                                                                    ---------  ---------

    The accrual for the book/tax differences on net assets was established with the Conversion. The initial amount of the accrual was $34.7 million which resulted in a corresponding charge to goodwill. In March 1995, Health Net entered into a settlement with the IRS, resulting in the reduction of the deferred tax liability and associated goodwill by $33.0 million.

    During the years ended December 31, 1995, 1994 and 1993, tax benefits totaling $8,663,000, $1,515,000 and $833,000, respectively, were realized as a result of compensation recognized for tax purposes relating to the exercise of stock options and were recorded as an increase in additional paid-in capital.

    The Company has utilized pre-acquisition operating losses of subsidiaries acquired which could differ from amounts allowed by the tax authorities. Management believes it has adequately provided for any increases in taxes that might result from any reduction of the realization of net operating loss carryforwards.

                       HEALTH SYSTEMS INTERNATIONAL, INC.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

11. INCOME TAXES (CONTINUED)
    Significant components of the provision for income taxes are as follows for the three years ended December 31 (in thousands):

                                                                           1995       1994       1993
                                                                         ---------  ---------  ---------
Current:
  Federal..............................................................  $  39,273  $  49,641  $  40,322
  State................................................................     11,552     12,971      8,748
                                                                         ---------  ---------  ---------
    Total current......................................................     50,825     62,612     49,070
                                                                         ---------  ---------  ---------
Deferred:
  Federal..............................................................     12,596        (27)   (17,068)
  State................................................................      3,886        174     (3,564)
                                                                         ---------  ---------  ---------
    Total deferred.....................................................     16,482        147    (20,632)
                                                                         ---------  ---------  ---------
                                                                         $  67,307  $  62,759  $  28,438
                                                                         ---------  ---------  ---------
                                                                         ---------  ---------  ---------

    Following is a reconciliation of income tax computed at the U.S. federal statutory tax rates to income tax expense for the three years ended December 31 (in thousands):

                                                                           1995       1994       1993
                                                                         ---------  ---------  ---------
 Income taxes at the federal statutory rate............................  $  54,825  $  52,769  $  18,202
  State income taxes, net of federal tax benefit.......................     10,035      8,544      4,147
  Merger-related expenses..............................................                   262      3,788
  Goodwill amortization................................................      2,099
  Other, net...........................................................        348      1,184      2,301
                                                                         ---------  ---------  ---------
                                                                         $  67,307  $  62,759  $  28,438
                                                                         ---------  ---------  ---------
                                                                         ---------  ---------  ---------

12. QUARTERLY INFORMATION (UNAUDITED)

    The following interim financial information presents the 1995 and 1994 results of operations on a quarterly basis (in thousands except per share data):

                                                                    1995 QUARTER ENDED
                                                    ---------------------------------------------------
                                                    MARCH 31,    JUNE 30,   SEPTEMBER 30,  DECEMBER 31,
                                                    ----------  ----------  -------------  ------------
Revenues..........................................  $  627,497  $  660,712   $   702,882    $  740,961
Merger-related costs..............................       8,927       2,185         2,328         6,724
Income from operations............................      29,173      39,036        38,955        35,984
Net income........................................      18,911      22,966        24,284        23,431
Earnings per share................................        0.38        0.47          0.50          0.48

                                                                    1994 QUARTER ENDED
                                                    ---------------------------------------------------
                                                    MARCH 31,    JUNE 30,   SEPTEMBER 30,  DECEMBER 31,
                                                    ----------  ----------  -------------  ------------
Revenues..........................................  $  564,655  $  571,148   $   580,837    $  589,522
Merger-related costs..............................                                                 672
Income from operations............................      34,832      34,992        36,461        38,891
Net income........................................      20,527      21,254        22,415        23,879
Earnings per share................................        0.41        0.43          0.45          0.48

13. FAIR VALUE INFORMATION
    The Company has estimated the fair value of financial instruments held as of December 31, 1995 and 1994 in accordance with the requirements of SFAS No. 107, "Disclosures about Fair Value of Financial

                       HEALTH SYSTEMS INTERNATIONAL, INC.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

13. FAIR VALUE INFORMATION (CONTINUED)
Instruments." The estimated fair value amounts of cash equivalents, marketable securities held for sale and notes payable approximate their carrying amounts in the financial statements and have been determined by the Company using available market information and appropriate valuation methodologies. The carrying amount of cash equivalents approximate fair value due to the short maturity of those instruments. The fair values of marketable securities are estimated based on quoted market prices and dealer quotes for similar investments. The fair value of notes payable is estimated based on the quoted market prices for the same or similar issues or on the current rates offered to the Company for debt of the same remaining maturities. Considerable judgment is required to develop estimates of fair value. Accordingly, the estimates are not necessarily indicative of the amounts the Company could have realized in a current market exchange as of December 31, 1995 and 1994. The use of different market assumptions and/or estimation methodologies may have a material effect on the estimated fair value amounts.

    The fair value estimates are based on pertinent information available to management as of December 31, 1995 and 1994. Although management is not aware of any factors that would significantly affect the estimated fair value amounts, such amounts have not been comprehensively revalued for purposes of these financial statements since that date, and therefore, current estimates of fair value may differ significantly.

14. COMMON STOCK
    The Company has two classes of Common Stock. The Company's Class A Common Stock and Class B Common Stock have identical rights except that upon the sale or other transfer of the Class B Common Stock, such shares automatically convert to Class A Common Stock. The Foundation is the only holder of record of the Company's Class B Common Stock.

- -------------------------------------------
                                     -------------------------------------------
- -------------------------------------------
                                     -------------------------------------------

    NO DEALER, SALESPERSON OR OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS IN CONNECTION WITH THIS OFFERING OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH OTHER INFORMATION AND REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY, THE SELLING STOCKHOLDER OR THE UNDERWRITERS. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF OR THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO ITS DATE. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY SECURITIES OTHER THAN THE REGISTERED SECURITIES TO WHICH IT RELATES. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY SUCH SECURITIES IN ANY CIRCUMSTANCES IN WHICH SUCH OFFER OR SOLICITATION IN UNLAWFUL.

                                 --------------

                               TABLE OF CONTENTS

                                                    PAGE
                                                    -----
Prospectus Summary.............................           3
Cautionary Statement Regarding Forward-Looking
 Statements....................................           6
Risk Factors...................................           6
The Company....................................           8
Use of Proceeds................................           8
Price Range of Class A Common Stock............           9
Dividend Policy................................           9
Capitalization.................................          10
Selected Consolidated Financial Data...........          11
Management's Discussion and Analysis of
 Financial Condition and Results of
 Operations....................................          12
Business.......................................          17
Management.....................................          28
Principal and Selling Stockholders.............          33
Description of Capital Stock...................          35
Underwriting...................................          36
Legal Matters..................................          39
Experts........................................          39
Available Information..........................          39
Incorporation of Certain Documents by
 Reference.....................................          40
Index to Consolidated Financial Statements.....         F-1


                                8,331,204 SHARES


                       [LOGO]

                                 HEALTH SYSTEMS
                              INTERNATIONAL, INC.

                              CLASS A COMMON STOCK

                                   ---------

                              P R O S P E C T U S

                                          , 1996

                                   ----------

                               SMITH BARNEY INC.
                            DILLON, READ & CO. INC.
                           DEAN WITTER REYNOLDS INC.
                         ROBERTSON, STEPHENS & COMPANY
                              SALOMON BROTHERS INC
                             VOLPE, WELTY & COMPANY

- -------------------------------------------
                                     -------------------------------------------
- -------------------------------------------
                                     -------------------------------------------

INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

                                   [ALTERNATE PAGE FOR INTERNATIONAL PROSPECTUS]
                    SUBJECT TO COMPLETION, DATED MAY 9, 1996

P R O S P E C T U S
                                8,331,204 SHARES
                                                      [LOGO]
                       HEALTH SYSTEMS INTERNATIONAL, INC.
                              CLASS A COMMON STOCK
                                   ---------

    Of the 8,331,204 shares of Class A Common Stock, par value $.001 per share (the "Class A Common Stock"), of Health Systems International, Inc. (the "Company") offered hereby, 3,194,374 shares are being issued and sold by the Company and 5,136,830 shares are being sold by The California Wellness Foundation (the "Selling Stockholder"). The Company will not receive any part of the proceeds from the sale of securities by the Selling Stockholder. Of the 8,331,204 shares of Class A Common Stock offered hereby, 1,666,240 shares are being offered in an international offering outside the United States and Canada by the Managers (as defined) (the "International Offering") and 6,664,964 shares are being offered in the United States and Canada (the "U.S. Offering" and, together with the International Offering, the "Offering") by the U.S. Underwriters (as defined). The public offering price and aggregate underwriting discount per share are identical for both offerings. See "Underwriting."

    The Company's authorized capital stock includes the Class A Common Stock and Class B Common Stock, par value $.001 per share (the "Class B Common Stock" and, together with the Class A Common Stock, the "Common Stock"), and preferred stock. The rights of holders of Class A Common Stock are identical to the rights of holders of Class B Common Stock, except that each share of Class A Common Stock entitles its holder to one vote and the holder of Class B Common Stock generally has no right to vote. Shares of Class B Common Stock are automatically converted into shares of Class A Common Stock on a one-for-one basis upon the sale or transfer of the Class B Common Stock to an unrelated third party. See "Description of Capital Stock."

    The Company's Class A Common Stock is listed on the New York Stock Exchange, Inc. (the "NYSE") under the symbol "HQ." The last reported sales price of the Company's Class A Common Stock as reported on the NYSE on May 8, 1996 was $31 7/8 per share.

    SEE "RISK FACTORS" STARTING ON PAGE 6 FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED IN CONNECTION WITH AN INVESTMENT IN THE CLASS A COMMON STOCK OFFERED HEREBY.

    This document may not be passed on in the United Kingdom to any person unless the person is of a kind described in Article 9(3) of the Financial Services Act 1986 (Investment Advertisements) Order 1988 or as a person to whom such document may otherwise lawfully be issued or passed on.

                                ----------------

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE
     SECURITIES   AND  EXCHANGE  COMMISSION   OR  ANY  STATE  SECURITIES
        COMMISSION PASSED  UPON THE  ACCURACY OR  ADEQUACY OF  THIS
             PROSPECTUS. ANY  REPRESENTATION TO THE CONTRARY IS
                              A CRIMINAL OFFENSE.

                                                    UNDERWRITING                            PROCEEDS TO
                                  PRICE TO         DISCOUNTS AND      PROCEEDS TO THE         SELLING
                                   PUBLIC          COMMISSIONS(1)        COMPANY(2)       STOCKHOLDER (2)
Per Share                            $                   $                   $                   $
Total (3)                            $                   $                   $                   $

(1) The Company and the Selling Stockholder have agreed to indemnify the Managers and the U.S. Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended. See "Underwriting."

(2) Before deducting estimated expenses of $575,134 payable by the Company and $924,866 payable by the Selling Stockholder.

(3) The Selling Stockholder has granted the U.S. Underwriters and Managers a 30-day option to purchase up to 1,249,680 additional shares of Class A Common Stock solely to cover over-allotments, if any. If such option is exercised in full, the total Price to Public, Underwriting Discounts and Commissions, Proceeds to Company and Proceeds to Selling Stockholder will be
    $             , $            , $            and $            , respectively.
    See "Underwriting."

                               ------------------

    The shares of Class A Common Stock are being offered by the Managers named herein, subject to prior sale, when, as and if accepted by them and subject to certain conditions. It is expected that certificates for the shares of Class A Common Stock offered hereby will be available for delivery on or about
          , 1996, at the offices of Smith Barney Inc., 14 Wall Street, New York, New York 10005.

                                ----------------
SMITH BARNEY INC.
          DILLON, READ & CO. INC.
                    DEAN WITTER INTERNATIONAL LTD.
                              ROBERTSON, STEPHENS & COMPANY
                                          SALOMON BROTHERS INTERNATIONAL LIMITED
                                                          VOLPE, WELTY & COMPANY

          , 1996

                 [ALTERNATE PAGE FOR INTERNATIONAL PROSPECTUS]
      CERTAIN UNITED STATES TAX CONSEQUENCES TO NON-UNITED STATES HOLDERS

    The following general discussion is a summary of certain United States federal income and estate tax consequences of the ownership and disposition of Class A Common Stock applicable to Non-U.S. Holders of such Class A Common Stock. A "Non-U.S. Holder" is a person or entity other than (i) a citizen or resident of the United States, (ii) a corporation or partnership or other entity created or organized in the United States or under the laws of the United States or of any state thereof, or (iii) an estate or trust whose income is includable in gross income for United States federal income tax purposes regardless of its source. For purposes of the withholding tax on dividends discussed below, a non-resident fiduciary of an estate or trust will be considered a Non-U.S. Holder.

    This discussion does not consider specific facts and circumstances that may be relevant to a particular Non-U.S. Holder's tax position and does not consider United States state and local or non-United States tax consequences. This discussion also does not consider the tax consequences to any person who is a stockholder, partner or beneficiary of a holder of the Class A Common Stock. Furthermore, the following discussion is based on current provisions of the United States Internal Revenue Code of 1986, as amended (the "Code"), and administrative and judicial interpretation of the Code as of the date hereof, all of which are subject to change. Each prospective Non-U.S. Holder is urged to consult its own tax adviser with respect to the United States federal income and estate tax consequences and United States state and local tax consequences of owning and disposing of shares of Class A Common Stock, as well as any tax consequences arising under the laws of any other taxing jurisdiction.

DIVIDENDS

    In general, dividends paid to a Non-U.S. Holder will be subject to United States withholding tax at a 30% rate (or a lower rate prescribed by an applicable tax treaty) unless the dividends are either (i) effectively connected with a trade or business carried on by the Non-U.S. Holder within the United States, or (ii) if a tax treaty applies, attributable to a United States permanent establishment maintained by the Non-U.S. Holder. Dividends effectively connected with such trade or business or attributable to such permanent establishment generally will not be subject to withholding (if the Non-U.S. Holder files certain forms with the payor of the dividend) and generally will be subject to United States federal income tax in the same manner as if the non-U.S. Holder was a United States resident. In the case of a Non-U.S. Holder which is a corporation, such effectively connected income may also be subject to an additional "branch profits tax" (which is generally imposed on a foreign corporation on the repatriation from the United States of effectively connected earnings and profits). To determine the applicability of a tax treaty providing for a lower rate of withholding, dividends paid to an address in a foreign country are presumed under current Treasury Department regulations to be paid to a resident of that country. Treasury Department regulations proposed in April 1996 would, if adopted in final form, require Non-U.S. Holders to file a "withholding certificate" with the Company's withholding agent (or, under certain circumstances, a "qualified intermediary") to obtain the benefit of an applicable tax treaty providing for a lower rate of withholding tax on dividends. Such certificate would have to contain the name and address of the holder and the basis for any reduced rate claimed. These withholding certificates would be required for dividend payments made after December 31, 1999.

GAIN ON DISPOSITION

    A Non-U.S. Holder generally will not be subject to United States federal income tax on any gain recognized on a disposition of a share of Class A Common Stock unless (i) the Company is or has been a "U.S. real property holding corporation" for United States federal income tax purposes as defined in the Code (which the Company does not believe that it is or is likely to become) and, assuming that the Class A Common Stock is "regularly traded on an established securities market" for purposes of Section 897 of the Code, the Non-U.S. Holder disposing of the share owned, directly or constructively, at any time during the five-year period preceding the disposition, more than five percent of the Class A Common Stock; (ii) the gain is effectively connected with a trade or business carried on by the Non-U.S. Holder within the United States or, if a tax treaty applies, attributable to a United States permanent establishment maintained by the Non-U.S. Holder, (iii) in the case of a Non-U.S. Holder who is an individual, who holds the share as a capital asset and who is present in the United States for 183 days or more in the taxable year of the disposition, either (a) such Non-U.S. Holder has a "tax home" (as defined for United States federal income tax purposes) in the United States and the gain from the disposition is not attributable to an office or other fixed place of business maintained by such Non-U.S. Holder outside of the United States or (b) the gain from the disposition is attributable to an office or other fixed place of business maintained by such Non-U.S. Holder in the United States; or (iv) the Non-U.S. Holder is subject to a tax pursuant to provisions of the Code applicable to certain United States expatriates.

FEDERAL ESTATE TAX

    Shares of Class A Common Stock owned or treated as owned by an individual who is not a citizen or resident (as defined for United States federal estate tax purposes) of the United States at the time of death will be includable in the individual's gross estate for United States federal estate tax purposes unless an applicable estate tax treaty provides otherwise. Estates of non-resident aliens are generally allowed a statutory credit which generally has the effect of offsetting the United States federal estate tax imposed on the first $60,000 of the taxed estate.

BACKUP WITHHOLDING AND INFORMATION REPORTING REQUIREMENTS

    The Company must report annually to the Internal Revenue Service and to each Non-U.S. Holder the amount of dividends paid to, and the tax withheld with respect to, such holder. These information reporting requirements apply regardless of whether withholding was reduced or eliminated by an applicable tax treaty. Copies of these information returns may also be made available under the provisions of a specific treaty or agreement to the tax authorities in the country in which the Non-U.S. Holder resides.

    United States backup withholding tax (which generally is a withholding tax imposed at the rate of 31% on certain payments to persons that fail to furnish the information required under the United States information reporting requirements) will generally not apply to dividends paid on Class A Common Stock to a Non-U.S. Holder at an address outside the United States, unless the payor has knowledge that the payee is a U.S. Holder.

    The payment of the proceeds from the disposition of Class A Common Stock to or through the United States office of a broker will be subject to information reporting and backup withholding at a rate of 31% unless the owner, under penalties of perjury, certifies, among other things, its status as a Non-U.S. Holder, or otherwise establishes an exemption. The payment of the proceeds from the disposition of Class A Common Stock to or through a non-United States office of a non-United States broker generally will, except as noted below, not be subject to backup withholding and information reporting. In the case of proceeds from a disposition of Class A Common Stock paid to or through a non-United States office of a United States broker or paid to or through a non-United States office of a non-United States broker that is (i) a "controlled foreign corporation" for United States federal income tax purposes or (ii) a person 50% or more of whose gross income from all sources for a certain three-year period was effectively connected with a United States trade or business, (a) backup withholding will not apply unless the broker has actual knowledge that the owner is not a Non-U.S. Holder, and (b) information reporting will not apply if the broker has documentary evidence in its files that the owner is a Non-U.S. Holder (unless the broker has actual knowledge to the contrary) and certain other conditions are met, or the holder otherwise establishes an exemption.

    Any amounts withheld under the backup withholding rules from a payment to a Non-U.S. Holder will be refunded (or credited against the Non-U.S. Holder's United States federal income tax liability, if any), provided that the required information is furnished to the Internal Revenue Service.

    The backup withholding and information reporting rules would also be changed by Treasury Department regulations proposed in April 1996. These regulations, if adopted in final form, would provide that proceeds from the disposition of Class A Common Stock after December 31, 1997 would be exempt from backup withholding and information reporting only if the Non-U.S. Holder complies with the "withholding certificate" requirements described above or otherwise establishes an exemption.

- -------------------------------------------
                                     -------------------------------------------
- -------------------------------------------
                                     -------------------------------------------

    NO PERSON IS AUTHORIZED IN CONNECTION WITH ANY OFFERING MADE HEREBY TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR ANY MANAGER. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY OF THE SECURITIES OFFERED HEREBY TO ANY PERSON IN ANY JURISDICTION IN WHICH IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION. NEITHER DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE AN IMPLICATION THAT THE INFORMATION HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF. THERE ARE RESTRICTIONS ON THE OFFER AND SALE OF THE SHARES OF CLASS A COMMON STOCK OFFERED HEREBY IN THE UNITED KINGDOM. ALL APPLICABLE PROVISIONS OF THE FINANCIAL SERVICES ACT 1986 AND THE COMPANIES ACT 1985 WITH RESPECT TO ANYTHING DONE BY ANY PERSON IN RELATION TO THE CLASS A COMMON STOCK IN, FROM OR OTHERWISE INVOLVING THE UNITED KINGDOM MUST BE COMPLIED WITH. SEE "UNDERWRITING." IN THIS PROSPECTUS, EACH REFERENCE TO "DOLLARS" AND "$" IS TO UNITED STATES DOLLARS.

                                 --------------

                               TABLE OF CONTENTS

                                                    PAGE
                                                    -----
Prospectus Summary.............................           3
Cautionary Statement Regarding Forward-Looking
 Statements....................................           6
Risk Factors...................................           6
The Company....................................           8
Use of Proceeds................................           8
Price Range of Class A Common Stock............           9
Dividend Policy................................           9
Capitalization.................................          10
Selected Consolidated Financial Data...........          11
Management's Discussion and Analysis of
 Financial Condition and Results of
 Operations....................................          12
Business.......................................          17
Management.....................................          28
Principal and Selling Stockholders.............          33
Description of Capital Stock...................          35
Underwriting...................................          36
Certain United States Tax Consequences to
 Non-United States Holders.....................          39
Legal Matters..................................          41
Experts........................................          41
Available Information..........................          41
Incorporation of Certain Documents by
 Reference.....................................          42
Index to Consolidated Financial Statements.....         F-1

                                 --------------

                 [ALTERNATE PAGE FOR INTERNATIONAL PROSPECTUS]

                                8,331,204 SHARES

                        [LOGO]

                                 HEALTH SYSTEMS
                              INTERNATIONAL, INC.

                              CLASS A COMMON STOCK

                                   ---------

                              P R O S P E C T U S

                                          , 1996

                                   ----------

                               SMITH BARNEY INC.
                            DILLON, READ & CO. INC.
                         DEAN WITTER INTERNATIONAL LTD.
                         ROBERTSON, STEPHENS & COMPANY
                     SALOMON BROTHERS INTERNATIONAL LIMITED
                             VOLPE, WELTY & COMPANY

- -------------------------------------------
                                     -------------------------------------------
- -------------------------------------------
                                     -------------------------------------------

                                    PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

    The expenses to be paid by the registrant in connection with this offering other than underwriting discounts and commissions are estimated as follows:


Securities and Exchange Commission registration fee.............  $ 144,742
NASD filing fee.................................................     30,500
NYSE fees.......................................................     35,000
Printing and engraving..........................................    275,000
Accounting services.............................................    250,000
Legal services..................................................    180,000
Transfer agent and registrar fees...............................     55,000
Blue Sky fees and expenses......................................     25,000
Miscellaneous expenses..........................................    504,758
                                                                  ---------
    Total.......................................................  1,500,000
                                                                  ---------
                                                                  ---------



ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.


    The Company's Certificate and Bylaws contain provisions permitted by the Delaware General Corporation Law (under which the Company is organized) which, in general terms, provide that directors and officers will be indemnified by the Company for all losses that may be incurred by them in connection with any claim or legal action in which they may become involved by reason of their service as a director or officer of the Company, if they meet certain specified conditions. In addition, the Company's Certificate contains provisions permitted by the Delaware General Corporation Law, which limit the monetary liability of directors of the Company for certain breaches of their fiduciary duty of care and provide for the advancement by the Company to directors and officers of expenses incurred by them in defending suits arising out of their service as such. The Company has also entered into agreements with its directors and certain of its officers which essentially provide that the Company will indemnify such directors and officers to the extent set forth in the Certificate and Bylaws of the Company. In addition, the Company maintains a directors' and officers' liability insurance policy.

ITEM 16.  LIST OF EXHIBITS.

    The  following  instruments are  included as  exhibits to  this Registration
Statement  and  are   filed  herewith  unless   otherwise  indicated.   Exhibits
incorporated by reference are so indicated by parenthetical information.


EXHIBIT NO.                                              DESCRIPTION
- -----------  ----------------------------------------------------------------------------------------------------
       1.1   Form of U.S. Underwriting Agreement.
       1.2   Form of International Underwriting Agreement.
       4.1   Form of Class A Common Stock Certificate of HSI (included as Exhibit 4.2 to HSI's Registration
              Statements on Forms S-1 and S-4 (File nos. 33-72892 and 33-72892-01, respectively) which is incorporated by reference herein).
       4.2   Form of Class B Common Stock Certificate of HSI (included as Exhibit 4.3 to HSI's Registration
              Statements on Forms S-1 and S-4 (File nos. 33-72892 and 33-72892-01, respectively) which is incorporated by reference herein).
     4.3.1   Nonnegotiable Senior Secured Promissory Note in the original principal amount of $150,000,000, dated
              January 28, 1992, made by Health Net in favor of The California Wellness Foundation (filed as
              Exhibit 4.8 to HSI's Registration Statements on Forms S-1 and S-4 (File nos. 33-72892 and
              33-72892-01, respectively) which is incorporated by reference herein).

EXHIBIT NO.                                              DESCRIPTION
- -----------  ----------------------------------------------------------------------------------------------------
     4.3.2   Nonnegotiable Subordinated Secured Promissory Note in the original principal amount of $75,000,000, dated January 28, 1992, made by Health Net in favor of The California Wellness Foundation (filed as
              Exhibit 4.9 to HSI's Registration Statements on Forms S-1 and S-4 (File nos. 33-72892 and
              33-72892-01, respectively) which is incorporated by reference herein).
     4.3.3   Senior Security Agreement, dated January 28, 1992, between Health Net and The California Wellness
              Foundation (filed as Exhibit 4.10 to HSI's Registration Statements on Forms S-1 and S-4 (File nos.
              33-72892 and 33-72892-01, respectively) which is incorporated by reference herein).
     4.3.4   Subordinated Security Agreement, dated January 28, 1992, between Health Net and The California
              Wellness Foundation (filed as Exhibit 4.11 to HSI's Registration Statements on Forms S-1 and S-4
              (File nos. 33-72892 and 33-72892-01, respectively) which is incorporated by reference herein).
     4.3.5   Cash Pledge Agreement, dated January 28, 1992, by and between Health Net and The California Wellness
              Foundation (filed as Exhibit 4.12 to HSI's Registration Statements on Forms S-1 and S-4 (File nos.
              33-72892 and 33-72892-01, respectively) which is incorporated by reference herein).
     4.3.6   Sinking Fund Agreement, dated as of January 28, 1992, by and between Health Net and The California
              Wellness Foundation (filed as Exhibit 4.13 to HSI's Registration Statements on Forms S-1 and S-4
              (File nos. 33-72892 and 33-72892-01, respectively) which is incorporated by reference herein).
     4.3.7   Charitable Contribution Grant and Subordination Agreement, dated January 28, 1992, between Health
              Net and The California Wellness Foundation (filed as Exhibit 4.14 to HSI's Registration Statements on Forms S-1 and S-4 (File nos. 33-72892 and 33-72892-01, respectively) which is incorporated by reference herein).
     4.3.8   Guaranty Agreement, dated January 28, 1992, between Health Net and The California Wellness
              Foundation (filed as Exhibit 4.15 to HSI's Registration Statements on Forms S-1 and S-4 (File nos.
              33-72892 and 33-72892-01, respectively) which is incorporated by reference herein).
       5.1   Opinion of McDermott, Will & Emery.
      23.1   Consent of McDermott, Will & Emery (included in Exhibit 5.1).
      23.2   Consent of Ernst & Young LLP.
      23.3   Consent of Deloitte & Touche LLP.
     +24.1   Powers of attorney.
        27   Financial Data Schedule.


- ------------------------

+ Previously filed.


ITEM 17.  UNDERTAKINGS.

    The Company hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Company's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment of the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

    The Company hereby undertakes that:

        (1) For purposes of determining any liability under the Securities Act, the information omitted from the form of Prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of Prospectus filed by the Company pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

        (2) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of Prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES


    Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Amendment to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Pueblo, Colorado on May 8, 1996.


                                          HEALTH SYSTEMS INTERNATIONAL, INC.

                                          By:      /s/ B. CURTIS WESTEN, JR.

                                             -----------------------------------
                                                    B. Curtis Westen, Jr.
                                               SENIOR VICE PRESIDENT, GENERAL
                                                    COUNSEL AND SECRETARY


    Pursuant to the requirements of the Securities Act of 1933, this Amendment to the Registration Statement has been signed by the following persons in the capacities indicated below and on May 8, 1996.


                       SIGNATURE                                                   TITLE
- --------------------------------------------------------  --------------------------------------------------------

                           *
      --------------------------------------------        Director, Chairman of the Board of Directors, President
                  Malik M. Hasan, M.D.                     and Chief Executive Officer

                           *
      --------------------------------------------        Director and Executive Vice President of Medical Affairs
                Dale T. Berkbigler, M.D.

                           *
      --------------------------------------------        Director, Executive Vice President for Finance,
                    E. Keith Hovland                       Treasurer and acting Chief Financial Officer

                           *
      --------------------------------------------        Director
                Lawrence E. Austin, M.D.

                           *
      --------------------------------------------        Director
                   J. Thomas Bouchard

                           *
      --------------------------------------------        Director
                   Charles T. Braden

                           *
      --------------------------------------------        Director
                   George Deukmejian

                       SIGNATURE                                                   TITLE
- --------------------------------------------------------  --------------------------------------------------------

                           *
      --------------------------------------------        Director
                    Thomas T. Farley

                           *
      --------------------------------------------        Director
                  Michael E. Gallagher

                           *
      --------------------------------------------        Director
                    Roger F. Greaves

                           *
      --------------------------------------------        Director
                 Kenneth W. Kizer, M.D.

                           *
      --------------------------------------------        Director
                    Douglas Mancino

                           *
      --------------------------------------------        Director
                  Robert L. Montgomery

                           *
      --------------------------------------------        Director
                    J. Kevin Murphy

          *By        /s/ B. CURTIS WESTEN, JR.
        ---------------------------------------
                 B. Curtis Westen, Jr.
                    ATTORNEY-IN-FACT

                               INDEX TO EXHIBITS


 EXHIBIT                                                                                               SEQUENTIALLY
   NO.                                           DESCRIPTION                                           NUMBERED PAGE
- ---------  ---------------------------------------------------------------------------------------  -------------------
     1.1   Form of U.S. Underwriting Agreement....................................................
     1.2   Form of International Underwriting Agreement...........................................
     4.1   Form of Class A Common Stock Certificate of HSI (included as Exhibit 4.2 to HSI's
            Registration Statements on Forms S-1 and S-4 (File nos. 33-72892 and 33-72892-01,
            respectively which is incorporated by reference herein)...............................
     4.2   Form of Class B Common Stock Certificate of HSI (included as Exhibit 4.3 to HSI's
            Registration Statements on Forms S-1 and S-4 (File nos. 33-72892 and 33-72892-01,
            respectively) which is incorporated by reference herein)..............................
    4.3.1  Nonnegotiable Senior Secured Promissory Note in the original principal amount of
            $150,000,000, dated January 28, 1992, made by Health Net in favor of The California
            Wellness Foundation (filed as Exhibit 4.8 to HSI's Registration Statements on Forms
            S-1 and S-4 (File nos. 33-72892 and 33-72892-01, respectively) which is incorporated by reference herein)..................................................................
    4.3.2  Nonnegotiable Subordinated Secured Promissory Note in the original principal amount of
            $75,000,000, dated January 28, 1992, made by Health Net in favor of The California
            Wellness Foundation (filed as Exhibit 4.9 to HSI's Registration Statements on Forms
            S-1 and S-4 (File nos. 33-72892 and 33-72892-01, respectively) which is incorporated by reference herein)..................................................................
    4.3.3  Senior Security Agreement, dated January 28, 1992, between Health Net and The
            California Wellness Foundation (filed as Exhibit 4.10 to HSI's Registration Statements on Forms S-1 and S-4 (File nos. 33-72892 and 33-72892-01, respectively) which is incorporated by reference herein).....................................................
    4.3.4  Subordinated Security Agreement, dated January 28, 1992, between Health Net and The
            California Wellness Foundation (filed as Exhibit 4.11 to HSI's Registration Statements on Forms S-1 and S-4 (File nos. 33-72892 and 33-72892-01, respectively) which is incorporated by reference herein).....................................................
    4.3.5  Cash Pledge Agreement, dated January 28, 1992, by and between Health Net and The
            California Wellness Foundation (filed as Exhibit 4.12 to HSI's Registration Statements on Forms S-1 and S-4 (File nos. 33-72892 and 33-72892-01, respectively) which is incorporated by reference herein).....................................................
    4.3.6  Sinking Fund Agreement, dated as of January 28, 1992, by and between Health Net and The
            California Wellness Foundation (filed as Exhibit 4.13 to HSI's Registration Statements on Forms S-1 and S-4 (File nos. 33-72892 and 33-72892-01, respectively) which is incorporated by reference herein).....................................................
    4.3.7  Charitable Contribution Grant and Subordination Agreement, dated January 28, 1992, between Health Net and The California Wellness Foundation (filed as Exhibit 4.14 to
            HSI's Registration Statements on Forms S-1 and S-4 (File nos. 33-72892 and
            33-72892-01, respectively) which is incorporated by reference herein).................
    4.3.8  Guaranty Agreement, dated January 28, 1992, between Health Net and The California
            Wellness Foundation (filed as Exhibit 4.15 to HSI's Registration Statements on Forms
            S-1 and S-4 (File nos. 33-72892 and 33-72892-01, respectively) which is incorporated by reference herein)..................................................................
     5.1   Opinion of McDermott, Will & Emery.
    23.1   Consent of McDermott, Will & Emery (included in Exhibit 5.1).
    23.2   Consent of Ernst & Young LLP...........................................................
    23.3   Consent of Deloitte & Touche LLP.......................................................
   +24.1   Powers of attorney.....................................................................
    27     Financial Data Schedule................................................................


- ------------------------

+ Previously filed.